Exhibit 10.12

SUBLEASE

THIS SUBLEASE, dated as of October 18, 2016 (the “Effective Date”), is entered into between SurveyMonkey Inc., a Delaware corporation (“Sublandlord”), and Zuora, Inc. a Delaware corporation (“Subtenant”).

RECITALS

A. Bay Meadows Station 4 Investors, LLC, a Delaware limited liability company (“Master Landlord”) and Sublandlord are parties to that certain Lease Agreement dated July 31, 2015, (the “Master Lease”) a redacted copy of which is attached hereto as Exhibit A. Pursuant to the Master Lease, Master Landlord leases to Sublandlord and Sublandlord leases from Master Landlord approximately One Hundred Ninety Nine Thousand Three Hundred and Thirty Eight (199,338) rentable square feet of office located at Station 4 3050 South Delaware Street, San Mateo, California (the “Premises”). All capitalized terms not otherwise defined in this Sublease shall have the meanings set forth in the Master Lease.

B. Sublandlord desires to sublet a portion of the Premises to Subtenant. The portion is described as the 29,052 square feet of office space described in Exhibit B (“Sublet Portion”). For the avoidance of doubt, the Sublet Portion will not include any portion of or access to the outside roof deck. Subtenant’s share of the Premises is fourteen percent (14%) (“Proportional Share”). Subtenant desires to sublet the Sublet Portion, upon and subject to the terms and conditions set forth in this Sublease.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is acknowledged, Sublandlord and Subtenant agree as follows:

1. PREMISES

Subject to the terms and conditions of this Sublease, Sublandlord sublets the Sublet Portion to Subtenant, and Subtenant sublets the Sublet Portion from Sublandlord.

2. TERM

2.1 Term. The term of this Sublease (the “Term”) shall commence on January 1, 2017, or upon such later date as substantial completion of the Tenant Improvements occurs, both subject to Sublandlord obtaining a Certificate of Occupancy or equivalent government approval for occupancy of the Premises (the “Commencement Date”) and shall expire on the last day of the thirty-sixth (36th) full calendar month following the Commencement Date (the “Expiration Date”). The date this Sublease actually terminates is referred to herein as the “Termination Date”. Promptly after the determination of the Commencement Date, Sublandlord and Subtenant shall execute and deliver a commencement letter in a form prepared by Sublandlord (the “Commencement Letter”) in the form attached as Exhibit C. Subtenant’s failure to execute and return the Commencement Letter, or to provide written objection to the statements contained in the Commencement Letter, within 10 days after the date of receipt the Commencement Letter shall be deemed an approval by Subtenant of the statements contained therein.

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2.2 Extension. Subtenant shall have the option to extend (the “Option”) the Term for an additional period of one (1) year (the “Extension Period”) upon all terms and conditions of the Sublease, except that Subtenant shall have no further right to extend the Term, and the Base Rent shall be increased to the amounts provided for herein. The Option may be exercised only by Subtenant giving Sublandlord irrevocable and unconditional written notice thereof no later than nine (9) months before the commencement of the Extension Period; provided, however, only if Sublandlord intends to occupy the Sublet Portion upon expiration of the initial Term of this Sublease, then Sublandlord may nullify Subtenant’s exercise of the Option by written notice given to Subtenant within thirty (30) days of Subtenant’s exercise of the Option. Said exercise shall, at Sublandlord’s election, be null and void if Subtenant is in default under the Sublease at the date of said notice or at any time thereafter and prior to commencement of the Extension Period. If Subtenant shall fail to exercise the Option in accordance with the terms hereof, said Option shall terminate and be null and void. If Sublandlord shall fail to nullify said exercise within the period set forth above, Sublandlord’s nullification right shall terminate and be null and void. Subtenant’s exercise of the Option shall not operate to cure any default by Subtenant of any of the terms or provisions in this Sublease, nor to extinguish or impair any rights or remedies of Sublandlord arising by virtue of such default. If the Sublease or Subtenant’s right to possession of the Sublet Portion shall terminate in any manner whatsoever before Subtenant shall exercise the Option, or before the commencement of the Extension Period, or if Subtenant shall have assigned the Sublease or subleased all or any portion of the Sublet Portion before Subtenant shall have exercised the Option, then immediately upon such termination, sublease or assignment, the Option shall simultaneously terminate and become null and void. If the Term of the Sublease shall terminate for any reason prior to the expiration of the initial Term, then the Option shall become null and void, whether or not it has been previously exercised. Time is of the essence of this provision. The Extension Period shall be upon all the same terms and conditions of the Sublease except the Base Rent for the Extension Period shall increase by two and fifty hundredths percent (2.50%) over Base Rent payable in the last month of the initial Term.

2.3 Early Access. Provided the same does not interfere with completion of the Tenant Improvements, as reasonably determined by Sublandlord, Subtenant may, up to twenty-eight (28) days prior to the Commencement Date, enter the Sublet Portion for the sole and exclusive purpose of installing its furniture, equipment and other personal property. Notwithstanding the foregoing, (i) such entry shall be subject to the terms and conditions of this Sublease, provided that Subtenant shall not be required to pay Base Rent, Expenses or the Subtenant TI Cost Reimbursement for any entry or possession during such period before the Commencement Date, except for the cost of services requested by Subtenant (e.g. after hours HVAC service); (ii) Subtenant shall not conduct its business from the Sublet Portion during the period of such entry, (iii) such entry shall be subject to such rules and regulations as Master Landlord and Sublandlord may reasonably promulgate and Subtenant shall ensure that any architect, engineer, designer, contractor and workman

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employed by Subtenant observes such rules, and prior to commencement of any work in the Sublet Portion, makes appropriate arrangements with Sublandlord, particularly with respect to: material and equipment storage; time and place of deliveries; hours of work and coordination of work; power, heating and washroom facilities; scheduling; security; and clean-up; and (iv) any such entry shall be at Subtenant’s risk and Sublandlord shall have no liability for any loss, damage or injury to Subtenant’s personal property, equipment, employees or agents which may be on or about the Sublet Portion during the period of such entry and, except for any injury to Subtenant’s employees or agents to the extent caused the negligence or willful misconduct of Sublandlord, Subtenant hereby releases Sublandlord from any claim with respect thereto from whatever cause.

2.4 Failure to Deliver Possession. If for any reason Sublandlord cannot deliver possession of the Sublet Portion to Subtenant by the Commencement Date, the Commencement Date shall be delayed until the day the Sublet Portion is delivered to Subtenant. If Sublandlord has not delivered to Subtenant the Sublet Portion by January 31, 2017 (subject to extension due to a Force Majeure Event or any delay caused by Subtenant), Subtenant shall, until such time the Sublet Portion is delivered, have the right to terminate this Sublease by delivery to Sublandlord a termination notice, which shall be effective immediately upon receipt by Sublandlord. Upon request by Subtenant, Sublandlord shall keep Subtenant apprised as to the anticipated Commencement Date. Sublandlord shall notify Subtenant via email in writing at least five (5) days prior to delivering the Sublet Portion to Subtenant.

3. CONDITION OF PREMISES.

3.1 As-Is. On the Commencement Date, Sublandlord agrees to deliver, and Subtenant agrees to accept, the Sublet Portion in its “As-Is, Where Is” condition, except that Sublandlord shall deliver the Sublet Portion to Subtenant in good working condition, including, but not limited to the roof/HVAC, electrical, plumbing, elevator and lighting, and with the tenant improvements described in Section 4.3 below substantially completed in all material respects.

3.2 Access Sublandlord shall provide Subtenant with a total of 265 access cards as requested by Subtenant. If a card is lost and/or needs to be replaced or is not returned to Sublandlord upon termination Subtenant shall pay Sublandlord’s actual cost but in any event not to exceed $10.00 per card. Sublandlord will administer issuance and other clerical aspects of the access system as the control is located in space that Sublandlord is occupying. Subtenant will record the recipient of each issued or reissued access card, and will maintain accurate records of such, and share such records with Sublandlord upon request. Subtenant will promptly notify Sublandlord of any lost, stolen, or reissued access card upon having knowledge of such loss. Any security or keycard costs incurred by Subtenant due to requests, action or inaction of Subtenant shall be paid by Subtenant upon demand.

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4. RENT

4.1 Base Rent. Simultaneously with Subtenant’s execution of the Sublease, Subtenant shall pay to Sublandlord via wire or cashier’s check one (1) month’s Base Rent in the amount of one hundred twenty-nine thousand two hundred eighty-one 40/100 dollars ($129,281.40). Beginning Month Thirteen (13) of the Term, there will be two and fifty hundredths percent (2.50%) annual increases of the Base Rent as set forth in the Rent Schedule herein. If the Commencement Date is not the first of a month, on the Commencement date Subtenant shall pay, via wire of cashier’s check, Base Rent in a pro-rated amount for the partial month between the Commencement Date and the last day of the month. After the Commencement Date, Base Rent shall be paid via wire or via cashier’s check, monthly on the first of the month starting on the first day of the second full month.

Rent Schedule:

From	To	Months	Monthly Rent
1/1/2017	12/31/2017	12	$129,281.40
1/1/2018	12/31/2018	12	$132,513.44
1/1/2019	12/31/2019	12	$135,826.27

4.2 Additional Rent On the Commencement Date and on the first of each month thereafter Subtenant shall pay its pro-rata share of the estimated Additional Rent charged to Sublandlord by Master Landlord pursuant to Section 6.2 of the Master Lease and those costs charged to Sublandlord by Master Landlord pursuant to Master Lease (collectively “Expenses”) via wire or via cashier’s check. The Sublease will be a triple-net (NNN) lease and the Subtenant will pay its Proportional Share of Expenses (including real property taxes, insurance, and maintenance) as paid by the Sublandlord and outlined by the Master Lease, without exclusion, as set forth in Exhibit D, Estimated Operating Expenses provided by Master Landlord. Subtenant shall also pay its Proportional Share of any third-party lobby staffing (not to exceed two (2) staff members), janitorial, and security access expenses incurred by Subtenant in the operation of the Building (“Additional Expenses”), as estimated and further set forth in Exhibit D. Within thirty (30) days of Sublandlord providing notice to Subtenant of the Subtenant’s pro-rata share of Expenses or other payments which are due under this Sublease, Subtenant shall pay such amounts. Subtenant remains responsible for paying all other amounts due under this Sublease.

4.3 Subtenant Furniture, Cabling, and TI Cost Reimbursement. In addition to Base Rent, Subtenant shall reimburse Sublandlord, for the amortized portion of Sublandlord’s costs of tenant improvements in the Sublet Portion (including furniture and cabling) for the benefit of Subtenant attributable to the initial Term (such amortized amount, collectively the “Subtenant TI Cost Reimbursement”). The Subtenant TI Cost Reimbursement shall be payable in equal monthly installments of twenty-one thousand seven hundred eighty-nine dollars ($21,789.00) (i.e., $0.75 per rentable square foot of the Sublet Portion per month), at the same time and in the same manner as Base Rent. If Subtenant exercises the Option, then Tenant shall continue to pay the Subtenant TI Cost Reimbursement during the Extension Period.

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4.4 Alterations and Surrender. Subtenant will have the right to make non-structural modifications and alterations to the interior of the Sublet Portion with the prior written consent of Sublandlord, which shall not be unreasonably withheld. Sublandlord will inform Subtenant if an alteration must be removed at the Sublease expiration at the time consent for such alteration is granted. Subtenant shall at the end of the Term of this Sublease, surrender to Sublandlord the Sublet Portion and all alterations, additions, fixtures and improvements therein or thereto in the same condition as when received, ordinary wear and tear and damage thereto by fire or other casualty excepted, and otherwise in accordance with the terms of the Master Lease.

4.5 Sublandlord’s Vendors. Subtenant agrees that to the extent it wishes to use third party services (including but not limited to custodial, food service, landscaping, general supplies, and office equipment maintenance) (collectively, “Vendors”), Subtenant shall engage only fully licensed and approved professionals. In all instances, Subtenant shall contract directly with its Vendors and shall be solely liable for any charges which are incurred by Subtenant. All Vendors with unsupervised access to the Premises will be subject to Sublandlord’s prior written approval which shall not be unreasonably withheld. Sublandlord will appoint a point person to be Subtenant’s contact person regarding coordination with Vendors. Subtenant further agrees that to the extent that it wishes to use third party services (including but not limited to electrical, mechanical, plumbing, custodial, security, HVAC, and structural services), for Tenant Repairs less than or equal to five thousand dollars ($5,000), Subtenant shall engage only fully licensed and approved professionals, subject to Sublandlord’s prior written approval and in its sole discretion but which shall not be unreasonably withheld , in order to ensure that all systems operate correctly and that the brand new Premises are maintained and returned in a first class condition, normal wear and tear excepted. All Tenant Repairs estimated for more than five thousand dollars ($5,000), Subtenant shall request of Sublandlord, and Sublandlord will engage, only Sublandlord’s approved vendors.

4.6 Payment of Rent. Rent shall be paid by Subtenant to Sublandlord at the address for Sublandlord set forth in Section 15 below (or such other place as Sublandlord may designate in writing) without prior notice or demand therefore. In the event that the Commencement Date is not the first day of a calendar month or the Termination Date is not the last day of a calendar month, the installment of Rent for such month shall be prorated. All payments shall be made payable to SurveyMonkey Inc. unless otherwise designated in writing by Sublandlord and shall be made by wire or cashier’s check.

4.7 Late Payment of Rent. If any installment of Rent, Additional Rent, Subtenant TI Cost Reimbursement, or any other sum due from Subtenant hereunder shall not be received by Sublandlord within five (5) days after such amount shall be due, then, without any requirement for notice to Subtenant, Subtenant shall pay to Sublandlord a late charge equal to five percent (5%) of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Sublandlord will incur by reason of late payment by Subtenant.

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4.8 Security Deposit — Letter of Credit. Subtenant shall deliver to Sublandlord concurrently with its execution of this Lease, as security for the performance of Subtenant’s covenants and obligations under this Sublease, an original irrevocable standby letter of credit (the “Letter of Credit”) in the amount of Four Hundred Thousand and 00/100 Dollars ($400,000.00), naming Sublandlord as beneficiary, which Sublandlord may draw upon, without prejudice to any other remedy provided in this Sublease or by law, to cure any default under this Sublease or to satisfy any other loss or damage resulting from Subtenant’s breach under this Sublease. Any such draw on the Letter of Credit shall not constitute a waiver of any other rights of Sublandlord with respect to such default or failure to perform. The Letter of Credit shall be issued by a major commercial bank reasonably acceptable to Sublandlord, have an expiration date not earlier than the sixtieth (60th) day after the Expiration Date (or, in the alternative, have a term of not less than one (1) year and be automatically renewable for an additional one (1) year period unless notice of non-renewal is given by the issuer to Sublandlord not later than sixty (60) days prior to the expiration thereof) and shall provide that Sublandlord may make partial and multiple draws thereunder, up to the face amount thereof. If, at any period while the Letter of Credit is required to be in effect hereunder, the financial condition of the issuing bank materially deteriorates from the financial condition as of the date of Sublandlord’s initial approval of the bank (as evidenced by a material drop in Standard & Poor’s financial services rating for such bank), then Sublandlord may, by written notice to Subtenant, require that Subtenant replace the Letter of Credit with a Letter of Credit issued by a major commercial bank then reasonably acceptable to Sublandlord. In addition, the Letter of Credit shall provide that, in the event of Sublandlord’s assignment or other transfer of its interest in this Sublease, the Letter of Credit shall be freely transferable by Sublandlord, without charge and without recourse, to the assignee or transferee of such interest and the bank shall confirm the same to Sublandlord and such assignee or transferee. The Letter of Credit shall provide for payment to Sublandlord upon the issuer’s receipt of a sight draft from Sublandlord together with a statement by Sublandlord that the requested sum is due and payable from Subtenant to Sublandlord in accordance with the provisions of this Sublease and otherwise be in form and content satisfactory to Sublandlord. If the Letter of Credit has an expiration date earlier than sixty (60) days after the Expiration Date, then throughout the term hereof (including any renewal or extension of the term) Subtenant shall provide evidence of renewal of the Letter of Credit to Sublandlord at least sixty (60) days prior to the date the Letter of Credit expires. If Sublandlord draws on the Letter of Credit pursuant to the terms hereof, Subtenant shall immediately replenish the Letter of Credit or provide Sublandlord with an additional letter of credit conforming to the requirement of this section so that the amount available to Sublandlord from the Letter of Credit provided hereunder is the amount specified above. If Subtenant is not in default at the expiration or termination of this Sublease, within fifteen (15) days thereafter Sublandlord shall return to Subtenant the Letter of Credit then held by Sublandlord, as applicable; provided, however, that in no event shall any such return be construed as an admission by Sublandlord that Subtenant has performed all of its covenants and obligations hereunder. Subtenant hereby unconditionally and irrevocably waives the benefits and protections of California Civil

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Code Section 1950.7, and, without limitation of the scope of such waiver, acknowledges that Sublandlord may use all or any part of the Letter of Credit or the proceeds thereof to compensate Sublandlord for damages resulting from termination of this Sublease and the tenancy created hereunder (including, without limitation, damages recoverable under California Civil Code Section 1951.2).

5. USE

Per the Master Lease. Subtenant’s use shall be in compliance with the Master Lease. Sublandlord makes no representations regarding whether Subtenant’s proposed use is a permitted use by the City of San Mateo nor as to whether Landlord has obtained all necessary permits for the Premises.

6. MASTER LEASE

6.1 Subordinate to Master Lease. This Sublease and all of Subtenant’s rights hereunder are and shall remain in all respects subject and subordinate to all of the terms and provisions of the Master Lease. References in the Master Lease to “Tenant” shall be construed as “Subtenant” for purposes of this Sublease as appropriate. This Sublease is contingent upon Master Landlord signing a Master Landlord Consent a form of which is attached hereto and the Master Landlord not exercising any right to recapture that it may have.

6.2 Recapture. If, after the Commencement Date, Master Landlord has a right to recapture under Section 22.5 of the Master Lease and does actually recapture the Premises, then Sublandlord may terminate this Sublease, without liability, upon written notice to Subtenant and upon termination shall promptly return any sums prepaid by Subtenant in Rent or Additional Rent on a pro-rata basis from the date of termination to the Expiration Date. Sublandlord shall immediately give Subtenant written notice of any attempt by the Master Landlord to exercise its right to recapture. Upon receiving such notice, Subtenant will be free to contact the Master Landlord to discuss a direct leasing arrangement within the Premises.

6.3 Master Landlord Consent to Sublease. Sublandlord shall use diligent efforts to obtain Master Landlord’s consent to this Sublease in a form reasonably acceptable to the parties. Subtenant shall cooperate with Sublandlord in obtaining the Master Landlord’s consent and shall timely sign any commercially reasonable assumption agreement required by Master Landlord. If Master Landlord has not consented to this Sublease within thirty (30) days after the Effective Date, Subtenant shall be entitled to terminate this Sublease whereupon Sublandlord shall promptly return all sums paid by Subtenant hereunder. Upon Master Landlord’s consent to this Sublease, Subtenant shall reimburse Sublandlord for one-half of any and all review fees that Sublandlord had to pay Master Landlord to review, process and consent to the Sublease, provided that Subtenant’s liability for its share of any such review fees shall not exceed $2,500.

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6.4 Incorporation of Master Lease. Subtenant shall observe and perform the terms, covenants, conditions and agreements of the Master Lease which Sublandlord is required to observe or perform with respect to the Premises as tenant under the Master Lease, except for the covenant of Sublandlord to pay Master Landlord the rent or other charges due under the Master Lease and except as such terms, covenants, conditions and agreements are modified hereby or are inconsistent with the terms of this Sublease. Subtenant shall not do or permit to be done any act which would result in a violation of any of the terms, covenants and conditions of the Master Lease. Except as otherwise provided in this Sublease or to the extent inconsistent with the terms of this Sublease (in which case the terms of this Sublease shall control), all of the terms and conditions of the Master Lease are hereby incorporated herein by reference (and modified by the terms hereof, if applicable); provided, however, that (a) the term “Landlord” shall be deemed to refer to Sublandlord; (b) the term “Tenant” shall be deemed to refer to “Subtenant”; (c) the phrase “this Lease” shall be deemed to refer to “this Sublease”; (d) the term “Term” shall be deemed to refer to the Term of this Sublease; (e) the term “Premises” shall refer to the Sublet Portion only and (f) the following provisions of the Master Lease shall not be incorporated herein- 1, 2.1, 2.2, 3, 6.1, 6.3, 7.7, 12, 13.1.1, 13.1.2, 13,2, 16.3, 20.1, 20.2, 20.3, 20.4, 20.6, 20.7, 22, 36, 38, 39, 40. 41, 42, 43, 44.7, Exhibit D, Exhibit F, Exhibit H and Exhibit I, provided that Sublandlord shall have no liability for Master Landlord’s failure to comply with the terms of Section 10.2 of the Master Lease except as set forth in Section 6.8 below.

6.5 Consent of Master Landlord and Sublandlord. The consent of Master Landlord and Sublandlord shall be required in connection with any act which requires the consent of Master Landlord pursuant to the terms of the Master Lease.

6.6 Improvements. Subtenant shall make no improvements without Sublandlord’s and Master Landlord’s consent which may be withheld in their sole discretion.

6.7 Sublandlord’s Obligations. Sublandlord shall maintain the Master Lease in full force and effect during the entire Term per the terms of the Master Lease. Sublandlord shall pay all rentals, expenses and taxes as provided for in the Master Lease in accordance with its terms, and shall comply with or perform all obligations of the tenant under the Master Lease that Subtenant has not expressly assumed under this Sublease. If Sublandlord elects to sublease additional space in the Premises during the Term, Sublandlord will offer such space to Subtenant, prior to a public offer to sublease, subject to same terms and conditions of this Agreement, including Section 9 hereof, at the then market rate for Rent payable for such space.

6.8 Master Landlord’s Default. If at any time during the Term, Master Landlord shall default or fail to perform any of its obligations under the Master Lease, Sublandlord shall use reasonable efforts to attempt to cause Master Landlord to cure such failure or default. Furthermore, if requested by Subtenant, Sublandlord shall assign its rights under the Master Lease to Subtenant to the extent necessary to permit Subtenant to institute legal proceedings against Master Landlord to obtain the performance of Master Landlord’s obligations under the Master Lease as long as Subtenant holds harmless, defends and indemnifies Sublandlord from any claim or counter claims by Master Landlord.

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6.9 Sublandlord’s Default. Subject to the terms of Section 6.10 below, if at any time during the Term, Sublandlord shall default or fail to perform any of its obligations under the Master Lease or this Sublease, upon written notice from Subtenant, Sublandlord shall immediately cure such failure. For purposes of this Sublease, Sublandlord shall not be deemed to be in default hereunder unless and until Subtenant shall first deliver to Sublandlord ten (10) days’ prior written notice, and Sublandlord shall fail to cure said default within said ten (10) day period, or if it is impractical to cure the default within such 10-day period, Sublandlord shall commence to cure the default within such 10-day period and thereafter diligently pursues such cure to completion and completes the cure within thirty (30) days in the aggregate. Thereafter, if Sublandlord fails to cure the default, Subtenant shall elect, as its sole and exclusive remedy, to either (a) pursue any and all remedies available to it at law or in equity, provided that in no event shall Subtenant be entitled to receive more than its actual direct damages, or (b) with respect only to matters which require repair within the interior of the Sublet Portion and service and/or impact only the Sublet Portion and are not otherwise structural in nature or part of the Building common systems, exercise self-help and cure any such breach or default on behalf of Sublandlord, in which case Sublandlord shall pay Subtenant for all the actual costs incurred by Subtenant to cure such Sublandlord default (as evidenced by bills and invoices in detail reasonably satisfactory to Sublandlord) within thirty (30) days of written notice to Sublandlord of such amount and delivery of bills and invoices in form and detail reasonably satisfactory to Sublandlord.

6.10 Subtenant’s Rights Upon Master Landlord Termination. Notwithstanding the forgoing, should Master Landlord take action(s) to terminate the Master Lease, Sublandlord agrees that Subtenant shall have the right to terminate this Sublease and negotiate directly with Master Landlord to enter into a lease for the Sublet Portion on the same terms and conditions of this Sublease, or those that are mutually agreeable to Master Landlord and Subtenant (“New Lease”). If a New Lease is negotiated, the Expiration Date of this Sublease shall be accelerated to be the same date as the effective date of the New Lease, thereby terminating this Sublease.

6.11 Sub-Sublease and Assignment. Subtenant will have the right, subject to Master Landlord’s and Sublandlord’s consent on the terms set out in the Master Lease, to sub-sublease or assign any portion of the Sublet Portion and any portion of any space subsequently sub-leased, at any time during the Term.

7. CONDITION

Subtenant accepts the premises in its As-Is condition subject to the terms of Section 3 above. Subtenant acknowledges that: (a) it has been given an opportunity to inspect and measure the Premises, (b) it has been advised by Sublandlord and/or Brokers to satisfy itself with respect to the condition of the Premises (including, but not limited to the electrical, HVAC, and fire sprinkler systems, security, environmental aspects and compliance with all laws and the Americans with Disabilities Act), and their

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suitability for Subtenant’s intended use, (c) Subtenant has made such investigation as it deems necessary with reference to such matters and assumes all responsibility therefore as the same relate to the occupancy of the Premises, (d) it is not relying on any representation as to the size of the Premises made by Brokers or Sublandlord, (e) the square footage of the Premises was not material to Subtenant’s decision to sublease the Premises or/and pay the Rent stated herein, and (f) neither Sublandlord, Sublandlord’s agents, nor Brokers have made any oral or written representations or warranties with respect to said matters other than as set forth in this Sublease.

8. INSURANCE; INDEMNIFICATION; DAMAGE OR DESTRUCTION

8.1 Insurance. Subtenant shall carry the insurance required under Section 8.2 of the Master Lease. Subtenant shall: notify landlord within 10 days following receipt of a cancellation notice as a result of nonpayment; maintain the agreed upon minimum insurance requirements throughout the lease term; and, to notify landlord if amount or type of insurance applicable to the premises is materially decreased.

8.2 Indemnity. Except for Sublandlord’s negligent or willful misconduct, Subtenant shall indemnify, protect, defend and hold harmless the Premises, Sublandlord and Master Landlord and their respective agents, officers, directors and employees, including the Landlord Parties and Tenant Indemnitees, from and against any and all claims, loss of rents and/or damages, liens, judgments, penalties, attorneys’ and consultants’ fees, expenses and/or liabilities arising out of, involving, or in connection with, (i) the use and/or occupancy of the Premises by Subtenant, and (ii) any injury or death of any person or damage to or destruction of property occurring in, on or about the Building or the Project, including the Common Areas and Parking Facilities, to the extent such injury, death or damage is caused by the negligence or willful misconduct of Subtenant or its employees, agents, customers, visitors, invitees, licensees, contractors, assignees or subtenants. If any action or proceeding is brought against Sublandlord by reason of any of the foregoing matters, Subtenant shall upon notice defend the same at Subtenant’s expense by counsel reasonably satisfactory to Sublandlord and Sublandlord shall cooperate with Subtenant in such defense. Subtenant need not have first paid any such claim in order to be defended or indemnified.

9. RIGHT OF FIRST OFFER

9.1 Grant of Right of First Offer; Conditions. From and after the Commencement Date, Subtenant shall have a right of first offer, subject to the provisions of this Section (the “Right of First Offer”), with respect to any portion of the Premises (excluding the Sublet Portion and any portion of the Premises currently offered for sublease by Sublandlord on the date hereof) which Sublandlord subsequently desires to sublease (each, an “Offering Space”). Subtenant’s Right of First Offer shall be exercised as follows: at any time after Sublandlord has determined that it will sublease an Offering Space (but prior to subleasing the applicable Offering Space to a third party), Sublandlord shall advise Subtenant in writing (the “Advice”) of the terms

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under which Sublandlord is prepared to lease the Offering Space to Subtenant for the remainder of the Term, which terms shall reflect the then-current Base Rent rate under the Master Lease for the applicable Offering Space, as such Base Rent rate may increase from time to time in accordance with the Master Lease. Subtenant may sublease the applicable Offering Space in its entirety only, under such terms, by delivering written notice of exercise to Sublandlord (the “Notice of Exercise”) within five (5) business days after the date of the Advice, except that Subtenant shall have no such Right of First Offer and Sublandlord need not provide Subtenant with an Advice, if: (i) Subtenant is in default under this Sublease beyond any applicable cure periods at the time that Sublandlord would otherwise deliver the Advice; (ii) the Sublet Portion, or any portion thereof, is sublet at the time Sublandlord would otherwise deliver the Advice; (iii) the Sublease has been assigned prior to the date Sublandlord would otherwise deliver the Advice; (iv) Subtenant is not occupying the Sublet Portion on the date Sublandlord would otherwise deliver the Advice; (v) the Offering Space is not intended for the exclusive use of Subtenant during the Term. Further, any exercise of Subtenant’s Right of First Offer is expressly conditioned upon Master Landlord’s approval of such exercise in accordance with the Master Lease, it being understood that Master Landlord’s failure or refusal to consent to any exercise of Subtenant’s Right of First Offer shall render such exercise null, void and of no force or effect.

9.2 Terms for Offering Space. The term for the Offering Space shall commence upon the commencement date stated in the Advice and thereupon the Offering Space shall be considered a part of the Sublet Portion, provided that all of the terms stated in the Advice shall govern Subtenant’s subleasing of the applicable Offering Space and only to the extent they do not conflict with the Advice, the terms and conditions of the Sublease shall apply to the applicable Offering Space. Subtenant shall pay Additional Rent for the applicable Offering Space in accordance with the terms and conditions of the Advice. The applicable Offering Space (including improvements and personalty, if any) shall be accepted by Subtenant in its condition and as-is configuration existing on the earlier of the date Subtenant takes possession of the applicable Offering Space or as of the date the term for the applicable Offering Space commences, unless the Advice specifies any work to be performed by Sublandlord in the applicable Offering Space, in which case Sublandlord shall perform such work in the Offering Space. If Sublandlord is delayed delivering possession of the applicable Offering Space due to the holdover or unlawful possession of such space by any party, Sublandlord shall use reasonable efforts to obtain possession of the space, and the commencement date of the term for the applicable Offering Space shall be postponed until the date Sublandlord delivers possession of the applicable Offering Space to Subtenant free from occupancy by any party

9.3 Termination of Right of First Offer. The rights of Subtenant hereunder with respect to each applicable Offering Space shall terminate on the earlier to occur of (i) Subtenant’s failure to exercise its Right of First Offer within the five (5) business day period provided in Section 9.1 above, (ii) the date Sublandlord would have provided Subtenant an Advice if Subtenant had not been in violation of one or more of the conditions set forth in Section 9.1 above, or (iii) the date nine (9) months prior to the expiration date of the Term.

11

9.4 Offering Amendment. If Subtenant exercises its Right of First Offer with respect to an Offering Space, Sublandlord shall prepare an amendment (the “Offering Amendment”) adding such Offering Space to the Sublet Portion on the terms set forth in the Advice and reflecting the changes in the Base Rent, rentable square footage of the Sublet Portion, Subtenant’s Proportional Share and other appropriate terms. A copy of the Offering Amendment shall be sent to Subtenant within a five (5) business days after Sublandlord’s receipt of the Notice of Exercise executed by Subtenant, and Subtenant shall execute and return the Offering Amendment to Sublandlord within five (5) business days thereafter, but an otherwise valid exercise of the Right of First Offer shall be fully effective whether or not the Offering Amendment is executed.

10. REPRESENTATIONS OF SUBLANDLORD

Sublandlord represents to Subtenant that (a) the Master Lease is in full force and effect; (b) the redacted copy of the Master Lease which is attached to this Sublease as Exhibit A is a true, correct and complete copy of the Master Lease; (c) no default exists on the part of Sublandlord, nor has there occurred any event which, with the giving of notice or passage of time or both, could constitute such a default or event of default under the Master Lease; (d) to Sublandlord’s actual knowledge, no default exists on the part of Master Landlord, nor has there occurred any event which, with the giving of notice or passage of time or both, could constitute such a default or event of default under the Master Lease; (e) Sublandlord is the “Tenant” under the Lease, has not assigned or subleased its rights to any other party and has full power and authority to sublease the Premises to Subtenant pursuant to the terms of this Sublease, subject to obtaining the consent of the Master Landlord; and, (f) except for those rights and benefits specifically excluded in this Sublease, and subject to Subtenant’s performance of the terms, conditions and covenants to be performed by Subtenant hereunder, Subtenant shall enjoy the same rights and benefits under the Master Lease that pertain to the Sublet Portion.

11. REMEDIES CUMULATIVE

Each right and remedy of either party under this Sublease or incorporated herein by reference shall be cumulative and in addition to every other right and remedy of such party under this Sublease or incorporated herein by reference and now or hereafter existing at law or in equity, by statute or otherwise.

12. QUIET ENJOYMENT

Sublandlord covenants that Subtenant shall, subject to all of the terms of the Master Lease and this Sublease, peaceably have, hold and enjoy the Sublet Portion during the Term without hindrance by Sublandlord.

12

13. SIGNAGE

During the Term, Subtenant, at its sole cost and expense and subject to the terms of the Master Lease, shall have the right to place signage as reasonably prescribed by the Sublandlord in the main lobby, third floor elevator lobby, monument directory and such other directories as the parties may agree are appropriate, subject to approval of such signage by Sublandlord, which approval will not be unreasonably withheld, conditioned or delayed.

14. PARKING

Sublandlord shall provide Subtenant with three (3) parking spots per one thousand (1,000) leased square feet of the Premises, of which 2.75/1000 will be located under the Premises, and .25/1000 will be located on adjacent surface parking lots. Subtenant shall comply with all reasonable parking rules provided by Sublandlord.

15. NOTICES

Every notice which may be or is required to be given under this Sublease or by law shall be in writing and shall be sent either by (a) United States certified or registered mail, postage prepaid, return receipt requested, (b) reputable overnight courier, or (c) hand delivery (against confirmation of delivery), and shall be addressed:

(i)	if to Subtenant:

Zuora, Inc.

Attn: Legal Department

with a copy to (but shall not constitute Notice):

Terra Law, LLP

50 W. San Fernando Street, Suite 1415

San Jose, CA 95113

Attn: Nicholas P. Petredis

(ii)	if to Sublandlord:

Prior to the Commencement Date:

SurveyMonkey Inc.

Attn: Legal Department

101 Lytton Ave

Palo Alto, California 94301

After to the Commencement Date:

At the Premises.

13

with a copy to:

Perkins Coie LLP

1120 NW Couch Street

10th Floor

Portland, OR 97209

Attn: Andrew Solomon

and the same shall be deemed delivered the fifth business day after being deposited in the United States Mail, the business day following delivery to an overnight courier or when delivered by hand. Either party may designate, by similar written notice to the other party, any other address for such purposes.

16. BROKER

Other than Sublandlord’s relationship with David Heiber and Colin Feichtmeir of Cushman & Wakefield and Subtenant’s relationship with Steve Bouret and Ron Himes of Cushman & Wakefield, Subtenant and Sublandlord each represent and warrant that it has not had dealings with any real estate broker or agent in connection with the negotiation of this Sublease and neither party knows of any real estate broker or agent who is entitled to a commission in connection with this Sublease. Sublandlord shall be solely responsible for any payment due to Cushman & Wakefield and Cushman & Wakefield pursuant to the terms of a separate written agreement. Subtenant and Sublandlord shall indemnify, defend and hold the other harmless from and against all liabilities arising from any other claims of brokerage commissions or finder’s fees based on Subtenant’s or Sublandlord’s, as applicable, dealings or contacts with brokers or agents.

17. MISCELLANEOUS

17.1 Governing Law. This Sublease shall be governed by and construed in accordance with the laws of the State of California.

17.2 Headings. The section headings in this Sublease are inserted only as a matter of convenience for reference and are not to be given any effect in construing this Sublease.

17.3 Severability. If any of the provisions of this Sublease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Sublease, or the application of such provision or provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Sublease shall be valid and enforceable to the fullest extent permitted by law.

17.4 Attorney’s Fees. If either party shall institute any action or proceeding against the other relating to any of the terms, covenants, conditions or provisions of this Sublease, or there occurs any default by either party, the unsuccessful party in such action or proceeding shall reimburse the successful party for reasonable attorney’s fees and other costs and expenses incurred therein by the successful party, including fees, costs and expenses incurred in any appellate proceeding.

14

17.5 Interpretation. Sublandlord and Subtenant acknowledge that this Sublease is the result of negotiations between the parties and shall be construed as if prepared by both Sublandlord and Subtenant and each therefore waives the provisions of California Civil Code §1654.

17.6 Successors and Assigns. All of the terms and provisions of this Sublease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

17.7 Entire Agreement; Amendment and Waiver. Sublandlord has made no representations, warranties or covenants to or with Subtenant with respect to the subject matter of this Sublease except as expressly provided herein and all prior negotiations and agreements relating thereto are merged into this Sublease. This Sublease may not be amended or terminated, in whole or in part, nor may any of the provisions be waived, except by a written instrument executed by all signators unless the same is permitted under the terms and provisions of the Master Lease.

17.8 Authority. Sublandlord and Subtenant each hereby represents and warrants that it has full right, power and authority to enter into this Sublease and that the person executing this Sublease on behalf of Sublandlord and Subtenant, respectively, is duly authorized to do so and upon request written proof of such authority shall be provided.

17.9 Counterparts. This Sublease may be executed in counterparts by electronic signature, each of which shall be deemed an original, and all of which together shall constitute one original of this Sublease.

17.10 Sublandlord Access. Sublandlord and its agents shall have the right to access the Sublet Portion for any commercially reasonable reason related to this Sublease (including, without limitation, to inspect the Sublet Portion or to provide any services required to be performed by Sublandlord hereunder) upon forty-eight (48) hours’ notice to Subtenant, except in the event of an emergency, in which case Sublandlord shall be required to provide only such notice as is practicable under the circumstances.

[Signature page follows]

15

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the day and year first above written.

SUBLANDLORD:	SUBTENANT:

SURVEYMONKEY INC.,	ZUORA, INC.,
a Delaware corporation	a Delaware corporation

By: /s/ Tim Maly	By: /s/ Tyler Sloat
Its: COO/CFO	Its: CFO

16

MASTER LANDLORD’S CONSENT

Bay Meadows Station 4 Investors, LLC, a Delaware limited liability company (Master Landlord”) hereby consents to the foregoing Sublease between SurveyMonkey Inc., a Delaware corporation (“Sublandlord”) and Zuora, Inc., a Delaware corporation, (“Subtenant”) dated                     , 2016 (the “Sublease”). Furthermore, Master Landlord hereby acknowledges that this Sublease complies with Section 22 of the Master Lease and waives any and all recapture rights that it may have pursuant to Section 22 of the Master Lease as a result of this Sublease.

MASTER LANDLORD:

Bay Meadows Station 4 Investors, LLC,

A Delaware limited liability company

By:
Name:
Its:

Date:

17

EXHIBIT A

MASTER LEASE

EXHIBIT B

SUBLET PORTION

3050 S. Delaware St.
3rd Floor

SurveyMonkey Space
OPEN TO BELOW

EXHIBIT C

COMMENCEMENT LETTER

EXHIBIT D

ESTIMATED OPERATING EXPENSES AS PROVIDED BY LANDLORD

Survey Monkey’s Estimated Operating Expenses as provided by the Landlord

Expense Category	Annual Cost/SF	Monthly Cost/SF
Utilities	$0.77	$0.06
Building Maintenance	$0.51	$0.04
Cleaning / Janitorial	$0.51	$0.04
Repairs & Maintenance	$1.06	$0.09
CAM, Association & Security	$1.72	$0.14
Administrative	$0.77	$0.06
Property Management Fee	$1.00	$0.08
Property Tax	$4.60	$0.38
Property Insurance	$1.63	$0.14

Total Estimated Operating Expenses*	$12.57	$1.05

ESTIMATED ADDITIONAL EXPENSES AS PROVIDED BY SUBLANDLORD

SurveyMonkey’s Estimated Additional Expenses as provided by SurveyMonkey

Expense Category	Annual Cost/SF	Monthly Cost/SF
Utilities and Janitorial	$3.60	$0.30
Third-Party Lobby Staffing	$0.50	$0.04

Total Estimated Additional Expenses*	$4.10	$0.34

*	Nothing herein contained shall be construed as diminishing Subtenant’s obligation and covenant to pay Subtenant’s Proportional Share of the amounts set forth herein notwithstanding that Subtenant’s liability with respect thereto may exceed the estimates set forth herein.

2

EXHIBIT B

Master Lease

[See Attached]

Exhibit B

1

BAY MEADOWS STATION

STATION 4

3050 SOUTH DELAWARE STREET

SAN MATEO, CALIFORNIA

LEASE

by and between

BAY MEADOWS STATION 4 INVESTORS, LLC

a Delaware limited liability company

(“Landlord”)

and

SURVEYMONKEY INC.,

a Delaware corporation

(“Tenant”)

dated

July 31, 2015

i

10.	LANDLORD’S REPAIRS AND MAINTENANCE		19
	10.1	Landlord Obligations	19
	10.2	Operable Base Building Systems; Warranty	20
	10.3	Waiver	20

11.	TENANT’S REPAIRS AND MAINTENANCE		20

12.	ALTERATIONS		21
	12.1	Landlord’s Approval	21
	12.2	Minor Alterations	22
	12.3	Required Documentation	22
	12.4	Construction of Alterations	22
	12.5	Completion of Alterations	23
	12.6	Removal and Restoration	23
	12.7	Taxes	23

13.	SIGNS		23
	13.1	Tenant’s Signage	23
	13.2	Governmental Approvals	24
	13.3	Maintenance and Removal	24
	13.4	Assignment and Subleasing	24
	13.5	Rights Personal to Original Tenant; Occupancy	24

14.	ENTRY BY LANDLORD		25
	14.1	Right of Entry	25
	14.2	Waiver of Claims	25

15.	SERVICES AND UTILITIES		25
	15.1	Services and Utilities Provided by Landlord	25
	15.2	Controls	26
	15.3	Utility Charges	27
	15.4	Services Providers	27
	15.5	Consumption Data	27
	15.6	Interruption of Utilities	28

16.	SECURITY SERVICES AND ACCESS CONTROL		28
	16.1	Security Services	28
	16.2	Access	29
	16.3	Tenant’s Security Equipment	29

17.	SUBORDINATION AND NON-DISTURBANCE		29

18.	FINANCIAL STATEMENTS		30

19.	ESTOPPEL CERTIFICATE		30

20.	SECURITY DEPOSIT		31
	20.1	Delivery of Letter of Credit	31
	20.2	Transfer of Letter of Credit	32
	20.3	In General	32
	20.4	Application of Letter of Credit	33

	20.5	Security Deposit	33
	20.6	Reduction Following Rent Payments	34
	20.7	Reduction Following Public Offering	34

21.	LIMITATION OF TENANT’S REMEDIES		35

22.	ASSIGNMENT AND SUBLETTING		35
	22.1	Restriction on Transfers	35
	22.2	Notice of Proposed Transfer; Standards of Approval	35
	22.3	Transfer Premium	36
	22.4	Terms of Consent	37
	22.5	Landlord’s Recapture Right	37
	22.6	Certain Transfers	38
	22.7	Permitted Transfers	38
	22.8	Tenant Remedies	39
	22.9	Initial Subleasing	39

23.	AUTHORITY		39
	23.1	Authority	39
	23.2	OFAC	39

24.	CONDEMNATION		40
	24.1	Condemnation Resulting in Termination	40
	24.2	Condemnation Not Resulting in Termination	40
	24.3	Award	40
	24.4	Waiver of CCP §1265.130	40

25.	CASUALTY DAMAGE		41
	25.1	Landlord’s Restoration Obligation	41
	25.2	Landlord’s Repair Notice	41
	25.3	Landlord’s Termination Right	41
	25.4	Tenant’s Termination Rights	42
	25.5	Tenant’s Restoration Obligations	42
	25.6	Insurance Proceeds	43
	25.7	Landlord not Liable for Business Interrupt	43
	25.8	Rent Abatement	43
	25.9	Casualty Prior to Completion of Initial Improvements	43
	25.10	Waiver	43
	25.11	Tenant Improvements, Alterations and Personal Property	43

26.	HOLDING OVER		44

27.	DEFAULT		44
	27.1	Events of Default	44
	27.2	Landlord’s Remedies Upon Default	45
	27.3	Waiver of Forfeiture	46
	27.4	Late Charge	46
	27.5	Interest	46
	27.6	Remedies Cumulative	46

28.	LIENS		47

29.	TRANSFERS BY LANDLORD		47

30.	RIGHT OF LANDLORD TO PERFORM TENANT’S COVENANTS		47

31.	WAIVER		47

32.	NOTICES		48
	32.1	Rent	48
	32.2	Other	48
	32.3	Required Notices	48

33.	ATTORNEYS’ FEES		48

34.	SUCCESSORS AND ASSIGNS		48

35.	FORCE MAJEURE		49

36.	SURRENDER OF PREMISES		49

37.	PARKING		50
	37.1	Parking Rights	50
	37.2	Compliance with Parking Rules	50
	37.3	Waiver of Liability	50

38.	ROOF TOP EQUIPMENT		51
	38.1	License	51
	38.2	Interference	51
	38.3	Roof Repairs	51
	38.4	Rules and Regulations	52
	38.5	Rights Personal to Original Tenant	52

39.	COMMUNICATIONS AND COMPUTER LINES		52
	39.1	Tenant’s Rights	52
	39.2	Landlord’s Rights	52
	39.3	Removal; Line Problems	53

40.	USE OF AND IMPROVEMENT TO ROOF TOP AREA		53
	40.1	Exclusive Use	53
	40.2	Improvements to the Roof Top Area	53
	40.3	Protection of Building	53
	40.4	Use and Maintenance	54
	40.5	Furnishings	54
	40.6	Costs	54
	40.7	Lease Provisions	54

41.	EMERGENCY GENERATOR		55

42.	TENANT’S EXPANSION OPTION		55
	42.1	Grant of Option	55
	42.2	Exercise of Option	55
	42.3	Terms of Lease of Station 5 Premises pursuant to Expansion Option	56

	42.4	Conditions to Exercise	56
	42.5	New Lease; Lease Amendment	57
	42.6	Rights Personal to Tenant	57
	42.7	Waiver	57
	42.8	Ownership of Station 5 Building	57

43.	CAFETERIA		57
	43.1	Construction and Use	57
	43.2	Operation	58
	43.3	Costs	59
	43.4	Cafeteria Restoration Work	59

44.	MISCELLANEOUS		59
	44.1	General	59
	44.2	Time	59
	44.3	Choice of Law	59
	44.4	Entire Agreement	59
	44.5	Modification	59
	44.6	Severability	59
	44.7	Recordation	59
	44.8	Examination of Lease	60
	44.9	Accord and Satisfaction	60
	44.10	Easements	60
	44.11	Project Labor Agreement	60
	44.12	Drafting and Determination Presumption	60
	44.13	Exhibits	60
	44.14	No Light, Air or View Easement	60
	44.15	No Third Party Benefit	60
	44.16	Quiet Enjoyment	60
	44.17	Counterparts	61
	44.18	Multiple Parties	61
	44.19	Prorations	61

45.	JURY TRIAL WAIVER; JUDICIAL REFERENCE		61

Exhibits:

Exhibit A	Premises Description
Exhibit A-1	Depiction of Roof Top Area
Exhibit B	Site Plan, Project Description
Exhibit C	Term Commencement Date Letter
Exhibit D	Tenant Improvement Agreement
Exhibit E	Rules and Regulations
Exhibit F	Rooftop Rules and Regulations
Exhibit G	LEED Design/Operational Requirements
Exhibit I	Memorandum of Lease

v

INDEX

Page
Additional Rent	10
Alterations	21
Annual Statement	15
Applicable Interest Rate	46
Applicable Laws	7
Arbitration Panel	5
Bank	31
Bankruptcy Code	32
Base Building Systems	20
Base Rent	10
Beneficiary	31
Building Lobby Signage	24
Building Top Signage	23
Building’s Subterranean Parking Facility	xii
Cable Path	51
Cafeteria	57
Cafeteria Restoration Work	59
Casualty	41
CC&R’s	6
Common Areas	6
Comparable Buildings	3
Comparable Leases	3
Connections	51
Contemplated Effective Date	37
Contemplated Transfer Space	37
Control	39
Cost Pools	14
Deposit	33
Determination	4
Equipment	51
Estimated Operating Expenses	15
Estimated Restoration Period	41
Event of Default	44
Exercise Period	3
Expansion Exercise Notice	55
Expansion Option	55
Expense Claim	15
Expense Resolution Period	16
Extension Option	3
Extension Options	3
Extension Term	3
Exterior Signage	23
fiscal year	61
Force Majeure Event	49
Generator	55
Generator Associated Equipment	55
Generator Equipment	55

Generator Space	55
Hazardous Materials	8
Holidays	xii
Included Parking Facilities	14
Independent Arbitrator	5
Independent CPA	16
Independent Review	16
Intention to Transfer Notice	37
Landlord	1
Landlord Parties	19
Landlord Party	19
Landlord’s Casualty Notice	41
Landlord’s Records	16
Landlord’s Restoration Work	41
LC Expiration Date	31
LEED	4
Letter of Credit	31
Letter of Credit Amount	31
License	50
License Area	51
Line Problems	53
Lines	52
Liquid Assets	57
Losses	19
Minor Alteration	22
Net Worth	39
Notice of Proposed Transfer	35
OFAC	40
Offering Notice	55
Operating Expense Adjustment	15
Operating Expenses	10
Original Tenant	5
Parking Facilities	12
Parking Garage	x
Performance LC Reduction Condition	34
Permitted Assignee	39
Permitted Transfer	38
Permitted Transfer Costs	37
Permitted Transferee	38
Permitted Use	6
Prevailing Market Rate	3
Project Labor Agreement	60
Public Offering LC Reduction Conditions	35
Real Property Taxes	11
Recapture Notice	37
Recorded Documents	6
REFEREE SECTIONS	61
Remediation Cost	8
Rent	10

Required Energy Disclosures	27
Roof Repairs	51
Roof Top Area	53
Rooftop Equipment	51
Rules and Regulations	9
Security Holder	30
Six Month Period	38
Station 5 Building	55
Station 5 Lease	57
Station 5 Premises	56
Subject Space	36
Substantial Completion	43
Substantially Complete	43
Superior Interests	29
TDMP	8
Tenant	1
Tenant Indemnitees	19
Tenant Parties	6
Tenant Party	6
Tenant Systems	21
Tenant’s Security Equipment	29
Tenant’s Signs	24
Term	2
Term Commencement Date Letter	2
Third Party Hazardous Materials	8
TMA	8
Transfer	38
Transfer Premium	36
Transferee	35
Transfers	35
Utility Cessation Abatement Period	28
Utility Cessation Event	28

BASIC LEASE INFORMATION

Lease Date:	July 31, 2015

Tenant:	SurveyMonkey Inc., a Delaware corporation

Tenant’s Notice Address:

Prior To Term Commencement Date:	101 Lytton Avenue Palo Alto, California Attn: Chief Financial Officer and General Counsel

From And After Term Commencement Date:	Station 4 3050 S. Delaware Street San Mateo, California Attn: Chief Financial Officer and General Counsel

With a copy to:

Dan K. Siegel Jorgenson, Siegel, McClure & Flegel LLP 1100 Alma Street, Suite 210 Menlo Park, California 94025

Tenant Contact: Tim Maly	Phone Number:

Landlord:	Bay Meadows Station 4 Investors, LLC a Delaware limited liability company

Landlord’s Notice Address:	Bay Meadows Station 4 Investors, LLC c/o Wilson Meany Four Embarcadero Center, Suite 3300 San Francisco, California 94111 Attn: Elizabeth Billante

With a copy to:

Stockbridge Real Estate Funds Four Embarcadero Center, Suite 3300 San Francisco, California 94111 Attn: Stephen Pilch

Landlord’s Rent Remittance Address:	Bay Meadows Station 4 Investors, LLC c/o Wilson Meany Four Embarcadero Center, Suite 3330 San Francisco, California 94111

Project:	The commercial project to be constructed by Landlord located in San Mateo, California, to be comprised of five (5) office buildings which may include ground floor retail space, a school building, retail space within certain non-commercial buildings, subterranean parking facilities under certain office buildings, a parking garage (the “Parking Garage”) and Common Areas (as defined in Paragraph 4.1), as depicted on Exhibit B.

Building:	The approximately 211,203 rentable square foot office building to be constructed by Landlord within the Project, having an address of 3050 South Delaware and commonly known as Station 4, as depicted on Exhibit A.

Premises:	Approximately 199,338 rentable square feet comprised of the 1st floor lobby and service areas and the entirety of 2nd, 3rd and 4th floors of the Building, as depicted with shading on Exhibit A.

Delivery Date:	The date that Landlord delivers possession of the Premises to Tenant with the Base Building Improvements Substantially Complete (as defined in the Tenant Improvement Agreement), which date is anticipated to be July 1, 2016.

Term Commencement Date	The earlier to occur of (i) January 1, 2017 and (ii) the date Tenant commences business operations in any portion of the Premises, but in no event shall the Term Commencement Date occur sooner than six (6) months after the Delivery Date.

Term:	Approximately 144 months commencing on the Term Commencement Date and, unless terminated earlier in accordance with this Lease, ending on the Expiration Date.

Expiration Date:	The last day of the 144th full calendar month following the Term Commencement Date.

Base Rent:

Period	Base Monthly Rent/Sq. Ft.	Monthly Base Rent
October 1, 2017 to December 31, 2018

x

Period	Base Monthly Rent/Sq. Ft.	Monthly Base Rent
January 1, 2019 to December 30, 2019
January 1, 2020 to December 30, 2020
January 1, 2021 to December 30, 2021
January 1, 2022 to December 30, 2022
January 1, 2023 to December 30, 2023
January 1, 2024 to September 30, 2024
January 1, 2025 to December 30, 2025
January 1, 2026 to December 30, 2026
January 1, 2027 to December 30, 2027
January 1, 2028 to Expiration Date

Prepaid Base Rent and Tenant’s Proportionate Share of Estimated Operating Expenses:	as prepaid Base Rent and Two Hundred Nine Thousand Three Hundred Four and 90/100 Dollars ($209,304.90) as prepaid Tenant’s Proportionate Share of Estimated Operating Expenses.

Security Deposit:	as more fully described in Paragraph 20 of this Lease and subject to reduction as provided in Paragraph 20.6.

Permitted Use:	General business office use, administrative and other uses incidental thereto to the extent permitted by Applicable Laws and the CC&R’s and consistent with the standards of a first-class office building, as further described in Paragraph 4.1 and as limited in Paragraph 4.2.

Parking:	3 parking spaces per 1,000 rentable square feet of the Premises, of which 2.75 parking spaces per 1,000 rentable square feet shall be provided on an exclusive basis in the subterranean parking facilities under the parcel of land upon which the Building is constructed (the “Building’s Subterranean Parking Facility”) and the remaining parking spaces shall be provided on an unassigned non-exclusive basis in the surface parking within the Project or the Parking Garage to be constructed.

Tenant’s Proportionate Share:	100%, except with respect to certain Cost Pools for which other tenants of the Building or the Project shall contribute and for which Tenant’s Proportionate Share shall be less than 100%, as more fully described in Paragraph 7.3.

Landlord’s Broker:	Newmark Cornish & Carey (Bob Garner, Josh Rowell and Jack Troedson)

Tenant’s Broker:	Cassidy Turley Northern California dba DTZ

Space Plan Allowance:	subject to the terms of the Tenant Improvement Agreement attached as Exhibit D.

Tenant Improvement Allowance:	subject to the terms of the Tenant Improvement Agreement.

Business Day:	Monday through Friday of each week, exclusive of New Year’s Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). Landlord may designate additional Holidays that are commonly recognized by other Comparable Buildings.

The foregoing Basic Lease Information is incorporated into and made a part of this Lease. The Lease includes Exhibits A through I, all of which are incorporated herein and made a part of this Lease. Each reference in this Lease to any of the Basic Lease Information shall mean the respective information above and shall be construed to incorporate all of the terms provided under the particular Lease paragraph pertaining to such information. In the event of any conflict between the Basic Lease Information and the Lease, the latter shall control.

LEASE

THIS LEASE is made as of the Lease Date set forth in the Basic Lease Information, by and between BAY MEADOWS STATION 4 INVESTORS, LLC, a Delaware limited liability company (“Landlord”), and SURVEYMONKEY INC., a Delaware corporation (hereinafter called “Tenant”).

1. PREMISES

Landlord leases to Tenant and Tenant leases from Landlord upon the terms and conditions hereinafter set forth the Premises. All corridors and restroom facilities located on each floor of the Premises shall be considered part of the Premises. The Premises shall be part of the Building to be constructed by Landlord pursuant to the terms of this Lease and part of the Project, as and to the extent constructed by Landlord. On or before the date that is ninety (90) days after the Delivery Date, Landlord shall measure the rentable square feet of the Premises in accordance with the Office Buildings: Methods of Measurement and Calculating Rentable Area (ANSI/BOMA Z65.1 – 2010, Method B), as interpreted by Landlord’s architect. As provided in Paragraph 40.7, the Roof Top Area shall not be included in the calculation of the rentable square feet of the Premises for purposes of the payment of Base Rent or the calculation of percentages or figures based on rentable square footage but shall be included in the term “Premises” for all other purposes. Tenant acknowledges that it has had an opportunity to verify the calculation of the rentable square footage of the area as depicted on the Building Plans (as defined in the Tenant Improvement Agreement ) for the Building. Within one hundred twenty (120) days after the Delivery Date, Tenant may, at its election, cause the Premises to be measured by Tenant’s Architect (as defined in the Tenant Improvement Agreement) or another licensed architect reasonably acceptable to Landlord, at Tenant’s cost, in accordance with the method of measurement described in this Paragraph. If Tenant determines that the rentable square footage of the Premises as constructed varies from the rentable square footage of the Premises as depicted on the Building Plans, Tenant may deliver written results of its measurement to Landlord. At such time as the rentable square footage is agreed upon or otherwise resolved, Landlord and Tenant shall execute an amendment to this Lease memorializing the rentable square footage of the Premises and amending, as necessary, the amount of Base Rent payable by Tenant, the amount of the Tenant Improvement Allowance, and such other amounts and other terms hereof that are affected by the rentable square footage of the Premises. Until the rentable square footage of the Premises is agreed upon or otherwise resolved hereunder, Tenant’s monthly payments of Base Rent shall be calculated on the basis of the approximate rentable square footage set forth in the Basic Lease Information. Within thirty (30) days following such agreement or resolution, Tenant shall pay to Landlord, or Landlord shall pay to Tenant, the amount of any deficiency or excess, as the case may be, in the Base Rent previously paid. Landlord may from time to time remeasure the Premises and/or the Building in accordance with generally accepted remeasurement standards selected by Landlord and adjust Tenant’s Proportionate Share based on such remeasurement; provided, however, that any such remeasurement based on a change in measurement standard only shall not affect the amount of Base Rent payable for the Premises or any allowance applicable to the initial Term based on the rentable square footage of the Premises. Landlord and Tenant acknowledge that physical changes may occur from time to time in the Premises or Building, which may result in an adjustment in Tenant’s Proportionate Share, as provided in Paragraph 7.1.

2. DELIVERY, POSSESSION AND LEASE COMMENCEMENT

2.1 Delivery of Premises. Landlord shall deliver possession of the Premises to Tenant upon the date the Base Building Improvements that are required to permit Tenant to enter the Premises for purposes of performing the Tenant Improvement are Substantially Complete (as those terms are defined in the Tenant Improvement Agreement), and Tenant shall accept such delivery of the Premises, without representation or warranty by Landlord, except as expressly provided herein, and with no obligation of

Landlord to perform any construction or other work of improvement upon the Premises, or contribute to the cost of any of the foregoing, except as expressly set forth in this Lease, including in the Tenant Improvement Agreement. Landlord shall exercise commercially reasonable efforts (without any obligation to engage overtime labor or commence any litigation) to deliver possession of the Premises to Tenant with the Base Building Improvements Substantially Complete on or before July 1, 2016. Without limiting the generality of the foregoing, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building, or the Project, the suitability of the Premises for Tenant’s use, the condition, capacity or performance of the Base Building Improvements or the identity of other tenants or potential tenants of the Project.

2.2 Term Commencement Date Letter. Upon Landlord’s request, Tenant shall promptly execute and return to Landlord a “Term Commencement Date Letter” in the form attached hereto as Exhibit C in which Tenant shall agree, among other things, to acceptance of the Premises and to the determination of the Term Commencement Date, in accordance with the terms of this Lease, but Tenant’s failure or refusal to do so shall not negate Tenant’s acceptance of the Premises or affect determination of the Term Commencement Date. Should Tenant fail to execute and return the Term Commencement Date Letter within thirty (30) days after Landlord’s request, the information set forth in such letter provided by Landlord shall be conclusively presumed to be agreed and correct.

3. TERM

3.1 Initial Term. The term of this Lease (the “Term”) shall commence on the Term Commencement Date and continue in full force and effect for the Term of this Lease as provided in the Basic Lease Information or until this Lease is terminated as otherwise provided herein. If the Term Commencement Date is a date other than the first day of the calendar month, the Term shall be the number of months of the length of Term in addition to the remainder of the calendar month following the Term Commencement Date. This Lease shall be a binding contractual obligation effective upon execution and delivery hereof by Landlord and Tenant, notwithstanding the later commencement of the Term.

3.2 Early Access. Landlord shall allow Tenant access to the Premises prior to the Term Commencement Date for purposes of commencing the construction of an agreed-upon scope of the Tenant Improvements at such time as Landlord determines in good faith that such access by Tenant and the commencement of the construction of such portion of the Tenant Improvements will not unreasonably interfere with or unreasonably delay Landlord’s Substantial Completion of the Base Building Improvements. Although ultimately the completion of the Base Building Improvements is to have priority over the commencement of the Tenant Improvements, it is the parties’ intentions to cooperate and coordinate in good faith such that completion of all of work is optimized. Prior to entering the Premises pursuant to this Paragraph 3.2, Tenant shall obtain from Landlord written authorization confirming the date of such entry and the scope of such Tenant Improvement Work to be performed. Tenant’s entry of the Premises and access to such floors shall not interfere with or delay Landlord’s Substantial Completion of the Base Building Improvements. Landlord’s authorization of Tenant’s access to the Premises pursuant to this Paragraph 3.2 shall not trigger the Term Commencement Date but shall be pursuant to all of the applicable terms, covenants and conditions of this Lease, including, without limitation, Tenant’s insurance obligations contained in Paragraph 8.2 below and Tenant’s indemnity obligations contained in Paragraph 8.5 below, but specifically excluding the obligation to pay Base Rent and Tenant’s Proportionate Share of Operating Expenses for any entry or possession before the Term Commencement Date.

3.3 Tenant’s Option to Extend.

3.3.1 Extension Options. Landlord hereby grants to Tenant two (2) consecutive options to extend the Term (each, an “Extension Option” and collectively, the “Extension Options”) for successive periods of five (5) years each (each, an “Extension Term”) commencing on the first day following the Expiration Date, on the terms and subject to the conditions set forth in this Paragraph; provided, however, that (a) an Extension Option shall be exercised, if at all, only with respect to the entire Premises; (b) the second Extension Option may be exercised only if the first Extension Option has been duly exercised; and (c) if Tenant is in monetary or material non-monetary default beyond applicable notice and cure periods under any of the terms, covenants or conditions of this Lease either at the time Tenant exercises an Extension Option or upon the commencement of the applicable Extension Term, Landlord shall have, in addition to all of Landlord’s other rights and remedies provided in this Lease, the right to terminate such Extension Option and to unilaterally nullify Tenant’s exercise of such Extension Option, in which event this Lease shall expire on the Expiration Date, unless sooner terminated pursuant to the terms hereof, and Tenant shall have no further rights under this Lease to renew or extend the Term.

3.3.2 Exercise. Tenant shall exercise an Extension Option, if at all, by giving Landlord unconditional, irrevocable written notice of such election not earlier than 450 days and not later than 360 days prior to the Expiration Date (as the same may have been extended), the time of such exercise being of the essence (the “Exercise Period”). Subject to the provisions of this Paragraph 3.3, upon the giving of such notice, this Lease and the Term shall be extended without execution or delivery of any other or further documents, with the same force and effect as if the applicable Extension Term had originally been included in the Term.

3.3.3 Conditions. If Tenant exercises an Extension Option pursuant to Paragraph 3.3.2, all of the terms, covenants and conditions of this Lease shall continue in full force and effect during the applicable Extension Term, including provisions regarding payment of Additional Rent, which shall remain payable on the terms herein set forth, except that (a) the Base Rent during an Extension Term shall be as determined in accordance with Paragraph 3.3.4, (b) Tenant shall continue to possess and occupy the Premises in their existing condition, “as is,” as of the commencement of such Extension Term, and, subject to and without limiting Landlord’s repair, maintenance and other obligations under this Lease, Landlord shall have no obligation to repair, remodel, improve or alter the Premises, to perform any other construction or other work of improvement upon the Premises, or to provide Tenant with any construction or refurbishing allowance whatsoever, and (c) Tenant shall have no further rights to extend the Term after the expiration of the second Extension Term.

3.3.4 Prevailing Market Rate. The Base Rent payable by Tenant for the Premises during an Extension Term shall be the Prevailing Market Rate (as defined below) for the Premises, valued as of the commencement of such Extension Term, determined in the manner hereinafter provided. As used herein, the term “Prevailing Market Rate” shall mean the annual Base Rent that a willing tenant would pay, and that a willing landlord would accept, at arm’s length, for space comparable to the Premises within other comparable first class office buildings having more than two (2) stories located in the area including and bounded by South San Francisco to the north and Sunnyvale to the south (the “Comparable Buildings”), based upon binding lease transactions for tenants in Comparable Buildings (“Comparable Leases”). Comparable Leases shall include renewal and new non-renewal tenancies, but shall exclude subleases and leases of space subject to another tenant’s expansion rights. Rent rates payable under Comparable Leases shall be adjusted to account for variations between this Lease and the Comparable Leases with respect to: (a) the length of the Extension Term compared to the lease term of the Comparable Leases; (b) the rental structure, including, without limitation, rental rates per rentable square foot (including whether gross or net, and if gross, adjusting for base year or expense stop), additional rental, all other payments and escalations; (c) the size of the Premises compared to the size of the premises of the Comparable Leases; (d) the location, floor levels and efficiencies of the floor(s) of the Premises compared to the premises of the Comparable Lease; (e) free rent, moving expenses and other cash payments, allowances or other monetary concessions affecting the rental rate; (f) the age and quality of construction of the Building compared to the Comparable Building; (g) the leasehold improvements and/or allowances, including the amounts thereof in renewal leases, and taking into account, in the case of renewal leases (including this Lease), the value of existing leasehold improvements to the renewal tenant, (h) access and proximity to Caltrain, (i) the amenities available to tenants in the Building compared to amenities available to tenants in Comparable Buildings; (j) the energy efficiencies and environmental elements of the Building compared to Comparable Buildings, including improvements required for the U.S. Green Building Council’s Leadership in Energy and Environmental Design (“LEED”) certification, (k) the brokerage commissions, (l) the availability of parking, the parking ratio and parking charges, and (m) the relative market rent rates within the geographic area referenced in the definition of Comparable Buildings.

3.3.5 Landlord’s Proposal. Not later than one hundred twenty (120) days after Tenant has given valid notice of exercise of the applicable Extension Option, Landlord shall deliver to Tenant a good faith written proposal of the Prevailing Market Rate for the Premises for such Extension Term. At Tenant’s request, Landlord and Tenant shall meet to discuss the basis of Landlord’s proposed Prevailing Market Rate. Within forty five (45) days after receipt of Landlord’s proposal, Tenant shall notify Landlord in writing (a) that Tenant accepts Landlord’s proposal or (b) that Tenant elects to submit the determination of Prevailing Market Rate to arbitration in accordance with Paragraph 3.3.6. If Tenant does not give Landlord a timely notice in response to Landlord’s proposal, Landlord’s proposal of Prevailing Market Rate for the applicable Extension Term shall be binding upon Tenant.

3.3.6 Arbitration.

(a) If Tenant timely elects to submit the determination of Prevailing Market Rate to arbitration, Landlord and Tenant shall first negotiate in good faith in an attempt to determine the Prevailing Market Rate for the applicable Extension Term. If Landlord and Tenant are able to agree within thirty (30) days following the delivery of Tenant’s notice to Landlord electing arbitration, then such agreement shall constitute a determination of Prevailing Market Rate for purposes of this Paragraph, and the parties shall immediately execute an amendment to this Lease stating the Prevailing Market Rate and the Base Rent for such Extension Term. If Landlord and Tenant are unable to agree on the Prevailing Market Rate within such negotiating period, then within fifteen (15) days after the expiration of such negotiating period, the parties shall meet and concurrently deliver to each other their respective written estimates of Prevailing Market Rate for the applicable Extension Term, supported by the reasons therefor (each, a “Determination”). Landlord’s Determination may be more or less than its initial proposal of Prevailing Market Rate. If either party fails to deliver its Determination in a timely manner, then the Prevailing Market Rate shall be the amount specified by the other party. The Prevailing Market Rate shall be determined as set forth below, each party being bound to its Determination and such Determinations establishing the only two choices available to the Arbitration Panel (as hereinafter defined).

(b) Within ten (10) days after the parties exchange Landlord’s and Tenant’s Determinations, the parties shall each appoint an arbitrator who shall be a licensed California real estate broker with at least ten (10) years’ experience in leasing commercial office space in Comparable Building immediately prior to his or her appointment, and be familiar with the rentals then being charged in the Comparable Buildings. The parties may appoint the real estate brokers who assisted them in making their Determinations as their respective arbitrators. If either Landlord or Tenant fails to appoint an arbitrator, then the Prevailing Market Rate for the Extension Term shall be the Determination of the other party.

(c) Within twenty (20) days following their appointment, the two arbitrators so selected shall appoint a third, similarly-qualified, independent arbitrator who has not had any prior business relationship with either party (the “Independent Arbitrator”). If an Independent Arbitrator has not been so selected by the end of such twenty (20) day period, then either party, on behalf of both, may request such appointment by the local office of the American Arbitration Association or JAMS (or any successor thereto), or in the absence, failure, refusal or inability of such entity to act, then either party may apply to the presiding judge for the San Mateo Superior Court, for the appointment of such an Independent Arbitrator, and the other party shall not raise any question as to the court’s full power and jurisdiction to entertain the application and make the appointment.

(d) Within five (5) days following notification of the identity of the Independent Arbitrator so appointed, Landlord and Tenant shall submit copies of Landlord’s Determination and Tenant’s Determination to the three arbitrators (the “Arbitration Panel”). The Arbitration Panel, by majority vote, shall select either Landlord’s Determination or Tenant’s Determination as the Base Rent for the applicable Extension Term, and shall have no right to propose a middle ground or to modify either of the two proposals or the provisions of this Lease. The Arbitration Panel shall attempt to render a decision within fifteen (15) Business Days after appointment. In any case, the Arbitration Panel shall render a decision within forty-five (45) days after appointment.

(e) The decision of the Arbitration Panel shall be final and binding upon the parties, and may be enforced in accordance with the provisions of California law. In the event of the failure, refusal or inability of any member of the Arbitration Panel to act, a successor shall be appointed in the manner that applied to the selection of the member being replaced.

(f) Each party may submit any written materials to the Arbitration Panel within five (5) Business Days after selection of the Independent Arbitrator. No witnesses or oral testimony (i.e. no hearing) shall be permitted in connection with the Arbitration Panel’s decision unless agreed to by both parties. No ex parte communications shall be permitted between any member of the Arbitration Panel and either Landlord or Tenant following appointment of the Arbitrator Panel until conclusion of the arbitration process. The members of the Arbitration Panel are authorized to walk both the Premises and any space in Comparable Buildings (to the extent access is made available).

(g) Each party shall pay the fees and expenses of the arbitrator designated by such party, and one-half of the fees and expenses of the Independent Arbitrator and the expenses incident to the proceedings (excluding attorneys’ fees and similar expenses of the parties which shall be borne separately by each of the parties).

3.3.7 Rent Payment Before Resolution. Until the matter is resolved by agreement between the parties or a decision is rendered in any arbitration commenced pursuant to this Paragraph 3.3, Tenant’s monthly payments of Base Rent shall be in an amount equal to the average of Landlord’s Determination and Tenant’s Determination. Within ten (10) Business Days following the resolution of such dispute by the parties or the decision of the arbitrators, as applicable, Tenant shall pay to Landlord, or Landlord shall pay to Tenant, the amount of any deficiency or excess, as the case may be, in the Base Rent previously paid.

3.3.8 Rights Personal to Tenant. Tenant’s right to exercise each of the Extension Options is personal to, and may be exercised only by, SurveyMonkey Inc. (“Original Tenant”) and its Permitted Assignee. If Tenant shall assign this Lease (other than to a Permitted Assignee) or sublet more than one (1) floor of the Premises, then immediately upon such assignment or subletting, Tenant’s right to exercise any Extension Option shall simultaneously terminate and be of no further force or effect. If Tenant subleases the Premises and subsequently re-occupies such subleased portion of the Premises such that Tenant is occupying at least two (2) floors of the Premises during an Exercise Period, Tenant shall be entitled to exercise the applicable Extension Option notwithstanding the termination of such Extension Options described in the preceding sentence. No assignee (other than a Permitted Assignee) or subtenant shall have any right to exercise the Extension Options granted herein.

4. USE

4.1 General. Tenant shall use the Premises for the permitted use specified in the Basic Lease Information (“Permitted Use”) and for no other use or purpose. Uses incidental to a general business office use in the Premises may include (a) storage areas for records, furniture, equipment, and supplies of the type customarily used by office building tenants, (b) kitchen, lunchroom, Cafeteria, vending area, lounge, or break areas, (c) training centers, meetings, and conference rooms, (d) gym, exercise facilities and game rooms, and (e) printing, mail handling, duplicating, reproduction, photographic word processing, data processing, communications, and such other communication technology areas as customarily needed by office building tenants, except as limited by Paragraph 4.2 and provided that such uses described in clauses (a) through (e) are consistent with the usage of a Comparable Building, comply with Applicable Laws, the Recorded Documents (as defined in Paragraph 4.2), the provisions of Paragraph 43 regarding the Cafeteria, and the Rules and Regulations (as defined in Paragraph 5) and do not result in an increase in any costs (including costs of insurance) or liabilities to Landlord, unless Tenant agrees to pay the same. So long as Tenant is occupying the Premises, Tenant and Tenant’s employees, agents, customers, visitors, invitees, licensees, contractors, assignees and subtenants (each a “Tenant Party” and collectively, “Tenant Parties”) shall have the nonexclusive right to use, in common with other parties occupying the Building or Project, the portions of the Building or Project that are designated from time to time by Landlord for such common use (the “Common Areas”), subject to the terms of this Lease and the Rules and Regulations. Landlord reserves the right, without notice or liability to Tenant, and without the same constituting an actual or constructive eviction, to alter or modify the Common Areas from time to time, including the location and configuration thereof, and the amenities and facilities which Landlord may determine to provide from time to time, provided that no such alterations or modifications materially and adversely impair Tenant’s use of or access to the Premises or the Project.

4.2 Limitations. Tenant shall not do anything in or about the Premises or the Building that (a) violates any Applicable Laws, any provision of the Recorded Documents, or any of the Rules and Regulations; (b) is prohibited by a standard form of fire insurance policy or that materially increases the rate of fire or other insurance on the Building or any of its contents; (c) unreasonably interferes with or disturbs other occupants of the Building; or (d) constitutes waste or a nuisance. Without limiting the generality of the foregoing, the Premises shall not be used for a place of public accommodation under the Americans With Disabilities Act and in no event shall the density of personnel in the Premises exceed one (1) person per 125 rentable square feet of space in the Premises. The provisions of this Paragraph 4.2 are for the benefit of Landlord only and shall not be construed to be for the benefit of any tenant or occupant of the Building. Landlord shall not be responsible to Tenant for the non-compliance by any other tenant or occupant of the Building or Project with any of the above-referenced rules or any other terms or provisions of such tenant’s or occupant’s lease or other contract. As used herein, “Recorded Documents” means all easement agreements, cost sharing agreements, covenants, conditions, and restrictions, and all similar agreements affecting the Project, whether now or hereafter recorded against the Project, including the Declaration of Covenants, Conditions, Restrictions and Reservations of Easements for the Delaware Street Properties at Bay Meadows dated January 23, 2013 and recorded January 24, 2013 as Document Number 2013-012341 (the “CC&R’s”).

4.3 Compliance with Applicable Laws. Tenant shall at its sole cost and expense strictly comply with all existing or future applicable municipal, state and federal and other governmental statutes, rules, requirements, regulations, laws, codes and ordinances, including zoning ordinances and regulations, approvals and conditions to approvals, and all covenants, easements and restrictions within the Recorded Documents governing and relating to (a) the use, occupancy or possession of the Premises, (b) Tenant Systems, (c) the use of the Common Areas, or (d) the use, storage, generation or disposal of Hazardous Materials (hereinafter defined) (collectively “Applicable Laws”). Tenant shall at its sole cost and expense obtain any and all licenses or permits necessary for Tenant’s use of the Premises. Tenant shall at its sole cost and expense promptly comply with the requirements of any board of fire underwriters or other similar body now or hereafter constituted. Tenant shall not do or permit anything to be done in, on, under or about the Project or bring or keep anything which will in any way increase the rate of any insurance upon the Premises, Building or Project or upon any contents therein or cause a cancellation of said insurance or otherwise affect said insurance in any manner. Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord), protect and hold Landlord and Landlord Parties harmless from and against any Loss arising out of the failure of Tenant to comply with any Applicable Law. Tenant’s obligations pursuant to the foregoing indemnity shall survive the expiration or earlier termination of this Lease.

4.4 Hazardous Materials.

4.4.1 Prohibition Against Hazardous Material. Tenant shall not cause, or allow any of Tenant Parties to cause, any Hazardous Materials (as defined below) to be handled, used, generated, stored, released or disposed of in, on, under or about the Premises, the Building or the Project or surrounding land or environment in violation of any Applicable Laws. Tenant must obtain Landlord’s written consent prior to the introduction of any Hazardous Materials onto the Project. Notwithstanding the foregoing, Tenant may handle, store, use and dispose of products containing small quantities of Hazardous Materials for general office purposes (such as toner for copiers) to the extent customary and necessary for the Permitted Use of the Premises, the Hazardous Materials necessary for the operation and maintenance of the Emergency Generator allowed pursuant to Paragraph 41 and the Hazardous Materials necessary for the operation of a Cafeteria pursuant to Paragraph 43; provided that Tenant shall always handle, store, use, and dispose of any such Hazardous Materials in a safe and lawful manner and never allow such Hazardous Materials to contaminate the Premises, Building, or Project or surrounding land or environment. Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord), protect and hold Landlord and the Landlord Parties harmless from and against any and all Losses directly or indirectly arising out of or related to the use, generation, handling, storage, release, or disposal of Hazardous Materials by Tenant or any of Tenant Parties in, on, under or about the Premises, the Building or the Project or surrounding land or environment (even though the same may be permissible under all Applicable Laws or the provisions of this Lease), which indemnity shall include, without limitation, damages for personal or bodily injury, property damage, damage to the environment or natural resources occurring on or off the Premises, losses attributable to diminution in value or adverse effects on marketability, the cost of any investigation, monitoring, government oversight, repair, removal, remediation, restoration, abatement, and disposal, and the preparation of any closure or other required plans, whether such action is required or necessary prior to or following the expiration or earlier termination of this Lease. Neither the consent by Landlord to the use, generation, storage, release or disposal of Hazardous Materials nor the strict compliance by Tenant with all Applicable Laws pertaining to Hazardous Materials shall excuse Tenant from Tenant’s obligation of indemnification pursuant to this Paragraph 4.4.1. Tenant’s obligations pursuant to the foregoing indemnity shall survive the expiration or earlier termination of this Lease

4.4.2 Landlord Notification and Inspection. Tenant shall immediately notify Landlord in writing of any Hazardous Materials contamination of any portion of the Project of which Tenant becomes aware, whether or not caused by Tenant. Landlord shall have the right at all reasonable times and if Landlord determines in good faith that Tenant may not be in compliance with this Paragraph 4.4 to inspect the Premises and to conduct tests and investigations to determine whether Tenant is in compliance with the foregoing provisions, the costs of all such inspections, tests and investigations to be borne by Tenant.

4.4.3 Third Party Hazardous Materials. If it is determined that the materials incorporated into the Premises contain Hazardous Materials that are not in compliance with Applicable Law as of the Lease Date, then Landlord shall not be liable to Tenant for any damages, but as Tenant’s sole remedy, Landlord, at no cost to Tenant (including as Operating Expenses), shall perform such work or take such other action as may be necessary to remediate the non-compliant condition of the materials.    If any Hazardous Materials are discovered to have been present in the Premises as of the date of this Lease in violation of Applicable Laws, then Landlord, at Landlord’s expense (without pass through as an Operating Expense), shall diligently remove or otherwise remediate such condition, as required by Applicable Laws. Further, in no event shall Tenant be required to clean up, remove or remediate any Hazardous Materials in, on, or about the Premises, that were not brought upon, produced, treated, stored, used, discharged or disposed of by Tenant or Tenant Parties (collectively, “Third Party Hazardous Materials”), except to the extent that any hazard posed by such Third Party Hazardous Materials is exacerbated by the negligent acts or omissions or willful misconduct of Tenant or Tenant Parties. Landlord, at Landlord’s expense (without pass through as an Operating Expense), shall remove or otherwise remediate any Third Party Hazardous Materials, as required by Applicable Laws. In addition, Landlord shall indemnify, protect, defend (with counsel reasonably acceptable to Tenant) and hold harmless Tenant from and against (i) any fine or cost or expense (including reasonable legal expenses and consultants’ fees) (“Remediation Cost”) that Tenant may incur as a result of any Remedial Work required of Tenant by a governmental authority resulting from the introduction, production, use, generation, storage, treatment, disposal, discharge, release or other handling or disposition of any Third Party Hazardous Materials, and (ii) any Losses asserted against Tenant or any Tenant Party arising from any injury or death of any person or damage to or destruction of any property occurring as a result of any such Third Party Hazardous Materials; provided, however, that the foregoing indemnity obligation shall not apply to any Remediation Cost or Claim to the extent arising from the negligence or willful misconduct of any Tenant Party, or to the extent that any hazard posed by such Third Party Hazardous Materials is exacerbated by, or the cost of the Remedial Work is increased as a result of, the negligent acts or omissions or willful misconduct of Tenant or Tenant Parties.

4.4.4 Definitions. As used in this Lease, “Hazardous Materials” shall include, but not be limited to, hazardous, toxic and radioactive materials and wastes, flammables, explosives or other similar substances, petroleum products or derivatives or any substance subject to regulation by or under any federal, state and local laws and ordinances relating to the protection of the environment including those substances defined as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or other similar designations in any Applicable Law.

4.5 Transportation Demand Management Plan. Tenant shall participate in the Transportation Management Association (“TMA”) responsible for implementing and administering the Transportation Demand Management Plan (“TDMP”) for the Project and shall cooperate with Landlord and comply with those elements of the TDMP that are applicable to the Building or to Tenant’s occupancy and use of the Premises.    Tenant acknowledges that Operating Expenses shall include expenses and assessments related to the TMA and TDMP. Neither this Paragraph nor any other provision of this Lease is intended to or shall create any rights or benefits in any other person, firm, company, governmental entity or the public.

4.6 Sustainable Operations.

(a) The Building is designed to qualify for LEED certification and shall be operated pursuant to the LEED Design/Operational Requirements and Landlord’s sustainable building practices. Landlord’s sustainability practices address whole-building operations and maintenance issues, including, but not limited to, chemical use, indoor air quality, energy efficiency, water efficiency, recycling programs, exterior maintenance programs, and systems upgrades to meet green building energy, water, indoor air quality, and lighting performance standards. All construction and maintenance methods and procedures, material purchases, and disposal of waste must be in compliance with minimum standards and specifications, in addition to all Applicable Laws. Notwithstanding the foregoing, Tenant shall not be obligated to apply for LEED certification.

(b) Tenant shall use proven energy and carbon reduction measures, including using energy efficient bulbs in task lighting; installing lighting controls; daylighting measures to avoid overlighting interior spaces; closing shades to avoid overheating the space; turning off lights and equipment at the end of the work day; and purchasing ENERGY STAR® qualified equipment, including, but not limited to, lighting, office equipment, commercial and residential quality kitchen equipment, vending and ice machines; and purchasing products certified by the U.S. EPA’s Water Sense® program.

(c) Tenant shall dispose of in an environmentally sustainable manner any equipment, furnishings, or materials no longer needed by Tenant and shall recycle or re-use the same in accordance with Landlord’s sustainability practices. Tenant agrees to report this activity to Landlord in a format determined by Landlord. If Tenant does not comply with Landlord’s sustainability practices, Landlord reserves the right to arrange for such collection at Tenant’s sole cost and expense, utilizing a contractor satisfactory to Landlord. Tenant shall pay all costs, expenses, fines, penalties or damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with the provisions of this Paragraph.

5. RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the building rules and regulations attached hereto as Exhibit E (the “Rules and Regulations”) and any other reasonable rules and reasonable regulations and any reasonable modifications or reasonable additions thereto which Landlord may from time to time prescribe in writing for the purpose of maintaining the proper care, cleanliness, safety, traffic flow and general order of the Premises or the Building or the Project. Tenant shall cause Tenant Parties to comply with such Rules and Regulations. Landlord shall not be responsible to Tenant for the non-compliance by any other tenant or occupant of the Building or Project with any of such Rules and Regulations, any other tenant’s or occupant’s lease or any Applicable Laws; provided, however, that Landlord agrees, to the extent permitted by the terms of Landlord’s leases with other tenants and occupants of the Project, to use commercially reasonable efforts to enforce the Rules and Regulations. In the event of any conflict between the Rules and Regulations and the terms and conditions of this Lease, the terms and conditions of this Lease shall control.

6. RENT

6.1 Base Rent. Commencing on the Base Rent Commencement Date and continuing throughout the Term of this Lease, Tenant shall pay to Landlord and Landlord shall receive, without notice or demand Base Rent as specified in the Basic Lease Information, payable in monthly installments in advance on or before the first day of each calendar month, in lawful money of the United States, without deduction or offset whatsoever, at the Landlord’s Rent Remittance Address specified in the Basic Lease Information or to such other place as Landlord may from time to time designate in writing. At Landlord’s election, and upon written notice to Tenant, all payments required to be made by Tenant to Landlord hereunder (or to such other party as Landlord may from time to time specify in writing) shall be made by Electronic Fund Transfer of immediately available federal funds before 11:00 a.m., Eastern Time, at such place, within the continental United States, as Landlord may from time to time designate to

Tenant in writing. Base Rent for the first full month due on the Base Rent Commencement Date shall be paid by Tenant upon Tenant’s execution of this Lease. If the obligation for payment of Base Rent commences on a day other than the first day of a month, then Base Rent shall be prorated and the prorated installment shall be paid on the first day of the calendar month next succeeding the Base Rent Commencement Date. The Base Rent payable by Tenant hereunder is subject to adjustment as provided elsewhere in this Lease, as applicable. As used herein, the term “Base Rent” shall mean the Base Rent specified in the Basic Lease Information as it may be so adjusted from time to time. The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations.

6.2 Additional Rent. All monies other than Base Rent required to be paid by Tenant hereunder, including, but not limited to, Tenant’s Proportionate Share of Operating Expenses, as specified in Paragraph 7 of this Lease, charges to be paid by Tenant under Paragraph 15, the interest and late charge described in Paragraphs 26.4 and 26.5, and any monies spent by Landlord pursuant to Paragraph 30, shall be considered additional rent (“Additional Rent”). Except as otherwise provided herein, all items of Additional Rent shall be paid within 30 days after Landlord’s request for payment. “Rent” shall mean Base Rent and Additional Rent.

6.3

7. OPERATING EXPENSES

7.1 Operating Expenses. Commencing on the Term Commencement Date, Tenant shall pay, as Additional Rent, Tenant’s Proportionate Share of Operating Expenses (defined below) in the manner set forth below. Tenant’s Proportionate Share of Operating Expenses is in addition to the Base Rent required to be paid hereunder. Landlord and Tenant acknowledge that if physical changes are made to the Premises or Building or the configuration of either, Landlord may at its discretion reasonably adjust Tenant’s Proportionate Share to reflect the change. Landlord’s determination of Tenant’s Proportionate Share shall be conclusive so long as it is reasonably and consistently applied. “Operating Expenses” shall mean all expenses and costs of every kind and nature which Landlord shall pay or become obligated to pay, because of or in connection with the ownership, management, maintenance, repair, preservation, replacement and operation of the Project and its supporting facilities and such additional facilities now and in subsequent years as may be determined by Landlord to be necessary or desirable to the Project (as determined in a reasonable manner) other than those expenses and costs which are specifically attributable to Tenant or which are expressly made the financial responsibility of Landlord or specific tenants of the Building or Project pursuant to this Lease. Operating Expenses shall include, but are not limited to, the following:

(a) All real property taxes and assessments, possessory interest taxes, sales taxes, personal property taxes, business or license taxes or fees, gross receipts taxes, service payments in lieu of such taxes or fees, annual or periodic license or use fees, excises, transit charges, traffic management assessments and other impositions, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind (including fees “in-lieu” of any such tax or assessment) which are now or hereafter assessed, levied, charged, confirmed, or imposed by any public authority upon the Project, its operations or the Rent (or any portion or component thereof), or any tax, assessment or fee imposed in substitution, partially or totally, of any of the above (the “Real Property Taxes”). Real Property Taxes shall also include any taxes, assessments, reassessments, or other fees or impositions with respect to the development, leasing, management, maintenance, alteration, repair, use or occupancy of the Project or any portion thereof, including, without limitation, by or for Tenant, and all increases therein or reassessments thereof whether the increases or reassessments result from increased rate and/or valuation (whether upon a transfer of the Project or any portion thereof or any interest therein or for any other reason).

(b) All insurance premiums and costs, including, but not limited to, any deductible amounts, premiums and other costs of insurance incurred by Landlord, including for the insurance coverage set forth in Paragraph 8.1 herein or deemed necessary or advisable in the reasonable judgment of Landlord or required by any Security Holder, all in such amounts as Landlord determines to be appropriate; provided, however, that the amount of any deductible under any earthquake insurance shall not exceed five percent (5%) of the insurable value of the Building and any such deductible expended on improvements that would be properly classified as capital expenditures shall be amortized over the estimated useful life of the improvements constructed or restored with the deductible as determined in accordance with generally accepted accounting principles, together with interest on the unamortized balance at a rate per annum equal to five percent (5%) charged at the time such capital improvements.

(c) The costs of repairs (including the replacement of parts and components which are obsolete or cannot be repaired in an economically feasible manner) and general maintenance of the Project, including the systems and equipment of the Project and components thereof.

(d) The costs for electricity, chilled water, air conditioning, water for heating, gas, fuel, steam, heat, lights, sewer service, communications service, power and other energy related utilities required in connection with the operation, maintenance and repair of the Project, including water charges and sewer rents or fees.

(e) The costs of any capital improvements made by Landlord or capital assets acquired by Landlord required under or to comply with any Applicable Laws first enacted or interpreted to be applicable to the Project after the date of this Lease or any insurance requirements, such cost or allocable portion to be amortized over the full useful life thereof determined in accordance with generally acceptable accounting principles, together with interest on the unamortized balance at a rate per annum equal to five percent (5%) charged at the time such capital improvements or capital assets are constructed or acquired.

(f) The costs of any capital improvements made by Landlord or capital assets acquired by Landlord after the Term Commencement Date for the protection of the health and safety of the occupants of the Project, for the replacement of Base Building Systems or components thereof, or that are intended to reduce other Operating Expenses, such cost or allocable portion thereof to be amortized over the full useful life thereof determined in accordance with generally acceptable accounting principles, together with interest on the unamortized balance at a rate per annum equal to five percent (5%).

(g) The payments under or for any Recorded Document relating to the sharing of costs for the Project.

(h) The costs of maintaining, managing, reporting, commissioning, and recommissioning the Building or any part thereof that was designed and built to be sustainable and conform with the U.S. EPA’s Energy Star® rating system, the LEED rating system and other third party rating systems.

(i) The costs incurred in connection with any government-mandated transportation demand management programs or similar program, including the funding of the TMA.

(j) All rental or acquisition costs of supplies, tools, materials and equipment used in connection with the operation, maintenance, management and repair of the Project.

(k) The costs of security, alarm, engineering, pest control, landscaping, window cleaning, elevator maintenance and other services required for the operation, maintenance, management and repair of the Project.

(l) The cost of janitorial services for the Common Areas.

(m) Salaries, wages, bonuses and other compensation (including hospitalization, medical, surgical, retirement plan, pension plan, union dues, parking privileges, life insurance, including group life insurance, welfare and other fringe benefits, and vacation, holidays and other paid absence benefits) relating to employees of Landlord or its agents engaged in the management, operation, repair, or maintenance of the Project; payroll, social security, workers’ compensation, unemployment and similar taxes with respect to such employees; and the cost of uniforms (including the cleaning, replacement and pressing thereof) provided to such employees;

(n) Property management office rent or rental value management office rent.

(o) The costs of the operation, repair, replacement and maintenance of the parking areas in the Project (“Parking Facilities”) including the Parking Garage.

(p) Fees and other costs, including consulting fees, legal fees and accounting fees, of contractors and consultants incurred in connection with the operation, maintenance and repair of the Project.

(q) Management fees incurred in connection with the management of the Project.

The above enumeration of services and facilities shall not be deemed to impose an obligation on Landlord to make available or provide such services or facilities except to the extent if any that Landlord has specifically agreed elsewhere in this Lease to make the same available or provide the same. Without limiting the generality of the foregoing, Tenant acknowledges and agrees that it shall be responsible for providing adequate security for its use of the Project and that Landlord shall have no obligation or liability with respect thereto, except to the extent if any that Landlord has specifically agreed elsewhere in this Lease to provide the same.

If the rentable square footage of the Building and/or Project is not fully occupied during any fiscal year of the Term as determined by Landlord, an adjustment shall be made in Landlord’s discretion in computing the Operating Expenses for such year so that Tenant pays an equitable portion of all variable items (e.g., utilities, janitorial services and other component expenses that are affected by variations in occupancy levels) of Operating Expenses, as reasonably determined by Landlord; provided, however, that in no event shall Landlord be entitled to collect in excess of one hundred percent (100%) of the total Operating Expenses from all of the tenants in the Building or Project, as the case may be.

7.2 Operating Expenses Exclusions. Operating Expenses shall not include (a) depreciation on the Building; (b) debt service, rental under any ground or underlying lease, or interest, principal, points and fees on any mortgage or other debt instrument encumbering the Building (except that, as provided in Paragraph 7.1 above, Landlord may include interest in the amortization of certain capital expenditures); (c) legal expenses incurred in negotiating leases, collecting rents, evicting tenants or costs incurred in legal proceedings with or against any tenant or to enforce the provisions of any lease, (d) the cost of decorating, improving for tenant occupancy, painting or redecorating portions of the Building to be demised to tenants; (e) advertising expenses relating to vacant space; (f) real estate brokers’ or other leasing commissions; (g) costs for which Landlord is reimbursed by insurance or condemnation proceeds, other tenants or any other source, and Landlord shall use commercially reasonable efforts to pursue claims under existing warranties and/or guaranties or against other responsible third parties to pay such costs; provided, that, the cost of pursuing such claims shall be included in Operating Expenses; (h) any bad debt loss, rent loss, or reserves for bad debt loss or rent loss; (i) costs incurred in connection with the operation of the business of the entity constituting Landlord, as distinguished from the costs of operating the Building, including accounting and legal matters, costs of defending any lawsuits with any mortgagee, costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building; (j) Landlord’s political or charitable contributions; (k) the cost of any “tenant relations” parties, events or promotions; (l) insurance which is not customarily carried by institutional owners of Comparable Buildings; (m) costs to repair or replace the Project resulting from any insured casualty (except commercially reasonable deductibles under Landlord’s insurance policies may be included in Operating Expenses to the extent permitted pursuant to Paragraph 7.1(b)); (n) repairs, alterations, additions, improvements or replacements made to rectify or correct any defect in the design, materials or workmanship of the Project (as opposed to the cost of normal repair, maintenance and replacement expected in light of the specifications of the applicable construction materials and equipment) or to comply with any Applicable Laws in effect as of the Substantial Completion Date (based on the current interpretation thereof by applicable governmental entity(ies) as of the Substantial Completion Date); (o) repairs, alterations, additions, improvements or replacements made to rectify or correct damage caused by the gross negligence or willful misconduct of Landlord or any of Landlord’s employees, agents, or contractors; (p) salaries, wages, bonuses and other compensation (including hospitalization, medical, surgical, retirement plan, pension plan, union dues, parking privileges, life insurance, including group life insurance, welfare and other fringe benefits, and vacation, holidays and other paid absence benefits) relating to managers, officers, directors, or executives of Landlord that are above the rank of general manager (or similar title); (q) fines, penalties or interest incurred due to violation by Landlord of the terms and conditions of any lease or any Applicable Laws or due to violation by any other tenant in the Project of the terms and conditions of any lease or any Applicable Laws; (r) interest, penalties or other costs arising out of Landlord’s failure to make timely payment of its obligations; (s) costs incurred to test, survey, cleanup, contain, abate, remove, or otherwise remedy Hazardous Materials or mold from the Project (except that Operating Expenses shall include costs incurred in connection with the prudent operation and maintenance of the Building, such as monitoring air quality); (t) costs incurred to correct defective equipment installed in the Project (as opposed to the cost of normal repair, maintenance and replacement expected in light of the specifications of the applicable equipment); (u) acquisition costs of any artwork; (v) Community Facilities District No. 2008-1 (Bay Meadows) assessment; (w) inheritance or estate taxes imposed upon or assessed against the interest of any person in the Project, or taxes computed upon the basis of the net income of any owners of any interest in the Project; (x) costs relating to the capital repair or capital replacement of the structural portions of the roof, foundations and exterior walls (except for any capital expenditures expressly included in Operating Expenses); and (y) any construction costs of the Project, Building, and Parking Facilities (including the Parking Garage). Tenant’s Proportionate Share of the management fees for the Project shall not exceed two percent (2%) of the Base Rent. If it shall not be lawful for Tenant to reimburse Landlord for all or any part of such taxes, the monthly rental payable to Landlord under this Lease shall be revised to net Landlord the same net rental after imposition of any such taxes by Landlord as would have been payable to Landlord prior to the payment of any such taxes.

7.3 Method of Allocation of Operating Expenses; Cost Pools. Landlord shall have the right, from time to time, to equitably allocate some or all of the Operating Expenses for the Project among different portions or occupants of the Project (the “Cost Pools”). Such Cost Pools shall include, but shall not be limited to, the office space tenants of a particular office building and the retail space tenants of a particular building or of the Project. The Operating Expenses allocated to any Cost Pool shall be allocated and charged to the tenants and occupants within such Cost Pool in an equitable manner, in Landlord’s reasonable discretion. The Operating Expenses allocated to each office building shall include all Operating Expenses attributable solely to such office building and a portion of the Project-wide Operating Expenses attributable to the Project as a whole (and not to a particular office building) in accordance with this Paragraph 7.3.

7.3.1 Operating Expenses which relate to a specific office building and not to any other office building in the Project (including without limitation, separately metered electrical costs and repair and maintenance costs of any office building), shall be entirely allocated to such specific office building. Accordingly, the cost of the maintenance and repairs set forth in Paragraph 10.1 with respect to the Building, the premiums and costs for insurance covering the Building, and the Real Property Taxes assessed against the Building and the parcel of land upon which the Building is located shall be entirely allocated to the Building.

7.3.2 If Landlord incurs Operating Expenses for the Building together with one or more other improvements having commercial entitlements in the Project or if Landlord incurs Operating Expenses for the Project as a whole and not to any specific improvement in the Project, whether pursuant to the CC&R’s or other common area agreement, such shared amounts shall be equitably prorated and apportioned between the Building and such other improvements in the Project, in Landlord’s reasonable discretion. The Cost Pool for Project-wide Operating Expenses may include costs to maintain, repair and replace the Common Areas (including the landscaping, sprinkler systems, driveways, curbs, sidewalks, lighting, and utilities expenses), the cost of security for the Common Areas, the management of the Common Areas and the premiums and costs of insurance covering the entire Project and shall be allocated based on the rentable square footage of all improvements having commercial entitlements within the Project. As such, allocation of such Cost Pool shall be based on the rentable square footage of the Building as a percentage of the rentable square footage of all of the improvements within the Project having commercial entitlements. Until such time as any improvement having commercial entitlements is constructed, the rentable square footage of such improvement for purposes of the allocation of Project-wide Operating Expenses shall be deemed to be the Entitled Square Footage (as defined in the CC&R’s) of such improvement.

7.3.3 The Parking Facilities included in a Cost Pool for which Tenant shall be allocated a share shall include the Building’s Subterranean Parking Facility and the parking areas within the Parking Garage to the extent Landlord has identified such Parking Facilities as available for use by Tenant pursuant to Paragraph 37 (the “Included Parking Facilities”). The Cost Pool for the Included Parking Facilities shall include the Real Property Taxes assessed against the Included Parking Facilities, the Operating Expenses relating to the operation, management, maintenance, repair, and replacement of the Included Parking Facilities (including the Base Building Systems of such Included Parking Facilities), the utilities expenses for the Included Parking Facilities, and the premiums and costs of insurance covering the Included Parking Facilities and shall be allocated based on parking space allocations.

7.4 Payment of Estimated Operating Expenses. “Estimated Operating Expenses” for any particular year shall mean Landlord’s estimate of the Operating Expenses for such fiscal year made with respect to such fiscal year as hereinafter provided. Landlord shall have the right from time to time to revise its fiscal year and interim accounting periods so long as the periods as so revised are reconciled with prior periods in a reasonable manner. During the last month of each fiscal year during the Term, or as soon thereafter as practicable, Landlord shall give Tenant written notice of the Estimated Operating Expenses for the ensuing fiscal year. Tenant shall pay Tenant’s Proportionate Share of the Estimated Operating Expenses with installments of Base Rent for the fiscal year to which the Estimated Operating Expenses applies in monthly installments on the first day of each calendar month during such year, in advance. Such payment shall be construed to be Additional Rent for all purposes hereunder. Tenant’s Proportionated Share of the Estimated Operating Expenses for the first full month due on the Term Commencement Date shall be paid by Tenant upon Tenant’s execution of this Lease. If at any time during the course of the fiscal year, Landlord determines that Operating Expenses are projected to vary from the then Estimated Operating Expenses by more than five percent (5%), Landlord may, by written notice to Tenant, revise the Estimated Operating Expenses for the balance of such fiscal year, and Tenant’s monthly installments for the remainder of such year shall be adjusted so that by the end of such fiscal year Tenant has paid to Landlord Tenant’s Proportionate Share of the revised Estimated Operating Expenses for such year, such revised installment amounts to be Additional Rent for all purposes hereunder.

7.5 Computation of Operating Expense Adjustment. “Operating Expense Adjustment” shall mean the difference between Estimated Operating Expenses and actual Operating Expenses for any fiscal year determined as hereinafter provided. Within one hundred twenty (120) days after the end of each fiscal year, or as soon thereafter as practicable, Landlord shall deliver to Tenant a statement of actual Operating Expenses for the fiscal year just ended, accompanied by a computation of Operating Expense Adjustment (the “Annual Statement”). Upon written request of Tenant, Landlord shall supply sufficient backup data, as may be reasonably requested by Tenant, to reasonably demonstrate to Tenant the accuracy of such Annual Statement in accordance with the provisions of this Lease. If such Annual Statement shows that Tenant’s payment based upon Estimated Operating Expenses is less than Tenant’s Proportionate Share of Operating Expenses, then Tenant shall pay to Landlord the difference within twenty (20) days after receipt of such statement, such payment to constitute Additional Rent for all purposes hereunder. If such Annual Statement shows that Tenant’s payments of Estimated Operating Expenses exceed Tenant’s Proportionate Share of Operating Expenses, then (provided that Tenant is not in default under this Lease) Landlord shall pay to Tenant the difference within twenty (20) days after delivery of such statement to Tenant. If this Lease has been terminated or the Term hereof has expired prior to the date of such statement, then the Operating Expense Adjustment shall be paid by the appropriate party within twenty (20) days after the date of delivery of the statement. Should this Lease commence or terminate at any time other than the first day of the fiscal year, Tenant’s Proportionate Share of the Operating Expense Adjustment shall be prorated based on a month of 30 days and the number of calendar months during such fiscal year that this Lease is in effect. Landlord’s failure to provide any notices or statements within the time periods specified in Paragraphs 7.3 or 7.4 shall in no way excuse Tenant from its obligation to pay Tenant’s Proportionate Share of Operating Expenses. Tenant shall have ninety (90) days after receipt of an Annual Statement to notify Landlord in writing that Tenant disputes the correctness of the Annual Statement (“Expense Claim”). If Tenant does not object in writing to an Annual Statement within said ninety (90) day period, such Annual Statement shall be final and binding upon Tenant. If Tenant delivers an Expense Claim to Landlord within said ninety (90) day period, the parties shall promptly meet and attempt in good faith to resolve the matters set forth in the Expense

Claim. If the parties are unable to resolve the matters set forth in the Expense Claim within thirty (30) days after Landlord’s receipt of the Expense Claim (“Expense Resolution Period”), then Tenant shall have the right to examine Landlord’s Records, subject to the terms and conditions set forth in Paragraph 7.7 below. This Paragraph 7.5 shall survive the expiration or earlier termination of this Lease.

7.6 Net Lease. This shall be a triple net Lease and Base Rent shall be paid to Landlord absolutely net of all costs and expenses, except as specifically provided to the contrary in this Lease. The provisions for payment of Operating Expenses and the Operating Expense Adjustment are intended to pass on to Tenant and reimburse Landlord for all costs and expenses of the nature described in Paragraph 7.1 incurred in connection with the ownership, management, maintenance, repair, preservation, replacement and operation of the Project and its supporting facilities and such additional facilities now and in subsequent years as may be determined by Landlord to be necessary or desirable to the Project.

7.7 Review of Landlord’s Books and Records. Provided that Tenant has timely delivered an Expense Claim to Landlord, an Independent CPA (as defined below) shall have the right, at Tenant’s cost and expense, to examine, inspect, and copy the records of Landlord concerning the components of Operating Expenses (“Landlord’s Records”) for the fiscal year in question that are disputed in the Expense Claim (an “Independent Review”). Such examination shall take place upon reasonable prior written notice, at the offices of Landlord’s property manager, during normal business hours, no later than sixty (60) days after expiration of the Expense Resolution Period. Within thirty (30) days after expiration of the Expense Resolution Period, Tenant shall provide Landlord with a list of three (3) independent, certified public accounting firms that are not currently providing, and have not within the three (3) previous years provided, services to Landlord or Tenant. All of the firms shall be nationally or regionally recognized firms and have experience in representing owners of commercial office buildings. Within thirty (30) days after receipt of the list of accounting firms from Tenant, Landlord shall choose one of the three (3) firms by written notice to Tenant, which firm is referred to herein as the “Independent CPA”. The Independent CPA shall be compensated on an hourly basis. Landlord’s Records shall be made available to the Independent CPA at a mutually agreed time. The inspection of Landlord’s Records must be completed within three (3) Business Days after such records are made available to the Independent CPA. Tenant agrees to keep, and to cause the Independent CPA to keep, all information obtained by Tenant or the Independent CPA confidential, and Landlord may require all persons inspecting Landlord’s Records to sign a confidentiality agreement prior to making Landlord’s Records available to them. In no event shall Tenant be permitted to examine Landlord’s Records or to dispute any Annual Statement unless Tenant has paid and continues to pay all Rent (including the amount disputed in the Expense Claim) when due. If the Independent Review shows that the payments actually made by Tenant with respect to Operating Expenses for the fiscal year in question exceeded Tenant’s Percentage Share of Operating Expenses or for such fiscal year, Landlord shall at Landlord’s option either (i) credit the excess amount to the next succeeding installments of estimated Operating Expenses or (ii) pay the excess to Tenant within thirty (30) days after delivery of such statement, except that after the expiration or earlier termination of this Lease, Landlord shall pay the excess to Tenant. If the Independent Review shows that Operating Expenses included in the Annual Statement for the fiscal year in question exceeded actual Operating Expenses by more than five percent (5%) , then Landlord shall reimburse Tenant for all reasonable, out-of-pocket costs incurred by Tenant for the Independent Review, not to exceed Ten Thousand Dollars ($10,000). If the Independent Review shows that Tenant’s payments with respect to Operating Expenses for such fiscal year were less than Tenant’s Percentage Share of Operating Expenses for the fiscal year, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of such statement. Landlord shall retain Landlord Records for the greater of (x) two (2) years after the expiration of the applicable fiscal year to which such Landlord Records relate and (y) the resolution of any dispute between Landlord and Tenant regarding Operating Expenses for the applicable fiscal year. This Paragraph 7.6 shall survive the expiration or earlier termination of this Lease.

8. INSURANCE AND INDEMNIFICATION

8.1 Landlord’s Insurance. All insurance maintained by Landlord shall be for the sole benefit of Landlord and under Landlord’s sole control. Landlord shall keep in force throughout the Term commercial general liability insurance for the Common Areas and all risk or special form coverage insuring the Landlord and the Building, in such amounts and with such deductibles as Landlord determines in its sole discretion from time to time in accordance with sound and reasonable risk management principles. The cost of all such insurance is included in Operating Expenses. Landlord shall not be obligated to insure, and shall have no responsibility whatsoever for any damage to, any furniture, machinery, goods, inventory or supplies, or other personal property or fixtures which Tenant may keep or maintain in the Premises, or the Tenant Improvements or any Alterations made by or for Tenant during the Term.

8.2 Tenant’s Insurance. Tenant shall procure at Tenant’s sole cost and expense and keep in effect from the date of this Lease and at all times until the end of the Term the following:

8.2.1 Property Insurance. Property insurance at least as broad as the most commonly available Insurance Services Office (ISO) special form causes of loss (“all risk”) policy form CP 10 30 covering all personal property and fixtures of Tenant and all Tenant Improvements and Alterations within the Premises made by or for Tenant, insuring such property for the full replacement value of such property and naming Landlord and the Landlord Parties and any other party reasonably designated by Landlord as loss payee with respect to the leasehold improvements, additions or alterations.

8.2.2 Business Income Insurance and Extra Expenses Coverage. Loss of income insurance and extra expense coverage in amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent lessees in the business of Tenant, or attributable to prevention of access to the Premises as a result of such perils, including all rental expenses and other payment obligations of Tenant under this Lease for a period of not less than one year.

8.2.3 Liability Insurance. Commercial general liability insurance (and commercial umbrella insurance, if necessary to provide required limits), at least as broad as the Insurance Services Office (ISO) occurrence policy form CG 00 01, or a substitute form providing equivalent coverage as reasonably approved by Landlord, with limits of not less than Five Million Dollars ($5,000,000) per occurrence and annual aggregate, covering the insured against claims of bodily injury, broad form property damage and personal and advertising injury and including coverage for, premises and products/completed operations (including the use of owned and non-owned equipment), damage to rented premises, and blanket contractual liability (including tort liability of another party and Tenant’s liability for injury or death to persons and damage to property set forth in Paragraph 8.5 below). Coverage for personal and advertising injury may be carried under Tenant’s cyber/E&O insurance policy.

8.2.4 Automobile Liability. Business automobile liability coverage of all owned, non-owned or hired motor vehicles with coverage at least as broad as the Insurance Services Office (ISO) business automobile coverage form with limits not less than One Million Dollars ($1,000,000) combined single limit for bodily injury and property damage.

8.2.5 Workers’ Compensation and Employers’ Liability Insurance. Workers’ compensation insurance as required by any Applicable Law, and employers’ liability insurance in amounts not less than One Million Dollars ($1,000,000) each accident for bodily injury by accident; One Million Dollars ($1,000,000) policy limit for bodily injury by disease; and One Million Dollars ($1,000,000) each employee for bodily injury by disease, and waiver by Tenant’s insurer of any right of subrogation against Landlord and Landlord’s property manager by reason of payment under such coverage.

8.3 General Insurance Requirements. All policies of liability insurance so obtained and maintained, including any umbrella liability insurance policies, shall (a) be carried in the name of Tenant, (b) name Landlord, any Security Holder and Landlord’s designated agents as additional insureds, pursuant to an endorsement providing coverage at least as broad as ISO form CG 2010 11/85 or equivalent (other than Tenant’s employer’s liability insurance for which such endorsement is not available), (c) be the primary insurance providing coverage for Landlord (any other liability insurance maintained by Landlord to be excess and non-contributing), (d) contain a cross-liability endorsement stating that the rights of insureds shall not be prejudiced by one insured making a claim or commencing an action against another insured, (e) include severability of interest clauses, products-completed operations and coverage of independent contractors, and (f) include a “per location” endorsement or equivalent reasonably acceptable to Landlord so that the general aggregate and other limits apply separately and specifically to the Premises. The insurance requirements in this Paragraph 8 shall not in any way limit, in either scope or amount, the indemnity obligations separately owed by Tenant to Landlord under this Lease, or the liability of Tenant for nonperformance of its obligations or for loss or damage for which Tenant is responsible hereunder. No endorsement limiting or excluding a required coverage is permitted. Such insurance policies required to be carried by Tenant or duly executed certificates of insurance with respect thereto, shall be delivered to Landlord prior to the date that Tenant occupies the Premises for any reason, and evidence of renewals of such policies shall be delivered to Landlord at least ten (10) days prior to the expiration of each respective policy term. All Tenant’s insurance shall provide that the insurer agrees not to cancel the policy without at least thirty (30) days’ prior written notice to Tenant (except in the event of a cancellation as a result of nonpayment, in which event the insurer shall give Tenant at least ten (10) days’ prior notice). Tenant shall notify Landlord within ten (10) days following receipt of any such notice of cancellation or any material modification of any policy of insurance applicable to the Premises required under this Paragraph. If at any time during the Term the amount or coverage of insurance which Tenant is required to carry under Paragraph 8.2 is, in Landlord’s reasonable judgment, materially less than the amount or type of insurance coverage typically carried by tenants leasing space in Comparable Buildings which are similar to and operated for similar purposes as the Premises or if Tenant’s use of the Premises should change with or without Landlord’s consent, Landlord shall have the right to require Tenant to increase the amount or change the types of insurance coverage required under Paragraph 8.2. All insurance policies required to be carried by Tenant under this Lease shall be written by companies rated A- VIII or better in Best’s Insurance Guide and authorized to do business in the state in which the Building is located. Payment of any deductibles shall be the sole responsibility of Tenant. Tenant shall deliver to Landlord on or before the Term Commencement Date, and thereafter at least ten (10) days before the expiration dates of the expired policies, a certificate of insurance providing evidence of the insurance coverage required under this Paragraph 8 or, upon request of Landlord, certified copies of a summary of Tenant’s insurance policies. If Tenant shall fail to procure such insurance, or to deliver such policies or certificates, Landlord may, at Landlord’s option and in addition to Landlord’s other remedies in the Event of a Default by Tenant hereunder, procure the same for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent.

8.4 Vendor Insurance. In addition to the insurance Tenant is required to carry under this Lease, Landlord may require Tenant’s vendors, service providers and contractors to carry such insurance as Landlord shall reasonably determine to be necessary, and satisfactory evidence of such insurance shall be delivered to Landlord prior to entry into the Building by such vendors, service providers and contractors.

8.5 Tenant Indemnification. Tenant shall indemnify, defend by counsel reasonably acceptable to Landlord, protect and hold Landlord, Wilson Meany, L.P. and their respective directors, shareholders, investment managers, partners, lenders, members, managers, contractors, affiliates, employees, trustees, principals, beneficiaries, officers, mortgagees and agents (each a “Landlord Party” and collectively, the “Landlord Parties”) harmless from and against any and all claims, liabilities, losses, costs, loss of rents, liens, damages, injuries or expenses, including reasonable attorneys’ and consultants’ fees and court costs, demands, causes of action, or judgments (collectively, “Losses”), directly or indirectly arising out of or related to: (a) the use or occupancy or manner of use or occupancy of the Premises (including the Roof Top Area) by Tenant or any Tenant Party; or (b) any injury or death of any person or damage to or destruction of property occurring in the Premises (including the Roof Top Area), from any cause whatsoever; or (c) any injury or death of any person or damage to or destruction of property occurring in, on or about the Building or Project or in the vicinity of the Building or Project, including the Common Areas and Parking Facilities, to the extent such injury, death or damage is caused by the negligence or willful misconduct of Tenant or any Tenant Parties; or (d) Tenant’s use of the roof of the Building pursuant to Paragraph 38; or (e) the installation, use, operation, maintenance, replacement and/or removal of the Generator Equipment or any portion. The foregoing indemnity by Tenant shall not be applicable to claims to the extent arising from the gross negligence or willful misconduct of Landlord. Landlord shall not be liable to Tenant and Tenant hereby waives all claims against Landlord for any injury to or death of, or damage to any person or property or business loss in or about the Premises, Building or Project by or from any cause whatsoever (other than Landlord’s gross negligence or willful misconduct) and, without limiting the generality of the foregoing, whether caused by water leakage of any character from the roof, walls, basement or other portion of the Premises, Building or Project, or caused by gas, fire, oil or electricity in, on or about the Premises, Building or Project, acts of God or of third parties, or any matter outside of the reasonable control of Landlord. The provisions of this Paragraph shall survive the expiration or earlier termination of this Lease.

8.6 Landlord Indemnification. Landlord shall indemnify, defend by counsel reasonably acceptable to Tenant, protect and hold Tenant and its directors, shareholders, investment managers, partners, lenders, members, managers, contractors, affiliates, employees, trustees, principals, beneficiaries, officers, mortgagees and agents (collectively “Tenant Indemnitees”) harmless from and against any and all Losses incurred by Tenant Indemnitees to the extent caused by (a) the negligence or willful misconduct of Landlord or any other Landlord Party and not covered by the insurance required to be carried by Tenant hereunder or (b) the gross negligence or willful misconduct of Landlord or any other Landlord Party.

9. WAIVER OF SUBROGATION

Landlord and Tenant hereby waive and release any and all rights of recovery against the other party, including officers, employees, agents and authorized representatives (whether in contract or tort) of such other party, that arise or result from any and all loss of or damage to any property of the waiving party located within or constituting part of the Building, including the Premises, to the extent of amounts payable under a standard ISO Commercial Property insurance policy, or such additional property coverage as the waiving party may carry (with a commercially reasonable deductible), whether or not the party suffering the loss or damage actually carries any insurance, recovers under any insurance or self-insures the loss or damage. Each party shall have their property insurance policies issued in such form as to waive any right of subrogation as might otherwise exist. This mutual waiver is in addition to any other waiver or release contained in this Lease.

10. LANDLORD’S REPAIRS AND MAINTENANCE

10.1 Landlord Obligations. Subject to reimbursement as an Operating Expense to the extent permitted under Paragraph 7, Landlord shall maintain in first class condition and repair, reasonable wear and tear excepted each of the following (a) the structural and non-structural portions of the roof of the

Building, including the roof coverings; (b) the foundations, columns, footings, load-bearing walls, sub-flooring, and all pipes and conduits to the point of entry into the Building; (c) the exterior walls of the Building, including, without limitation, any painting, sealing, patching and waterproofing of such walls and the repairing, resealing, cleaning and replacing of the exterior windows, (d) the Base Building Systems; (e) the elevators and (f) the pavement, landscaping, sprinkler systems, sidewalks, driveways, curbs, and lighting systems in the Common Areas (including the Parking Facilities). The term “exterior walls” as used herein shall not include windows, glass or plate glass, doors, special store fronts or office entries. Any damage caused by or repairs necessitated by any negligence or act of Tenant or Tenant Parties may be repaired by Landlord at Landlord’s option and Tenant’s expense. Notwithstanding the foregoing, if any such repair or maintenance is necessary due to the act or omission of Tenant or any Tenant Party, Tenant shall pay the cost of such work. Tenant shall immediately give Landlord written notice of any defect or need of repairs in such components of the Building for which Landlord is responsible, after which Landlord shall have a reasonable opportunity and the right to enter the Premises at all reasonable times to repair same. Landlord’s liability with respect to any defects, repairs, or maintenance for which Landlord is responsible under any of the provisions of this Lease shall be limited to the cost of such repairs or maintenance, and there shall be no abatement of rent and no liability of Landlord by reason of any interference with Tenant’s business arising from the making of repairs, alterations or improvements in or to any portion of the Premises, the Building or the Project or to fixtures, appurtenances or equipment in the Building.

10.2 Operable Base Building Systems; Warranty. Landlord shall deliver the Premises with the Building’s heating, ventilating and air conditioning system and equipment, the plumbing, sewer, drainage, electrical, fire protection, elevator, life safety and security systems and equipment and other mechanical, electrical and communications systems and equipment (collectively, the “Base Building Systems”), the structural elements of the Premises and the foundation of the Building in good working order and repair. If, during the one (1) year period following the Delivery Date, it is determined that any of the Base Building Systems are not in good working order and repair, then Landlord shall not be liable to Tenant for any damages, but Landlord, at no cost to Tenant (including as Operating Expenses), shall take such other action as may be necessary to place the applicable Building System in the good working condition; provided, however, that if Tenant does not give Landlord written notice of any deficiency of any of the Base Building Systems within one (1) year after the Delivery Date , Landlord shall not be responsible for correcting such condition pursuant to this Paragraph 10.2 but rather such condition shall be corrected as otherwise provided in the Lease and the cost of performing such correction shall be included in Operating Expenses, to the extent permitted pursuant to Paragraph 7 or performed by Tenant as required under Paragraph 11. Landlord’s warranty hereunder does not cover the cost of normal repair, maintenance or replacement expected in light of the specifications of the applicable construction materials, equipment or system.

10.3 Waiver. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

11. TENANT’S REPAIRS AND MAINTENANCE

Tenant shall at all times during the Term at Tenant’s expense maintain all parts of the Premises, including the Tenant Improvements and any Alterations, in a first class, good, clean and secure condition and promptly make all necessary repairs and replacements, as determined by Landlord, with materials and workmanship of the same character, kind and quality as the original, including, without limitation, the following: (a) interior glass, windows, plate glass, window frames, window casements (including the repairing, resealing, cleaning and replacing of windows); (b) interior doors, door frames and door closers; (c) interior lighting (including, without limitation, light bulbs and ballasts); (d) interior demising walls and partitions (including painting and wall coverings), (e) all Tenant Systems; and (f) all Lines (defined in Paragraph 39.1). Tenant shall be responsible for providing janitorial service to the standards of Comparable Buildings in the Comparable Area. As used herein, “Tenant Systems” means all of the following, to the extent the same are installed by or on behalf of Tenant, and exclusively serve the Premises and are located in (or on the roof of) the Building: all heating, ventilation, air-conditioning, plumbing, sewer, drainage, electrical, fire/life-safety, security and other systems and equipment, including all electrical facilities, equipment and appliances, including lighting fixtures, lamps, fans, exhaust equipment or systems, and electrical motors, whenever and by whomever installed or paid for. Without limiting the foregoing, Tenant, at its expense, shall (i) keep the Tenant Systems in as good working order and condition as exists upon its installation (or, if later, on the date Tenant takes possession of the Premises), subject to normal wear and tear and damage resulting from Casualty; (ii) maintain in effect, with a contractor reasonably approved by Landlord, a contract for the maintenance and repair of the Tenant Systems (which contract shall require the contractor, at least once every three (3) months (unless the manufacturer’s specifications as to a particular component recommend inspections less frequently than quarterly in which case inspections shall be at least once a year), to (x) inspect such Tenant Systems and provide to Tenant a report of any defective conditions, together with any recommendations for maintenance, repair or parts-replacement, all in accordance with the manufacturer’s recommendations, and (y) replace filters, oil and lubricate machinery, replace parts, adjust drive belts, change oil and perform other preventive maintenance, including annual maintenance of duct work and interior unit drains, and annual caulking of sheet metal and re-caulking of jacks and vents; (iii) follow all reasonable recommendations of such contractor; and (iv) promptly provide to Landlord a copy of such contract and each report issued thereunder. If access to the roof of the Building is required in order to perform any of Tenant’s obligations under this Paragraph 11, such access shall be subject to the provisions of Paragraph 38 and the Rooftop Work Rules and Regulations. In addition, Tenant shall, at its expense, promptly repair any damage to the Premises, the Building or the Project resulting from or caused by any negligence or act of Tenant or Tenant Parties.

12. ALTERATIONS.

12.1 Landlord’s Approval. Tenant shall not make, or allow to be made, any alterations, physical additions, improvements or partitions, including without limitation the attachment of any fixtures or equipment, in, about or to the Premises (“Alterations”) without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld with respect to proposed Alterations which: (i) comply with all Applicable Laws; (ii) are, in Landlord’s opinion, compatible with the Building or the Project and the Base Building Systems , and will not cause the Building or Project or Base Building Systems to be required to be modified to comply with any Applicable Laws (including, without limitation, the Americans With Disabilities Act); and (iii) will not materially interfere with the use and occupancy of any other portion of the Building or Project by any other tenant or its invitees. Specifically, but without limiting the generality of the foregoing, Landlord shall have the right to approve all plans and specifications for the proposed Alterations, construction means and methods, all appropriate permits and licenses, any contractor or subcontractor to be employed on the work of Alterations, and the time for performance of such work, and may impose rules and regulations for contractors and subcontractors performing such work. Landlord may, in its sole discretion, specify engineers, general contractors, subcontractors, and architects to perform work affecting the Base Building Systems. Tenant shall also supply to Landlord any documents and information reasonably requested by Landlord in connection with Landlord’s consideration of a request for approval hereunder. No review or consent by Landlord of or to any proposed Alteration or additional work shall constitute a waiver of Tenant’s obligations under this Paragraph 12, nor constitute any warranty or representation that the same complies with all applicable Laws, for which Tenant shall at all times be solely responsible. Tenant shall reimburse Landlord for all out-of-pocket, reasonable costs which Landlord may incur in connection with granting approval to Tenant for any such Alterations, including any costs or expenses which Landlord may incur in electing to have outside architects and engineers review said plans and specifications. Tenant shall also pay to Landlord a fee for its review of plans and its management and supervision of the progress of the work in an amount equal to 3% of the cost of any Alterations (other than for Minor Alterations). The Tenant Improvements constructed pursuant to the Tenant Improvement Agreement shall not be deemed to be Alterations hereunder.

12.2 Minor Alterations. Notwithstanding the foregoing, Landlord’s consent shall not be required for any Minor Alterations (as defined below), provided that Tenant shall provide Landlord at least ten (10) days’ notice prior to commencing such Minor Alterations, and such Minor Alterations shall otherwise comply with the provisions of this Paragraph 12. As used herein, a “Minor Alteration” is any Alteration that satisfies all of the following criteria: (a) is not visible from the exterior of the Premises or Building; (b) will not affect the Base Building Systems or structural portions of the Building (including exterior walls and shear walls); and (c) does not cost more than One Hundred Thousand Dollars ($100,000) per project.

12.3 Required Documentation. Subsequent to obtaining Landlord’s consent and prior to commencement of the Alterations, Tenant shall deliver to Landlord any building or other permit required by Applicable Laws in connection with the Alterations. In addition, Tenant shall require its general contractor to carry and maintain the following insurance at no expense to Landlord, and Tenant shall furnish Landlord with satisfactory evidence thereof prior to the commencement of construction: (i) commercial general liability insurance with limits of not less than Five Million Dollars ($5,000,000) combined single limit for bodily injury and property damage, including personal injury and death, and contractor’s protective liability, and products and completed operations coverage; (ii) comprehensive automobile liability insurance with a policy limit of not less than One Million Dollars ($1,000,000) each accident for bodily injury and property damage, providing coverage at least as broad as the Insurance Services Office (ISO) business auto coverage form covering automobile liability, code 1 “any auto”, and insuring against all loss in connection with the ownership, maintenance and operation of automotive equipment that is owned, hired or non-owned; (iii) workers’ compensation insurance as required by any Applicable Law, and employers’ liability insurance in amounts not less than One Million Dollars ($1,000,000) each accident for bodily injury by accident, One Million Dollars ($1,000,000) aggregate disease coverage and One Million Dollars ($1,000,000) each employee for bodily injury by disease; and (iv) except in the case of Minor Alterations, and unless Tenant carries such coverage itself, “builder’s risk” insurance in an amount approved by Landlord covering the Alterations, it being understood and agreed that the Alterations (which, for purposes of this Paragraph 12.3, shall exclude the Tenant Improvements) shall be insured by Tenant pursuant to Paragraph 8.2 of this Lease immediately upon completion thereof. The contractor’s commercial general insurance policy shall be endorsed to add Landlord as an additional insured with respect to liability arising out of work performed by or for Tenant’s general contractor, to specify that such insurance is primary and that any insurance or self-insurance maintained by Landlord shall not contribute with it, and to provide that coverage shall not be terminated, cancelled or materially modified except after thirty (30) days prior written notice has been given to Landlord.

12.4 Construction of Alterations. Tenant shall cause all Alterations to be accomplished in a first-class, good and workmanlike manner, and to comply with all Applicable Laws and Paragraph 26 hereof. Tenant shall at Tenant’s sole expense, perform any additional work required under Applicable Laws due to the Alterations hereunder. All Alterations shall be made in accordance with the plans and specifications approved in writing by Landlord and shall be designed and diligently constructed in a good and workmanlike manner and in compliance with all Applicable Laws. Tenant shall cause any Alterations to be made in such a manner and at such times so that any such work shall not unreasonably disrupt or unreasonably interfere with the use or occupancy of other tenants or occupants of the Project.

12.5 Completion of Alterations. Promptly following completion of any Alterations (excluding Alterations that do not require a building permit), Tenant shall (a) furnish to Landlord “as built” plans therefor, and (b) cause a timely notice of completion to be recorded in the Office of the Recorder of the County of San Mateo in accordance with Civil Code Section 3093 or any successor statute. All trash which may accumulate in connection with Tenant’s construction activities shall be removed by Tenant or its contractor at reasonable intervals at no expense to Landlord from the Premises and the Building.

12.6 Removal and Restoration. By written notice to Tenant either before, or at the time of, Landlord’s approval of any Alterations (or, as to Minor Alteration, within thirty (30) days following Tenant’s request for Landlord’s determination), Landlord may require Tenant, at Tenant’s sole expense, to remove such Alterations prior to the Expiration Date or any earlier termination of this Lease, to restore the Premises to substantially their configuration and condition before the Alterations were made, and to repair any damage to the Premises caused by such removal. If Landlord does not deliver such removal notice to Tenant within the time period specified herein, then Tenant shall not be required to remove such Alterations. The removal, restoration and repair work described above shall be performed and paid for in accordance with the provisions of Paragraph 36.

12.7 Taxes. In addition to and wholly apart from Tenant’s obligation to pay Tenant’s Proportionate Share of Operating Expenses, Tenant shall be responsible for and shall pay prior to delinquency any taxes or governmental service fees, possessory interest taxes, fees or charges in lieu of any such taxes, capital levies, or other charges imposed upon, levied with respect to or assessed against its fixtures or personal property, on the value of Alterations within the Premises, and on Tenant’s interest pursuant to this Lease, or any increase in any of the foregoing based on such Alterations. To the extent that any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount thereof as invoiced to Tenant by Landlord.

13. SIGNS

13.1 Tenant’s Signage.

13.1.1 Exterior Signage. Subject to the terms and conditions set forth in this Paragraph 13, if Landlord installs any exterior signage identifying tenants of the Building on the Building or within the parcel upon which the Building is located (commonly referred to as Station 4 Block) (the “Exterior Signage”), Tenant shall have the right to install, at its sole cost and expense, a sign identifying Tenant on the Exterior Signage, provided that (a) Tenant shall obtain Landlord’s prior approval of the name, logo, material, typeface, graphic format, proportions, precise location, size, content, design, and method of attachment of such signage, which shall not be unreasonably withheld, conditioned or delayed and (b) such signage shall comply with the Building’s standard signage program and all Applicable Laws. Landlord hereby approves the name “SurveyMonkey” and Tenant’s current logo for use in the Exterior Signage.

13.1.2 Building Top Signage. Subject to the terms and conditions set forth in this Paragraph 13, Tenant shall have the right, at Tenant’s sole cost and expense, to install two (2) backlit, Building top signs identifying Tenant on the east and west sides of the Building (“Building Top Signage”) to the extent permitted by Applicable Laws and in a location designated by Landlord. Landlord shall have the right to approve the name, logo, material, typeface, graphic format, proportions, precise location, size, content, design of the Building Top Signage, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord hereby approves the name “SurveyMonkey” and Tenant’s current logo for use in the Building Top Signage. Tenant’s right to install the Building Top Signage pursuant to this Paragraph 13.1.2 is in addition to and separate from Tenant’s right to install

Exterior Signage pursuant to Paragraph 13.1.1. Landlord shall also have the right to reasonably approve the location of all penetrations and runs, cabling installations, and means of affixing or mounting the Building Top Signage to the Building. Any electrical power required for the Building Top Signage shall be charged to Tenant. Tenant shall pay all federal, state and local taxes applicable to the Building Top Signage. Tenant assumes all liability and risks relating to damage to the Building Top Signage from any cause whatsoever, except to the extent caused by the gross negligence or willful misconduct of Landlord. Any access to the Roof by Tenant shall be subject to the provisions of Paragraph 38 and Rooftop Work Rules and Regulations attached hereto as Exhibit F.

13.1.3 Building Lobby Signage. Subject to the terms and conditions set forth in this Paragraph 13, Tenant shall have the right, at Tenant’s sole cost and expense, to install tenant-identification signage on an interior wall in the lobby located on the first floor of the Building in a location mutually agreeable to Landlord and Tenant (“Building Lobby Signage”). Landlord shall have the right to approve the name, logo, material, typeface, graphic format, proportions, precise location, size, content, design of the Building Lobby Signage, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord hereby approves the name “SurveyMonkey” and Tenant’s current logo for use in the Building Lobby Signage.

13.2 Governmental Approvals. Tenant, at Tenant’s expense, shall be responsible for obtaining all required permits and approvals for each of Tenant’s Exterior Signage, Building Top Signage and Building Lobby Signage (collectively, “Tenant’s Signs”). Tenant’s Signs must comply with all Applicable Laws. Landlord, at no cost to Landlord, shall cooperate with Tenant to obtain all required permits and approvals for Tenant’s Signs. Tenant hereby acknowledges that, notwithstanding Landlord’s approval of Tenant’s Signs, Landlord has made no representations or warranties to Tenant with respect to the probability of obtaining such permits and approvals, nor the availability or location of the Building Top Signage, and the failure of Tenant to obtain such permits and approvals shall not delay the Term Commencement Date or release Tenant from any obligations under this Lease.

13.3 Maintenance and Removal. Any Tenant’s Sign, once approved by Landlord, shall be installed and removed only in strict compliance with Landlord’s approval and Applicable Laws, at Tenant’s expense, using a contractor first approved by Landlord to install same. Tenant, at its sole expense, shall maintain Tenant’s Signs in good condition and repair during the Term. Landlord may remove any signs (not first approved in writing by Landlord), advertisements, banners, placards or pictures so placed by Tenant on or within the Premises, the Building, the Common Areas or the Project and charge to Tenant the cost of such removal, together with any costs incurred by Landlord to repair any damage caused thereby, including any cost incurred to restore the surface upon which such sign was so affixed to its original condition. Prior to the expiration or earlier termination of this Lease, Tenant shall remove all of Tenant’s Signs, repair any damage caused thereby, and restore the surface upon which the sign was affixed to its original condition, all to Landlord’s reasonable satisfaction, upon the expiration or earlier termination of this Lease.

13.4 Assignment and Subleasing. The right to install Building Top Signage and Building Lobby Signage granted in this Paragraph 13 shall not be assigned or subleased separate from a Transfer of the Lease and then only if permitted pursuant to Paragraph 13.5.

13.5 Rights Personal to Original Tenant; Occupancy. Tenant’s right to install Tenant’s Signs is personal to the Original Tenant and its Permitted Assignee under this Lease. No assignee (other than a Permitted Assignee) or subtenant (other than as described below) shall have any right to install any Tenant’s Signs. In addition, if at any time Tenant occupies less than one (1) full floor of the Premises, Tenant’s rights to install any Tenant’s Signs shall be suspended until such time as Tenant re-occupies at least one (1) full floor of the Premises. If Tenant enters into a sublease for the entire Premises for the entire remaining term of the Lease which sublease is approved by Landlord pursuant to Paragraph 22, such subtenant shall be permitted to install Tenant Signs subject to Landlord’s approval of such subtenant’s name, logo, material, typeface, graphic format, proportions, precise location, size, content, design of Tenant’s Signs in accordance with the applicable provisions of this Paragraph 13.1 and otherwise in compliance with the other provisions of Paragraph 13.

14. ENTRY BY LANDLORD

14.1 Right of Entry. After reasonable notice of at least forty eight (48) hours, except in emergencies where no such notice shall be required, Landlord and Landlord’s agents and representatives, shall have the right to enter the Premises to inspect the same, to clean, to perform such work as may be permitted or required hereunder, to make repairs, improvements or alterations to the Premises, Building or Project or to other tenant spaces therein, to deal with emergencies, to post such notices as may be permitted or required by law to prevent the perfection of liens against Landlord’s interest in the Project or to exhibit the Premises to prospective tenants, purchasers, encumbrancers or to others, or for any other purpose as Landlord may deem necessary or desirable; provided, however, that Landlord shall use reasonable efforts not to unreasonably interfere with Tenant’s business operations. Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Tenant’s vaults and safes or special security areas (designated in advance), and Landlord shall have the right to use any and all means which Landlord may deem necessary or proper to open said doors in an emergency, in order to obtain entry to any portion of the Premises, and any entry to the Premises or portions thereof obtained by Landlord by any of said means, or otherwise, shall not be construed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, actual or constructive, of Tenant from the Premises or any portions thereof. At any time within twelve (12) months prior to the expiration of the Term or following any earlier termination of this Lease or agreement to terminate this Lease, Landlord shall have the right to erect on the Premises, Building and/or Project a suitable sign indicating that the Premises are available for lease.

14.2 Waiver of Claims. Tenant acknowledges that Landlord, in connection with Landlord’s activities under this Paragraph 14, may, among other things, erect scaffolding or other necessary structures in the Project, limit or eliminate access to portions of the Project, including portions of the Common Areas, or perform work to the Building and/or within the Project, which work may create noise, dust, vibration, odors or leave debris in the Project. Landlord shall exercise commercially reasonable efforts to minimize interference with the conduct of Tenant’s business in the Premises in performing activities under this Paragraph 14, but Tenant hereby agrees that such activities shall not: constitute an actual or constructive eviction of Tenant; entitle Tenant to any abatement of Rent; make Landlord liable to Tenant for any direct or indirect injury to or interference with Tenant’s business; or entitle Tenant to any compensation or damages for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements, or for any inconvenience or annoyance resulting from such activities.

15. SERVICES AND UTILITIES

15.1 Services and Utilities Provided by Landlord. Provided Tenant shall not be in default hereunder, and subject to the provisions elsewhere herein contained and to the Rules and Regulations, Landlord shall furnish to the Premises, (a) water for lavatory and drinking purposes and electricity, heat and air conditioning as provided by the Base Building Systems, and (b) elevator service, which shall mean service either by nonattended automatic elevators or elevators with attendants, or both, at the option of Landlord. Tenant acknowledges that Tenant has reviewed and accepts the water, electricity, heat and air conditioning and other utilities and services being supplied or furnished to the Premises as described in Schedule 1 of the Tenant Improvement Agreement and the LEED Design/Operational Requirements set forth in Exhibit G, as being sufficient for use of the Premises for reasonable and normal office use and suitable for the Permitted Use and for Tenant’s intended operations in the Premises. Tenant agrees to keep and cause to be kept closed all window covering when necessary because of the sun’s position, and Tenant also agrees at all times to cooperate fully with Landlord and to abide by all of the regulations and requirements which Landlord may prescribe for the proper functioning and protection of electrical, heating, ventilating and air conditioning systems. Wherever heat-generating machines, excess lighting or equipment are used in the Premises which affect the temperature otherwise maintained by the air conditioning system, Landlord reserves the right to install supplementary air conditioning units in the Premises and the cost thereof, including the cost of installation and the cost of operation and maintenance thereof, shall be paid by Tenant to Landlord upon demand by Landlord.

15.2 Controls. Tenant shall not without written consent of Landlord use any apparatus, equipment or device in the Premises, including without limitation, computers, electronic data processing machines, copying machines, and other machines, using excess lighting or using electric current, water, or any other resource in excess of or which will in any way increase the amount of electricity, water, or any other resource being furnished or supplied for the use of the Premises as described in Schedule 1 of the Tenant Improvement Agreements, the Building Plans and the LEED Design/Operational Requirements for reasonable and normal office use, in each case as of the date Tenant takes possession of the Premises and as determined by Landlord, or which will require additions or alterations to or interfere with the Building power distribution systems; nor connect with electric current, except through existing electrical outlets in the Premises or water pipes, any apparatus, equipment or device for the purpose of using electrical current, water, or any other resource. If Tenant shall require water or electric current or any other resource in excess of that being furnished or supplied for the use of the Premises as described in Schedule 1 of the Tenant Improvement Agreements, the Building Plans and the LEED Design/Operational Requirements, Tenant shall first procure the written consent of Landlord which Landlord may refuse, to the use thereof, and Landlord may cause a special meter to be installed in the Premises so as to measure the amount of water, electric current or other resource consumed for any such other use. Tenant shall pay directly to Landlord upon demand as an addition to and separate from payment of Operating Expenses the cost of all such additional resources, energy, utility service and meters (and of installation, maintenance and repair thereof and of any additional circuits or other equipment necessary to furnish such additional resources, energy, utility or service). Following receipt of Tenant’s request to do so, Landlord shall use good faith efforts to restore any service specifically to be provided under Paragraph 15 that becomes unavailable and which is in Landlord’s reasonable control to restore; provided, however, that Landlord shall in no case be liable for any damages directly or indirectly resulting from nor shall the Rent or any monies owed Landlord under this Lease herein reserved be abated (except as provided in Paragraph 15.6) by reason of: (a) the installation, use or interruption of use of any equipment used in connection with the furnishing of any such utilities or services, or any change in the character or means of supplying or providing any such utilities or services or any supplier thereof; (b) the failure to furnish or delay in furnishing any such utilities or services when such failure or delay is caused by Force Majeure Events, or otherwise or because of any interruption of service due to Tenant’s use of water, electric current or other resource in excess of that being supplied or furnished for the use of the Premises as of the date Tenant takes possession of the Premises; (c) the inadequacy, limitation, curtailment, rationing or restriction on use of water, electricity, gas or any other form of energy or any other service or utility whatsoever serving the Premises or Project, whether by Applicable Law or otherwise; or (d) the partial or total unavailability of any such utilities or services to the Premises or the Building or the diminution in the quality or quantity thereof, whether by Law or otherwise; or (e) any interruption in Tenant’s business operations as a result of any such occurrence; nor shall any such occurrence constitute an actual or constructive eviction of Tenant or a breach of an implied warranty by Landlord. Landlord shall further have no obligation to protect or preserve any apparatus, equipment or device installed by Tenant in the Premises, including without limitation by providing additional or after-hours heating or air conditioning. Landlord shall be entitled to cooperate voluntarily and in a reasonable manner with the efforts of national, state or local governmental agencies or utility suppliers in reducing energy or other resource consumption. The obligation to make services available hereunder shall be subject to the limitations of any such voluntary, reasonable program. In addition, Landlord reserves the right to change the supplier or provider of any such utility or service from time to time. Tenant shall have no right to contract with or otherwise obtain any electrical or other such service for or with respect to the Premises or Tenant’s operations therein from any supplier or provider of any such service. Tenant shall cooperate with Landlord and any supplier or provider of such services designated by Landlord from time to time to facilitate the delivery of such services to Tenant at the Premises and to the Building and Project, including without limitation allowing Landlord and Landlord’s suppliers or providers, and their respective agents and contractors, reasonable access to the Premises for the purpose of installing, maintaining, repairing, replacing or upgrading such service or any equipment or machinery associated therewith.

15.3 Utility Charges. Tenant shall pay, upon demand, for all utilities furnished to the Premises, or if not separately billed to or metered to Tenant, Tenant’s Proportionate Share of all charges jointly serving the Project in accordance with Paragraph 7. All sums payable under this Paragraph 15 shall constitute Additional Rent hereunder.

15.4 Services Providers. Tenant may contract separately with providers of telecommunications or cellular products, systems or services for the Premises, provided, however, that any such provider is subject to Landlord’s prior approval, which approval shall not be unreasonably withheld. Even though such products, systems or services may be installed or provided by such providers in the Building, in consideration for Landlord’s permitting such providers to provide such services to Tenant, Tenant agrees that Landlord and the Landlord Parties shall in no event be liable to Tenant or any Tenant Party for any damages of any nature whatsoever arising out of or relating to the products, systems or services provided by such providers (or any failure, interruption, defect in or loss of the same) or any acts or omissions of such providers in connection with the same or any interference in Tenant’s business caused thereby. Tenant waives and releases all rights and remedies against Landlord and the Landlord Parties that are inconsistent with the foregoing.

15.5 Consumption Data. Tenant acknowledges that Landlord is subject to the requirements of California’s Nonresidential Building Energy Use Disclosure Program, as more particularly specified in California Public Resources Code Sections 25402.10 et seq. and regulations adopted pursuant thereto. All disclosures, whether made pursuant to the foregoing statute and regulations or other Applicable Laws now existing or hereafter adopted, are collectively referred to herein as “Required Energy Disclosures”. Tenant acknowledges that future Required Energy Disclosures made during the Term of this Lease (and for at least one year thereafter) will be based, in part, on Tenant’s energy usage within the Building, records of which are required to be maintained, and transmitted to the ENERGY STAR® Portfolio Manager system, by electric and gas utilities companies. Tenant hereby authorizes (and agrees that Landlord shall have the authority to authorize) any electric or gas utility company providing service to the Building to disclose, from time to time, so much of the data collected and maintained by it regarding Tenant’s energy consumption data as may be necessary to cause the Building to participate in the ENERGY STAR® Portfolio Manager system and similar programs. Tenant further authorizes Landlord to disclose information concerning energy use by Tenant, either individually or in combination with the energy use of other tenants, as applicable, in connection with any Required Energy Disclosures (including data relating to carbon dioxide emissions associated with the operation of the Building), whenever Landlord determines, in good faith, that such disclosure is reasonably necessary to comply with Applicable Laws. Tenant shall, within ten (10) days after request by Landlord, provide consumption data in a form reasonably required by Landlord for (a) any utility billed directly to Tenant or any subtenant or licensee of Tenant; and (b) any submetered or separately metered utility supplied to the Premises, which Landlord is not responsible for reading. Further, if Tenant utilizes separate service providers from those of Landlord, Tenant hereby consents to Landlord obtaining the consumption data directly from such service providers and, within ten (10) days after written request, Tenant shall execute and deliver to

\Landlord and the service providers such written releases as the service providers may request evidencing Tenant’s consent to deliver the consumption data to Landlord. If Tenant fails to deliver any release or to provide any information requested hereunder within said ten (10) day period, then Landlord may charge Tenant the sum of One Hundred Dollars ($100) per day for each day after expiration of said ten (10) day period until such release or consumption data is delivered to Landlord, in addition to any other rights or remedies afforded to Landlord for a default pursuant to Paragraph 27 of this Lease. Landlord shall not be required to notify Tenant of the making of Required Energy Disclosures; provided, however, that to the extent disclosure to Tenant is required by Applicable Laws, such disclosure may be satisfied by making Required Energy Disclosures available for review by Tenant in the Building management office. Tenant hereby releases Landlord from any Losses arising out of, resulting from, or otherwise relating to the making of any Required Energy Disclosures

15.6 Interruption of Utilities. There shall be no abatement of rent and Landlord shall not be liable in any respect whatsoever, for the inadequacy, stoppage, interruption or discontinuance of any utility or service due to riot, strike, labor dispute, breakdown, accident, repair, in cooperation with governmental request or directions, or any other cause whatsoever, unless caused by the negligence or willful misconduct of Landlord or its employees, agents or contractors. Any interruption or discontinuance of service shall not, except as otherwise provided by Applicable Laws, be deemed an eviction or disturbance of Tenant’s use and possession of the Premises, or any part thereof, nor shall it render Landlord liable to Tenant for any injury, loss or damage by abatement of rent or otherwise, nor shall it relieve Tenant from performance of Tenant’s obligations under this Lease. Notwithstanding the foregoing, if Tenant is prevented from using, and does not use, the Premises or any material portion thereof as a consequence of a cessation of utilities (i) not caused by Tenant or any Tenant Party and either within the reasonable control of Landlord to correct or covered by rental interruption insurance then carried by Landlord or (ii) caused by the negligence or willful misconduct of Landlord or Landlord’s employees, agents or contractors (each, a “Utility Cessation Event”), then Tenant shall give Landlord notice of such Utility Cessation Event, and if such Utility Cessation Event continues for more than five (5) consecutive Business Days after Landlord’s receipt of such notice (“Utility Cessation Abatement Period”), then the Base Rent and Tenant’s Percentage Share of Operating Expenses shall be abated after expiration of the Utility Cessation Abatement Period and continuing for such time that Tenant continues to be so prevented from using, and does not use, the Premises or any material portion thereof, in the proportion that the rentable square footage of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable square footage of the Premises.

16. SECURITY SERVICES AND ACCESS CONTROL

16.1 Security Services. Landlord shall have the right from time to time to adopt such policies, procedures and programs as it shall, in Landlord’s reasonable discretion, deem necessary or appropriate for the security of the Project taking into consideration policies, procedures and programs adopted for Comparable Buildings and the character of the surrounding community. Tenant shall reasonably cooperate with Landlord in the enforcement of, and shall comply with, the policies, procedures and programs reasonably adopted by Landlord insofar as the same pertain to Tenant or any Tenant Parties. Tenant acknowledges that the safety and security devices, services and programs provided by Landlord from time to time, if any, may not prevent theft or other criminal acts, or insure the safety of persons or property, and Tenant expressly assumes the risk that any safety device, service or program may not be effective or may malfunction or be circumvented. Except to the extent damages are caused by the gross negligence or willful misconduct of Landlord, Landlord shall not be liable in any manner to Tenant or any other Tenant Parties for any acts (including criminal acts) of others, or for any direct, indirect, or consequential damages, or any injury or damage to, or interference with, Tenant’s business, including, but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, or other loss or damage, bodily injury or death, related to any malfunction, circumvention or other failure of any security services which Landlord may provide pursuant to this Paragraph 16.1, or for the failure of any of the foregoing security services to prevent bodily injury, death, or property damage, or loss, or to apprehend any person suspected of causing such injury, death, damage or loss.

16.2 Access. Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days a week. Tenant assumes responsibility for controlling access to the Premises and may install its own security system pursuant to Paragraph 16.3, provided that Landlord shall at all times have access to the Premises in the event of an emergency and as necessary to provide the services and perform the obligations of Landlord under this Lease.

16.3 Tenant’s Security Equipment. Tenant shall have the right to (a) institute such security measures entirely within the Premises as it may determine in its sole discretion, at Tenant’s sole cost and expense and at no cost to Landlord , (b) install key-card systems to the Premises from the internal stairwells of the Common Areas adjacent to the Premises, and (c) install, at Tenant’s sole cost and expense, security fencing and/or other measures to secure the Building’s Subterranean Parking Facility, subject to Landlord’s reasonable approval of such fencing and other measures (collectively, “Tenant’s Security Equipment”), subject to all Applicable Laws, fire rating requirements and any so-called “fail safe open” requirements. The use of the internal stairwells pursuant to this Paragraph 16.3 shall not impair any existing approvals concerning the existing use and construction of the stairwells. At Tenant’s sole cost, Tenant shall be permitted to tie Tenant’s Security Equipment into the Base Building Systems if requested by Tenant provided that (i) Tenant’s Security Equipment is compatible with the Base Building Systems and (ii) Tenant’s Security System does not materially and adversely interfere with the Base Building Systems. Landlord must have the ability, at all times, to access the stairwells and to activate any such Tenant Security Equipment; provided, however, that, except in the event of an emergency, Landlord shall not deactivate Tenant’s Security System, whether in connection with inspection, maintenance or repair of the Building’s fire/life safety system or otherwise, without providing reasonable prior notice to Tenant. Tenant shall keep and maintain any Tenant’s Security Equipment in good working order, condition and repair throughout the Term. In no event shall Tenant be entitled to any credit against Rent (including Tenant’s Proportionate Share of Operating Expenses) or to any exclusions from Operating Expenses in the determination of Tenant’s Proportionate Share of Operating Expenses. as a result of Tenant’s election to provide security measures or equipment to its Premises. Prior to the expiration or earlier termination of this Lease, Tenant shall, upon written request by Landlord, remove the Tenant’s Security Equipment and associated wiring and repair any damage to the Premises or the Building caused by such removal. Tenant acknowledges and agrees that Tenant’s use of the stairwell and the installation, operation and maintenance of the Tenant’s Security Equipment shall be at Tenant’s sole risk and Landlord shall have no liability whatsoever in connection therewith. For the sake of clarity, the waiver of liability with respect to the stairwell in the preceding sentence is limited to Tenant’s use of the stairwell and does not extend to Landlord’s obligation to construct the stairwell in accordance with the Building Plans and all Applicable Laws.

17. SUBORDINATION AND NON-DISTURBANCE

Subject to the terms and conditions of this Paragraph 17, this Lease shall be and is hereby declared to be subject and subordinate at all times to: (a) all ground leases or underlying leases which may now exist or hereafter be executed affecting the Premises and/or the land upon which the Building and Project are situated, or both; and (b) any mortgage or deed of trust which may now exist or be placed upon the Building, the Project and/or the land upon which the Building or the Project are situated, or said ground leases or underlying leases, or Landlord’s interest or estate in any of said items which is specified as security (such leases, mortgages and deeds of trust are referred to herein, collectively, as “Superior Interests”), and all advances made upon the security of such mortgages or deeds of trust, all without the necessity of any further instrument executed or delivered by or on the part of Tenant for the purpose of effectuating such subordination, unless the holder of any such Superior Interest (each, a “Security Holder”) requires in writing that this Lease be superior thereto. Upon any termination or foreclosure (or any delivery of a deed in lieu of foreclosure) of any Superior Interest, Tenant, upon request, shall attorn to the Security Holder or foreclosure sale purchaser or any successor thereto and shall recognize such party as the lessor hereunder provided such Security Holder, purchaser or successor thereto accepts all of the terms, covenants and conditions of this Lease and agrees not to disturb Tenant’s occupancy so long as there is no Event of Default hereunder. Tenant agrees with Security Holder that if Security Holder or any foreclosure sale purchaser or successor thereto shall succeed to the interest of Landlord under this Lease, such Security Holder, purchaser or any successor thereto shall not be (i) liable for any action or omission of any Landlord under this Lease arising prior to such Security Holder, purchaser or successor acquiring title to and possession of the Premises, or (ii) subject to any offsets, defenses or counterclaims which Tenant might have against any prior Landlord, or (iii) bound by any Rent which Tenant might have paid for more than the current month to any prior Landlord, or (iv) bound by any modification or amendment of this Lease not consented to by such Security Holder, purchaser or any successor thereto. Within ten (10) Business Days after request by Landlord, Tenant covenants and agrees to execute and deliver commercially reasonable instruments evidencing such subordination of this Lease to any such Superior Interest, and such attornment, as may be required by Landlord or by the Security Holder of such Superior Interest. Landlord, Tenant and the existing Security Holder shall enter into a Subordination, Non Disturbance and Attornment Agreement substantially in the Security Holder’s form as previously presented to Tenant with modifications mutually acceptable to Landlord, Tenant and the Security Holder.

18. FINANCIAL STATEMENTS

If at any time Tenant is not a publicly traded company, at Landlord’s request from time to time, Tenant shall deliver to Landlord within ten (10) days after Landlord’s request therefor a copy, certified by an officer of Tenant as being a true and correct copy, of Tenant’s most recent audited financial statement. In addition, upon Landlord’s reasonable request, Tenant will provide Landlord within ten (10) days after request therefor, copies of Tenant’s most recent unaudited financial statements reflecting Tenant’s financial situation (including without limitation balance sheets, statements of profit and loss, and changes in financial condition). Tenant agrees to deliver to any lender, prospective lender, purchaser or prospective purchaser designated by Landlord such financial statements of Tenant as may be reasonably requested by such lender or purchaser. Landlord shall not use any financial information required to be provided by Tenant under this Paragraph 19 for any purpose other than in connection with the ownership, financing, leasing and sale of the Project and Landlord shall only disclose such information to (a) its investors, lenders and employees having a need to know that information to accomplish the permitted purposes and (b) prospective lenders and prospective purchasers and their respective investors, lenders and employees having a need to know that information to accomplish the permitted purposes and provided that any such recipient agrees to protect that information in accordance with the foregoing and with at least the same degree of care recipient uses to protect its own confidential information of like importance. Tenant hereby authorizes Landlord to obtain one or more credit reports on Tenant at any time, and shall execute such further authorizations as Landlord may reasonably require in order to obtain a credit report.

19. ESTOPPEL CERTIFICATE

Tenant agrees from time to time, within ten (10) days after request of Landlord, to deliver to Landlord, or Landlord’s designee, an estoppel certificate stating that this Lease is in full force and effect, that this Lease has not been modified (or stating all modifications, written or oral, to this Lease), the date to which Rent has been paid, the unexpired portion of this Lease, that there are no current defaults by Landlord or Tenant under this Lease (or specifying any such defaults), that the leasehold estate granted by this Lease is the sole interest of Tenant in the Premises and/or the land at which the Premises are situated, and such other matters pertaining to this Lease as may be reasonably requested by Landlord or any mortgagee, beneficiary, purchaser or prospective purchaser of the Building or Project or any interest therein. Failure by Tenant to execute and deliver such certificate shall constitute an acceptance of the Premises and acknowledgment by Tenant that the statements included are true and correct without exception. Tenant agrees that if Tenant fails to execute and deliver such certificate within such ten (10) day period, Landlord may execute and deliver such certificate on Tenant’s behalf and that such certificate shall be binding on Tenant. Landlord and Tenant intend that any statement delivered pursuant to this Paragraph may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of the Building or Project or any interest therein. The parties agree that Tenant’s obligation to furnish such estoppel certificates in a timely fashion is a material inducement for Landlord’s execution of this Lease, and shall be an Event of Default if Tenant fails to fully comply or makes any material misstatement in any such certificate. Landlord shall provide a similar estoppel certificate within ten (10) days after request of Tenant.

20. SECURITY DEPOSIT

20.1 Delivery of Letter of Credit. Concurrently with the execution and delivery of this Lease, Tenant shall deliver to Landlord, as protection for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer (or which Landlord reasonably estimates that it may suffer) as a result of any breach or default by Tenant under this Lease, an irrevocable and unconditional negotiable standby letter of credit (the “Letter of Credit”) in an amount of (the “Letter of Credit Amount”), payable upon presentation to an operating retail branch located in the San Francisco Bay Area, running in favor of Landlord and issued by a solvent, nationally recognized bank with assets in excess of Forty Billion Dollars ($40,000,000,000) and with a long term rating from Standard and Poor’s Professional Rating Service of A or a comparable rating from Moody’s Professional Rating Service or higher, under the supervision of the Superintendent of Banks of the State of California. The Letter of Credit shall (a) be “callable” at sight, irrevocable and unconditional, (b) be maintained in effect, whether through renewal (pursuant to a so-called “evergreen provision”) or extension, for the period from the Lease Date, until the date (the “LC Expiration Date”) that is sixty (60) days after the Expiration Date, and Tenant shall deliver to Landlord a new Letter of Credit, certificate of renewal or extension amendment at least sixty (60) days prior to the expiration of the Letter of Credit then held by Landlord, without any action whatsoever on the part of Landlord, (c) be fully transferrable by Landlord, its successors and assigns, (d) be payable to Landlord, Security Holder or their assignees (the “Beneficiary”); (e) require that any draw on the Letter of Credit shall be made only upon receipt by the issuer of a letter signed by a purported authorized representative of the Beneficiary certifying that the Beneficiary is entitled to draw on the Letter of Credit pursuant to this Lease; (f) permit partial draws and multiple presentations and drawings; and (g) be otherwise subject to the Uniform Customs and Practices for Documentary Credits (2007-Rev) or International Chamber of Commerce Publication #600. In addition to the foregoing, the form and terms of the Letter of Credit and the bank issuing the same (the “Bank”) shall be acceptable to Landlord and Security Holder, in their respective sole discretion. If Landlord notifies Tenant in writing that the Bank which issued the Letter of Credit has become financially unacceptable because the above requirements are not met or the Bank has filed bankruptcy or reorganization proceedings or is placed into a receivership or conservatorship, or the financial condition of the Bank has changed in any other materially adverse way, then Tenant shall have thirty (30) days to provide Landlord with a substitute Letter of Credit complying with all of the requirements of this Paragraph 20. If Tenant does not so provide Landlord with a substitute Letter of Credit within such thirty (30) day period, then Beneficiary shall have the right to draw upon the then current Letter of Credit. In addition to Beneficiary’s rights to draw upon the Letter of Credit as otherwise described in this Paragraph 20, Beneficiary shall have the right to draw down an amount up to the face amount of the

Letter of Credit if any of the following shall have occurred or be applicable: (i) an Event of Default of Tenant has occurred; (ii) an event has occurred which, with the passage of time or giving of notice or both, would constitute an Event of Default of Tenant where Landlord is prevented from, or delayed in, giving such notice because of a bankruptcy or other insolvency proceeding; (iii) this Lease is terminated by Landlord due to an Event of Default by Tenant; (iv) Tenant has filed a voluntary petition under the U.S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”), (v) an involuntary petition has been filed against Tenant under the Bankruptcy Code, or (vi) the Bank has notified Landlord that the Letter of Credit will not be renewed or extended through the LC Expiration Date and Tenant has not provided a replacement Letter of Credit that satisfies the requirements of this Paragraph 20 within thirty (30) days prior to the expiration of the Letter of Credit. The Letter of Credit will be honored by the Bank regardless of whether Tenant disputes Landlord’s right to draw upon the Letter of Credit. Tenant shall be responsible for paying the Bank’s fees in connection with the issuance of any Letter of Credit, certificate of renewal or extension amendment.

20.2 Transfer of Letter of Credit. The Letter of Credit shall provide that Landlord, its successors and assigns, may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all or any portion of its interest in and to the Letter of Credit to another party, person or entity. In the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the Letter of Credit, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor arising after such transfer, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer, and Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith.

20.3 In General. If for any reason the amount of the Letter of Credit becomes less than the Letter of Credit Amount, Tenant shall, within ten (10) Business Days thereafter, either provide Landlord with a cash security deposit equal to such difference or provide Landlord with additional letter(s) of credit in an amount equal to the deficiency (or a replacement letter of credit in the total Letter of Credit Amount or an amendment to the existing Letter of Credit to increase the Letter of Credit Amount by the deficiency), and any such additional (or replacement) letter of credit or letter of credit amendments shall comply with all of the provisions of this Paragraph 20, and if Tenant fails to comply with the foregoing, then, notwithstanding anything to the contrary contained in Paragraph 20.1 above, the same shall constitute an incurable default by Tenant under this Lease (without the need for any additional notice and/or cure period). Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the LC Expiration Date, Landlord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than thirty (30) days prior to the expiration of the Letter of Credit), which shall be irrevocable and automatically renewable as above provided through the LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its reasonable discretion. However, if the Letter of Credit is not timely renewed, or if Tenant fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this Paragraph 20, Beneficiary shall have the right to present the Letter of Credit to the Bank in accordance with the terms of this Paragraph 20, and the proceeds of the Letter of Credit may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due (subject to applicable notice and cure periods) and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this

Lease (subject to applicable notice and cure periods), including, but not limited to, all damages or rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code. Any unused proceeds shall constitute the property of Landlord and need not be segregated from Landlord’s other assets. Landlord agrees to pay to Tenant within sixty (60) days after the Expiration Date the amount of any proceeds of the Letter of Credit received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under this Lease (including, but not limited to, all damages or rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code); provided, however, that if prior to the LC Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.

20.4 Application of Letter of Credit. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any breach or default on the part of Tenant under this Lease. If Tenant shall breach any provision of this Lease or otherwise be in default hereunder, in each case beyond applicable notice and cure periods, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the Letter of Credit, in part or in whole, to cure any breach or default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained or that Landlord reasonably estimates that it will sustain resulting from Tenant’s breach or default, including, but not limited to, all damages or rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code. The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any Applicable Laws, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and the use, application or retention of the Letter of Credit shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a “draw” by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the Letter of Credit. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant agrees and acknowledges that (a) the Letter of Credit constitutes a separate and independent contract between Landlord and the Bank, (b) Tenant is not a third party beneficiary of such contract, and (c) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the U.S. Bankruptcy Code or otherwise.

20.5 Security Deposit. Any proceeds drawn under the Letter of Credit and not applied as set forth above shall be held by Landlord as a security deposit (the “Deposit”). No trust relationship is created herein between Landlord and Tenant with respect to the Deposit, and Landlord shall not be required to keep the Deposit separate from its general accounts. The Deposit shall be held by Landlord as security for the faithful performance by Tenant of all of the provisions of this Lease to be performed or observed by Tenant. If Tenant fails to pay any Rent, or otherwise defaults with respect to any provision of this Lease, Landlord may (but shall not be obligated to), and without prejudice to any other remedy available to Landlord, use, apply or retain all or any portion of the Deposit for the payment of any Rent in default or for the payment of any other sum to which Landlord may become obligated by reason of Tenant’s default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby, including, without limitation, prospective damages and damages recoverable pursuant to California Civil Code Section 1951.2. Tenant waives the provisions of California Civil Code Section 1950.7, or any similar or successor laws now or hereinafter in effect, that restrict Landlord’s use or application of the Deposit, or that provide specific time periods for return of the Deposit. Without limiting the generality of the foregoing, Tenant expressly agrees that if Landlord terminates this Lease due to an Event of Default or if Tenant terminates this Lease in a bankruptcy proceeding, Landlord shall be entitled to hold the Deposit until the amount of damages recoverable pursuant to California Civil Code Section 1951.2 is finally determined. If Landlord uses or applies all or any portion of the Deposit as provided above, Tenant shall within ten (10) days after demand therefor, deposit cash with Landlord in an amount sufficient to restore the Deposit to the full amount thereof, and Tenant’s failure to do so shall, at Landlord’s option, be an Event of Default under this Lease. At any time that Landlord is holding proceeds of the Letter of Credit pursuant to this Paragraph 20.5, Tenant may deposit a Letter of Credit that complies with all requirements of this Paragraph 20, in which event Landlord shall return the Deposit to Tenant within ten (10) days after receipt of the Letter of Credit. If Tenant performs all of Tenant’s obligations hereunder, the Deposit, or so much thereof as has not previously been applied by Landlord, shall be returned, without payment of interest or other increment for its use, to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder) within ninety (90) days following the later of the expiration of the Lease Term or Tenant’s vacation and surrender of the Premises in accordance with the requirements of this Lease. Landlord’s return of the Deposit or any part thereof shall not be construed as an admission that Tenant has performed all of its obligations under this Lease. Upon termination of Landlord’s interest in this Lease, if Landlord transfers the Deposit (or the amount of the Deposit remaining after any permitted deductions) to Landlord’s successor in interest, and thereafter notifies Tenant of such transfer and the name and address of the transferee, then Landlord shall be relieved of any further liability with respect to the Deposit.

20.6 Reduction Following Rent Payments. Notwithstanding any provision of this Lease to the contrary, the Letter of Credit Amount shall be reduced in accordance with the following schedule, provided that Tenant delivers to Landlord a replacement or amended Letter of Credit satisfying each and all of the requirements set forth in this Paragraph 20 and provided, however, that in no event shall any such reduction be permitted hereunder if a monetary Event of Default shall have occurred during the twelve (12) month period preceding any LC Reduction Date (the “Performance LC Reduction Condition”):

LC Reduction Date	Amount of Reduction	Adjusted Letter of Credit Amount
1st day of 25th full calendar month of the Term
1st day of 49th full calendar month of the Term
1st day of 73rd full calendar month of the Term

If the Performance LC Reduction Condition is satisfied, and provided that Tenant tenders the replacement or amended Letter of Credit to Landlord in the form required herein, Landlord shall exchange the Letter of Credit then held by Landlord for the replacement Letter of Credit tendered by Tenant or accept and acknowledge the amendment to the Letter of Credit then held by Landlord, as applicable.

20.7 Reduction Following Public Offering. If (a) before or after the second (2nd) anniversary of Term Commencement Date, the stock of Tenant has been issued in a public offering and is sold on a public stock exchange at a net price which equates to a market capitalization of at least Five Billion Dollars ($5,000,000,000), (b) the second (2nd) anniversary of the Term Commencement Date has occurred, and (c) no monetary Event of Default has occurred during the twelve (12) month period preceding such public offering or the second (2nd) anniversary of the Term Commencement Date, whichever date is later (the “Public Offering LC Reduction Conditions”), then the Letter of Credit Amount shall be reduced to if the Public Offering LC Reduction Conditions are satisfied, and provided that Tenant tenders the replacement or amended Letter of Credit to Landlord satisfying each and all of the requirements set forth in this Paragraph 20, Landlord shall exchange the Letter of Credit then held by Landlord for the replacement Letter of Credit tendered by Tenant or accept and acknowledge the amendment to the Letter of Credit then held by Landlord, as applicable. If, following the satisfaction of the Public Offering LC Reduction Condition, Tenant maintains four (4) consecutive quarters during which its market capitalization is at least Five Billion Dollars ($5,000,000,000), then the Letter of Credit Amount shall be reduced to zero and eliminated as a requirement hereunder.

21. LIMITATION OF TENANT’S REMEDIES

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) SHALL BE LIMITED TO THE LESSER OF (A) THE INTEREST OF LANDLORD IN THE BUILDING AND PARCEL OF LAND ON WHICH THE BUILDING IS LOCATED, OR (B) THE EQUITY INTEREST LANDLORD WOULD HAVE IN THE BUILDING AND PARCEL OF LAND ON WHICH THE BUILDING IS LOCATED IF THE SAME WERE ENCUMBERED BY THIRD PARTY DEBT IN AN AMOUNT EQUAL TO 70% OF THE VALUE OF THE PROPERTY. TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE BUILDING AND SUCH PARCEL OF LAND FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD OR ANY LANDLORD PARTY. NEITHER LANDLORD NOR ANY LANDLORD PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY, AND IN NO EVENT SHALL LANDLORD OR ANY LANDLORD PARTY BE LIABLE TO TENANT FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND ANY MORTGAGEE(S) OF LANDLORD WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT. UNDER NO CIRCUMSTANCES SHALL TENANT HAVE THE RIGHT TO OFFSET AGAINST OR RECOUP RENT OR OTHER PAYMENTS DUE AND TO BECOME DUE TO LANDLORD HEREUNDER EXCEPT AS EXPRESSLY PROVIDED IN PARAGRAPHS 15.6, 24.1 AND 25.8 OF THIS LEASE, WHICH RENT AND OTHER PAYMENTS SHALL BE ABSOLUTELY DUE AND PAYABLE HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF.

22. ASSIGNMENT AND SUBLETTING

22.1 Restriction on Transfers. Tenant shall not, without the prior written consent of Landlord, which consent Landlord shall not unreasonably withhold, conditioned or delayed beyond fifteen (15) Business Days following Landlord’s receipt of a Notice of Proposed Transfer pursuant to Paragraph 22.2 below: (a) assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, by operation of law or otherwise; (b) sublet the Premises or any part thereof; or (c) permit the use of the Premises by any persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any Person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”).

22.2 Notice of Proposed Transfer; Standards of Approval. If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing (“Notice of Proposed Transfer”). Any such Notice of Proposed Transfer shall include: (a) the proposed effective date which shall not be less than thirty (30) days after the date of Tenant’s Notice of Proposed Transfer, (b) the portion of the Premises to be Transferred (herein called the “Subject Space”), (c) the terms of the proposed Transfer and the consideration therefor, the name and address of the proposed Transferee, a copy of all documentation pertaining to the proposed Transfer, and an estimated calculation of the Transfer Premium (as defined in Paragraph 22.3 below) in connection with such Transfer, (d) financial statements of the proposed Transferee for the three (3) year period immediately preceding the Notice of Proposed Transfer (or, if the proposed Transferee has been in existence for less than three (3) years, for such shorter period as may be applicable) certified by an officer, partner or owner thereof and any other information reasonably necessary to enable Landlord to determine the financial responsibility (including, without limitation, bank references and contacts at other of Tenant’s funding sources) of the proposed Transferee, and a description of the nature of such Transferee’s business and proposed use of the Subject Space, and (e) such other information as Landlord may reasonably require. Landlord shall give Tenant written notice of its approval or disapproval of a proposed Transfer within fifteen (15) Business Days after receipt of the Notice of Proposed Transfer (including the information required above). Without limiting the grounds on which it may be reasonable for Landlord to withhold its consent to a proposed Transfer, Tenant acknowledges that Landlord may reasonably withhold its consent in the following instances: (i) if there exists an Event of Default by Tenant of its obligations under this Lease; (ii) if the Transferee is a governmental or quasi-governmental agency, foreign or domestic; (iii) if the Transferee is an existing tenant in the Project, unless Landlord does not have space currently or coming available in the Project comparable to the Premises (or that portion being subleased) in size, location and floor level that will satisfy the existing tenant’s facility needs or except as described in Paragraph 22.9; (iv) if Tenant has not demonstrated to Landlord’s satisfaction that the Transferee is financially responsible with sufficient Net Worth (as defined in Paragraph 22.7 below) to meet the financial and other obligations of this Lease; (v) if, in Landlord’s sole judgment, the Transferee’s business, use and/or occupancy of the Premises would (A) violate any of the terms of this Lease or the lease of any other tenant in the Project, (B) not be comparable to and compatible with the types of use by other tenants in the Project, (C) require any Alterations which would materially reduce the value of the existing leasehold improvements in the Premises, or (D) result in material increased density per floor or require increased services by Landlord; (vi) in the case of a sublease, it would result in more than three (3) occupancies on a floor; (vii) in the case of a sublease, if the rent payable by the Transferee is less than the then prevailing rate being charged by Landlord for the lease of space in the Project currently or coming available that is comparable to the Premises (or that portion being subleased) in size, location and floor level that will satisfy the proposed Transferee’s facility needs or except as described in Paragraph 22.9; or (viii) if the Transferee has received a bona fide written proposal from Landlord (or had received a bona fide written proposal from Landlord during the six (6) month period immediately preceding the date of the Notice of Proposed Transfer and the negotiations of such proposal have not been terminated by either party) to lease space in the Project, unless Landlord does not have space currently or coming available in the Project comparable to the Premises (or that portion being subleased) in size, location and floor level that will satisfy the proposed Transferee’s facility needs or except as described in Paragraph 22.9. Any Transfer made without complying with this Paragraph shall, at Landlord’s option, be null, void and of no effect, and/or shall constitute an Event of Default under this Lease. Whether or not Landlord shall grant consent, Tenant shall pay, within thirty (30) days after written request by Landlord, any reasonable out-of-pocket legal fees incurred by Landlord in connection with any proposed Transfer.

22.3 Transfer Premium. If Landlord consents to a Transfer (and does not exercise any recapture right pursuant to Paragraph 22.5), as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay Landlord fifty percent (50%) of any Transfer Premium derived by Tenant from such Transfer. “Transfer Premium” shall mean the rent, additional rent or other consideration paid or to be paid by such Transferee for the Transfer (including, but not limited to, payments in excess of fair market value for Tenant’s assets, trade fixtures, equipment and other tangible personal property, but excluding any intangible property) in excess of the Rent payable by Tenant under this Lease (on a monthly basis during the Term, and on a per rentable square foot basis, if less than all of the Premises is transferred), calculated after deducting Permitted Transfer Costs. As used herein, “Permitted Transfer Costs” means the actual costs incurred and paid by Tenant for (a) any leasing commissions (not to exceed commissions typically paid in the San Mateo office market at the time of such Transfer), (b) improvements allowances provided to the Transferee, and (c) reasonable legal fees and expenses paid in connection with documenting, reviewing and approving the Transfer, reasonably incurred by Tenant in connection with the Transfer. If Tenant shall enter into multiple Transfers, the Transfer Premium payable to Landlord shall be calculated independently with respect to each Transfer. The Transfer Premium due Landlord hereunder shall be paid within fifteen (15) days after Tenant receives any Transfer Premium from the Transferee. Landlord or its authorized representatives shall have the right at all reasonable times to review the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof.    The parties acknowledge that no Transfer Premium shall be payable in connection with a Transfer to a Permitted Transferee.

22.4 Terms of Consent. If Landlord consents to a Transfer (and does not exercise any recapture right pursuant to Paragraph 22.5): (a) the terms and conditions of this Lease, including among other things, Tenant’s liability for the Subject Space, and Rent with respect thereto, shall in no way be deemed to have been released, waived or modified, (b) such consent shall not be deemed consent to any further Transfer by either Tenant or the Transferee, (c) no Transferee (other than a Permitted Transferee) shall succeed to any rights provided in this Lease or any amendment hereto to extend the Term, expand the Premises, or lease additional space unless expressly permitted hereunder; (d) Tenant shall deliver to Landlord promptly after execution, an executed copy of all documentation pertaining to the Transfer, and (e) Tenant shall furnish upon Landlord’s request a complete statement, certified by Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer. Each Transferee under an assignment of this Lease, other than Landlord, must expressly assume all of the provisions, covenants and conditions of this Lease on the part of Tenant thereafter to be kept and performed. No subtenant shall have the right to further Transfer its interest in the Subject Space, except in accordance with this Paragraph 22.

22.5 Landlord’s Recapture Right. Notwithstanding anything to the contrary contained in this Paragraph 22, in the event that Tenant contemplates a Transfer, Tenant shall give Landlord notice (the “Intention to Transfer Notice”) of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined); provided, however, that Landlord hereby acknowledges and agrees that Tenant shall have no obligation to deliver an Intention to Transfer Notice hereunder, and Landlord shall have no right to recapture space with respect to (A) a Transfer of up to the entirety of two (2) full floors (except any such Transfer for rentable square footage that when combined with the rentable square footage of any prior Transfer would exceed the equivalent of two (2) full floors) for less than substantially the remainder of the Term, or (B) a Permitted Transfer. The Intention to Transfer Notice shall specify the portion of and amount of rentable square feet of the Premises which Tenant intends to Transfer (the “Contemplated Transfer Space”), the contemplated date of commencement of the Contemplated Transfer (the “Contemplated Effective Date”), and the contemplated length of the term of such contemplated Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Paragraph 22.5 in order to allow Landlord to elect to recapture the Contemplated Transfer Space for the remainder of the Lease Term. Thereafter, Landlord shall have the option, by giving written notice to Tenant (the “Recapture Notice”) within thirty (30) days after receipt of any Intention to Transfer Notice, to recapture the Contemplated Transfer Space. Tenant shall have fifteen (15) Business Days after receipt of the Recapture Notice to withdraw the Contemplated Transfer Space which triggered the Recapture Notice. Should the Contemplated Transfer Space be withdrawn, no recapture shall occur and Tenant shall remain in possession. Any recapture under this Paragraph 22.5 shall cancel and terminate (or suspend if not for the remainder of the Lease Term) this Lease with respect to the Contemplated Transfer Space as of the Contemplated Effective Date. In the event of a recapture by Landlord, (i) Landlord shall install, on a commercially reasonable basis, any corridor and/or demising wall which is required as a result of a recapture by Landlord pursuant to the terms hereof, (ii) the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises; and (iii) this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner, to recapture the Contemplated Transfer Space under this Paragraph 22.5, then, subject to the other terms of this Paragraph 22, for a period of six (6) months (the “Six Month Period”) commencing on the last day of such thirty (30) day period, Landlord shall not have any right to recapture the Contemplated Transfer Space with respect to any Transfer made during the Six Month Period; provided however, that any such Transfer shall be subject to the remaining terms of this Paragraph 22. If such a Transfer is not so consummated within the Six Month Period (or if a Transfer is so consummated, then upon the expiration of the term of any Transfer of such Contemplated Transfer Space consummated within such Six Month Period), Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect any contemplated Transfer, as provided above in this Paragraph 22.5.

22.6 Certain Transfers. For purposes of this Lease, but subject to the provisions of Paragraph 22.7 below, the term “Transfer” shall also include (a) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of a general partner or fifty percent (50%) or more of the partners, or a transfer of fifty percent (50%) or more of partnership interests, or the dissolution of the partnership; (b) if Tenant is a limited liability company, the withdrawal or change, voluntary, involuntary, or by operation of law, of fifty percent (50%) or more of the members, or a transfer of fifty percent (50%) or more of the membership interests, or the dissolution of the limited liability company; and (c) if Tenant is a corporation, the dissolution, merger, consolidation or other reorganization of Tenant, or the sale or other transfer of fifty percent (50%) or more of the voting shares of Tenant (other than transfers to immediate family members by reason of gift or death), or the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty percent (50%) or more of Tenant’s net assets. No issuance of stock of Tenant in a public offering or sale on a public stock exchange of Tenant’s stock shall be deemed to be a “Transfer” for purposes of this Lease or subject to the terms and conditions of this Paragraph 22.

22.7 Permitted Transfers. Notwithstanding anything to the contrary contained in this Paragraph 22, as long as no Event of Default by Tenant has then occurred and is continuing, Tenant may assign this Lease or sublet any portion of the Premises (hereinafter collectively referred to as a “Permitted Transfer”) to (a) an affiliate of Tenant (an entity which is Controlled by, Controls, or is under common Control with, Tenant), (b) any successor entity to Tenant by way of merger, consolidation or other non-bankruptcy corporate reorganization, (c) an entity which acquires multiple assets of Tenant, or (d) an entity acquiring and continuing Tenant’s business operations at or from the Premises (a “Permitted Transferee”); provided that (i) at least ten (10) Business Days prior to the Transfer (or ten (10) Business Days after the Transfer if prior notice of such Transfer is prevented by Applicable Laws or confidentiality restrictions), Tenant notifies Landlord of such Transfer, and supplies Landlord with any documents or information reasonably requested by Landlord regarding such Transfer or Permitted Transferee, including, but not limited to, copies of the sublease or instrument of assignment and copies of documents establishing to the reasonable satisfaction of Landlord that the transaction in question is one permitted under this Paragraph 22.7, (ii) at least ten (10) Business Days prior to the Transfer (or ten (10) Business Days after the Transfer if prior notice of such Transfer is prevented by Applicable Laws or confidentiality restrictions), Tenant furnishes Landlord with a written document executed by the proposed Permitted Transferee in which, in the case of an assignment, such entity assumes all of Tenant’s obligations under this Lease thereafter to be performed, and, in the case of a sublease, such entity agrees to sublease the Subject Space subject to this Lease, (iii) other than in the case of a sublease of a portion of the Premises to an affiliate, the affiliate or successor entity must have a net worth (computed in accordance with generally accepted accounting principles, except that intangible assets such as goodwill, patents, copyrights, and trademarks shall be excluded in the calculation (“Net Worth”)) at the time of the Transfer that is at least equal to the Net Worth of Tenant immediately prior to such Transfer, and (iv) any such proposed Transfer is not, whether in a single transaction or in a series of transactions, entered into as a subterfuge to evade the obligations and restrictions relating to Transfers set forth in this Paragraph 22.7. “Control,” as used in this Paragraph 22.7, shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity. For purposes of this Lease, the term “Permitted Assignee” shall mean a Permitted Transferee to whom Tenant assigns all of its right, title and interest in and to this Lease, and which assumes all of Tenant’s obligations under this Lease.

22.8 Tenant Remedies. Notwithstanding anything to the contrary in this Lease, if Tenant claims that Landlord has unreasonably withheld, conditioned, or delayed its consent under this Paragraph 22 or otherwise has breached or acted unreasonably under this Paragraph 22, Tenant’s remedies shall be declaratory judgment and an injunction for the relief sought, and/or an action for compensatory monetary damages, and Tenant hereby waives all other remedies, including, without limitation, any right provided under California Civil Code Section 1995.310 or other Applicable Laws to terminate this Lease.

22.9 Initial Subleasing. Landlord acknowledges that Tenant may not occupy the entirety of the Premises upon the Term Commencement Date and that Tenant desires the ability to initially sublease a portion of the Premises with less restrictive approval conditions than those set forth in Paragraph 22.2. With respect to the initial subleasing only of that portion of the Premises not occupied by Tenant upon the Term Commencement Date, the grounds set forth in clauses (iii), (vii) and (viii) of Paragraph 22.2 on which it may be reasonable for Landlord to withhold its consent to a proposed Transfer shall not be applicable to (a) any sublease of the Premises for any portion of the Premises that is up to two (2) full floors of the Premises on any floors and for a term (including any options to extend the term) up to five (5) years or (b) any two (2) subleases of the Premises each for any portion of the Premises that is up to one (1) full floor of the Premises on any floor and for a term (including any options to extend the term) up to five (5) years. Any one or more subleases to the same Transferee or an entity which is Controlled by, Controls or is under common Control with such Transferee shall be treated as a single sublease for purposes of determining the applicability of the foregoing provision. Upon the initial subleasing of any portion of the Premises, the provisions of this Paragraph 22.9 shall not be applicable to such subleased premises upon any further subleasing of such subleased premises without regard to the term of the initial sublease (namely, if such initial term is up to five (5) years) and without regard to any early termination of such sublease. It is the intention of Landlord and Tenant that the provisions of this Paragraph 22.9 apply only to initial subleasing of any portion of the Premises.

23. AUTHORITY

23.1 Authority. Landlord represents and warrants that it has full right and authority to enter into this Lease and to perform all of Landlord’s obligations hereunder and that all persons signing this Lease on its behalf are authorized to do. Tenant represents and warrants that Tenant has full right and authority to enter into this Lease, and to perform all of Tenant’s obligations hereunder, and that all persons signing this Lease on its behalf are authorized to do so.

23.2 OFAC. Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign

Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act (to the extent renewed or in effect), Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, a default shall be deemed to have occurred, for which Tenant shall have five (5) Business Days to cure.

24. CONDEMNATION

24.1 Condemnation Resulting in Termination. If the whole or any substantial part of the Premises should be taken or condemned for any public use under any Applicable Law, or by right of eminent domain, or by private purchase in lieu thereof, and the taking would prevent or materially interfere with the Permitted Use of the Premises, either party shall have the right to terminate this Lease at its option. If any material portion of the Building or Project is taken or condemned for any public use under any Applicable Law, or by right of eminent domain, or by private purchase in lieu thereof, Landlord may terminate this Lease at its option. In either of such events, the Rent shall be abated during the unexpired portion of this Lease, effective when the physical taking of said Premises shall have occurred.

24.2 Condemnation Not Resulting in Termination. If a portion of the Project of which the Premises are a part should be taken or condemned for any public use under any Applicable Law, or by right of eminent domain, or by private purchase in lieu thereof, and the taking prevents or materially interferes with the Permitted Use of the Premises, and this Lease is not terminated as provided in Paragraph 24.1 above, the Rent payable hereunder during the unexpired portion of this Lease shall be reduced, beginning on the date when the physical taking shall have occurred, to such amount as may be fair and reasonable under all of the circumstances, but only after giving Landlord credit for all sums received or to be received by Tenant by the condemning authority. Notwithstanding anything to the contrary contained in this Paragraph, if the temporary use or occupancy of any part of the Premises shall be taken or appropriated under power of eminent domain during the Term, this Lease shall be and remain unaffected by such taking or appropriation and Tenant shall continue to pay in full all Rent payable hereunder by Tenant during the Term; in the event of any such temporary appropriation or taking, Tenant shall be entitled to receive that portion of any award which represents compensation for the use of or occupancy of the Premises during the unexpired Term.

24.3 Award. Landlord shall be entitled to (and Tenant shall assign to Landlord) any and all payment, income, rent, award or any interest therein whatsoever which may be paid or made in connection with such taking or conveyance and Tenant shall have no claim against Landlord or otherwise for any sums paid by virtue of such proceedings, whether or not attributable to the value of any unexpired portion of this Lease, except as expressly provided in this Lease. Notwithstanding the foregoing, any compensation specifically and separately awarded Tenant for Tenant’s personal property and moving costs, shall be and remain the property of Tenant.

24.4 Waiver of CCP §1265.130. Each party waives the provisions of California Civil Code Procedure Section 1265.130 allowing either party to petition the superior court to terminate this Lease as a result of a partial taking.

25. CASUALTY DAMAGE

25.1 Landlord’s Restoration Obligation. If any portion of the Building shall be damaged or destroyed by fire or other casualty (collectively, “Casualty”), Tenant shall give immediate written notice thereof to Landlord. Unless this Lease is terminated as provided in Paragraph 25.3 or Paragraph 25.3, Landlord shall, to the extent that insurance proceeds are available to Landlord therefor, proceed to repair and restore the damage (“Landlord’s Restoration Work”), with reasonable diligence and promptness, given the nature of the damage to be repaired, to substantially the same condition existing prior to the Casualty except for modifications required by zoning and building codes and other Applicable Laws and subject to reasonable delays for insurance adjustments, compliance with zoning laws, building codes, and other Applicable Laws and Force Majeure Events. Landlord’s Restoration Work does not include repair and restoration of the Tenant Improvements or subsequent Alterations made by Tenant or repair and restoration to Tenant’s equipment, furniture, furnishings, trade fixtures or personal property. Unless this Lease is terminated as provided in Paragraph 25.3 or Paragraph 25.4, if and to the extent that any damaged Tenant Improvements or Alterations must be removed in order for Landlord to effect Landlord’s Restoration Work or to eliminate any hazard or nuisance resulting from such damaged Tenant Improvements or Alterations, then, after Landlord gives Tenant access for that purpose, Tenant shall proceed with reasonable diligence, given the nature of the work, to remove such damaged Tenant Improvements or Alterations in accordance with Applicable Laws, subject to reasonable delays for insurance adjustments and Force Majeure Events.

25.2 Landlord’s Repair Notice. Landlord, as soon as reasonably possible but in any event within sixty (60) days after the date of the Casualty, shall deliver a written notice to Tenant (“Landlord’s Casualty Notice”) indicating Landlord’s election (a) to perform Landlord’s Restoration Work, including Landlord’s good faith estimate (which shall be based on Landlord’s consultation with a qualified, independent, experienced and reputable architect and/or general contractor experienced in similar types of Landlord’s Restoration Work) of the number of days (assuming no unusual delays in the receipt of insurance proceeds, no overtime or other premiums, and no Force Majeure Event) measured from the date of the Casualty that will be required for Landlord to substantially complete Landlord’s Restoration Work (the “Estimated Restoration Period”) or (b) to terminate this Lease pursuant to Paragraph 25.3 as of the date specified in Landlord’s Casualty Notice, which date shall not be less than thirty (30) nor more than sixty (60) days after the date of such notice, unless Tenant exercised its right to terminate this Lease pursuant to Paragraph 25.4.

25.3 Landlord’s Termination Right. In the event of any of the following circumstances, Landlord may elect either to terminate this Lease or to perform Landlord’s Restoration Work, as more particularly described in Paragraph 25.1:

(a) If Landlord’s Restoration Work cannot, in Landlord’s good faith estimate (as determined in accordance with Paragraph 25.2), be completed within one (1) year following the date of the Casualty (assuming no unusual delays in the receipt of insurance proceeds, no overtime or other premiums, and no Force Majeure Event), or

(b) If the Casualty occurs during the last twelve (12) months of the Term; provided, however, that Landlord may not terminate this Lease pursuant to this Paragraph 25.3(b) if Tenant, at the time of such damage, has the right to extend the Term pursuant to Paragraph 3.3, and Tenant exercises such Extension Option not later than the earlier to occur of (i) the last day of the then applicable Exercise Period set forth in Paragraph 3.3.2 or (b) thirty (30) days following the delivery to Tenant of Landlord’s Casualty Notice, or

(c) If the Casualty is not covered by the insurance Landlord is required to carry under this Lease or any insurance Landlord actually carries and the cost of Landlord’s Restoration Work will exceed Two Hundred Fifty Thousand Dollars ($250,000) (exclusive of any deductible); provided, however, that Landlord may not terminate this Lease pursuant to this Paragraph 25.3(c), if (a) Tenant agrees, within fifteen (15) days after its receipt of Landlord’s Casualty Notice, to fund the amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) and (b) within fifteen (15) days thereafter, Tenant shall promptly deposit the excess in a construction trust account set up by Landlord in a financial or other institution selected by Landlord (subject to Tenant’s reasonable approval), in which event Landlord shall proceed with Landlord’s Restoration Work as if the Casualty had been insured. Landlord’s withdrawals from the trust account shall be proportionate and concurrent to Landlord’s schedule of payments to its contractors and paid in payment of such contractor’s bills, or

(d) If insurance proceeds sufficient to complete Landlord’s Restoration Work are not available due to the exercise of legal rights of any Security Holder to collect such proceeds, or

(e) If because of Applicable Laws Landlord’s Restoration Work cannot be completed except in a substantially different structural or architectural form than existed before the Casualty.

25.4 Tenant’s Termination Rights. In the event of any Casualty and if Landlord does not elect to terminate this Lease or is not entitled to terminate this Lease as provided above, Tenant may elect to terminate this Lease upon the occurrence of any of the following circumstances, in which event Tenant must make such election to terminate this Lease by giving Landlord written notice of such election not later than thirty (30) days after Tenant’s receipt of Landlord’s Casualty Notice:

(a) Landlord’s good faith estimate of the Estimated Restoration Period required to complete Landlord’s Restoration Work as set forth in Landlord’s Casualty Notice is greater than one (1) year from the date of the Casualty, or

(b) The Casualty occurs during the last twelve (12) months of the Term.

The effective date of any given termination shall be specified in Tenant’s termination notice, and shall not be earlier than the date of such notice or later than sixty (60) days after the date of such notice.

25.5 Tenant’s Restoration Obligations. Unless this Lease is terminated as provided in Paragraph 25.3 or Paragraph 25.4, in the event of a Casualty, Tenant shall, to the extent that insurance proceeds are available to Tenant therefor (or would have been available to Tenant had Tenant carried the insurance required to be carried pursuant to this Lease and complied with the terms of such insurance policies), restore the Tenant Improvements to substantially the same condition existing prior to the Casualty except for modifications required by zoning and building codes and other Applicable Laws. Tenant shall otherwise have no duty or obligation to restore any of the Alterations or Tenant’s equipment, furniture, furnishings, trade fixtures or personal property therein, it being agreed that, subject to the preceding sentence, Tenant shall be permitted to restore the Premises to a condition different from that existing prior to the Casualty. Tenant shall proceed with reasonable diligence, given the nature of the work, to effect such restoration in a good and workmanlike manner and in accordance with applicable Laws, subject to Force Majeure Events. If this Lease is terminated as provided in Paragraph 25.3 or Paragraph 25.4, Tenant, no later than the expiration or sooner termination of this Lease, shall remove the damaged Tenant Improvements, Alterations and Tenant’s equipment, furniture, furnishings, trade fixtures or personal property unless the Building is to be razed and/or demolished, in which case Tenant shall have no obligation to remove any such improvements or personal property.

25.6 Insurance Proceeds. In the event of any damage to the Premises or the Building (or any equipment, furniture, furnishings, trade fixtures or personal property therein) from any Casualty, Landlord shall be entitled to the full proceeds of any insurance coverage carried by Landlord in connection with such loss or damage, and Tenant shall be entitled to the full proceeds of any insurance coverage carried by Tenant in connection with such loss or damage; provided, however, in the event Tenant shall exercise any right to terminate this Lease as a result of a Casualty in accordance with Paragraph 25.4, Tenant shall have the obligation to remit to Landlord, from (and to the extent of) the proceeds of any of Tenant’s insurance covering same, an amount equal to the unamortized cost of the Tenant Improvements (or other allowances afforded Tenant by Landlord hereunder with respect to construction of improvements to any portion of the damaged Premises) if Landlord advises Tenant that Landlord intends in good faith to restore the Building to substantially the condition and substantially the same use existing prior to such loss or damage.

25.7 Landlord not Liable for Business Interrupt. Notwithstanding any provision in this Lease to the contrary, Landlord shall not be liable for any loss of business, inconvenience or annoyance arising from any repair, restoration or rehabilitation of any portion of the Premises or the Building as a result of any damage from a Casualty; provided that the foregoing shall not be deemed to excuse or otherwise modify Landlord’s continuing obligation to perform Landlord’s Restoration Work, all as and to the extent otherwise provided in this Paragraph 25.

25.8 Rent Abatement. If Landlord or Tenant does not elect to terminate this Lease under Paragraph 25.3 or Paragraph 25.4, this Lease shall remain in full force and effect provided that Tenant shall be entitled to a reduction of Base Rent and Tenant’s Proportionate Share of Operating Expenses in proportion that the areas of the Premises rendered untenantable bears to the total rentable area of the Premises during the period beginning with the date such rentable area becomes untenantable and Tenant ceases to use such rentable area for the normal conduct of its business and ending five (5) Business Days after Substantial Completion of Landlord’s Restoration Work. For purposes of this Paragraph 25, the term “Substantial Completion” or “Substantially Complete” shall have the same meaning as provided in the Tenant Improvement Agreement with respect to Substantial Completion of the Base Building Improvements.

25.9 Casualty Prior to Completion of Initial Improvements. The terms and provisions of this Paragraph 25 shall apply to any damage to the Building caused as a result of a Casualty, regardless of whether such damage occurs prior to or after the Term Commencement Date.

25.10 Waiver. This Paragraph 25 shall be Tenant’s sole and exclusive remedy in the event of damage or destruction to the Premises or the Building. As a material inducement to Landlord entering into this Lease, Tenant hereby waives any rights it may have under Sections 1932, 1933(4), 1941 or 1942 of the Civil Code of California with respect to any destruction of the Premises, Landlord’s obligation for tenantability of the Premises and Tenant’s right to make repairs and deduct the expenses of such repairs, or under any similar law, statute or ordinance now or hereafter in effect.

25.11 Tenant Improvements, Alterations and Personal Property. In the event of any damage or destruction of the Premises or the Building, under no circumstances shall Landlord be required to repair any injury or damage to, or make any repairs to or replacements of, Tenant Improvements, Alterations or Tenant’s equipment, furniture, furnishings, trade fixtures or personal property.

26. HOLDING OVER

Any holding over after the expiration or other termination of this Lease with the written consent of Landlord delivered to Tenant shall be construed to be a tenancy from month to month at the Base Rent in effect on the date of such expiration or termination on the terms, covenants and conditions herein specified so far as applicable. Any holding over after the expiration or other termination of this Lease without the written consent of Landlord shall be construed to be a tenancy at sufferance on all the terms set forth herein, except that Base Rent shall be an amount equal to one hundred fifty percent (150%) of the Base Rent payable by Tenant immediately prior to such holding over. Acceptance by Landlord of Rent after the expiration or termination of this Lease shall not constitute a consent by Landlord to any such tenancy from month to month or result in any other tenancy or any renewal of the term hereof. Tenant acknowledges that if Tenant holds over without Landlord’s consent, such holding over may compromise or otherwise affect Landlord’s ability to enter into new leases with prospective tenants regarding the Premises. Therefore, if Tenant fails to surrender the Premises upon the expiration or other termination of this Lease, then, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all Losses resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom. The provisions of this Paragraph are in addition to, and do not affect, Landlord’s right to reentry or other rights hereunder or provided by law.

27. DEFAULT

27.1 Events of Default. The occurrence of any of the following events (each and “Event of Default”) shall constitute a breach of this Lease by Tenant:

27.1.1 Abandonment. Abandonment or vacation of the Premises for a continuous period in excess of five (5) days. Tenant waives any right to notice Tenant may have under Section 1951.3 of the Civil Code of the State of California, the terms of this Paragraph 27.1 being deemed such notice to Tenant as required by said Section 1951.3.

27.1.2 Nonpayment of Rent. Tenant fails to pay any Base Rent or any Additional Rent as and when such rent becomes due and payable and such failure is not cured within five (5) days after written notice from Landlord that said amount was not paid when due, provided that if Tenant has previously received two (2) or more notices from Landlord during the immediately preceding twelve (12) months period stating that Tenant failed to pay any Base Rent or Additional Rent required to be paid by Tenant under this Lease when due, then Landlord shall not be required to deliver any notice to Tenant and a default shall immediately occur upon any failure by Tenant to pay any Rent or any other charge required to be paid under the Lease when due.

27.1.3 Hazardous Materials. Tenant fails to perform or breaches any agreement or covenant to be performed or observed by Tenant under Paragraph 4.4 above and such failure or breach continues for more than ten (10) days after Landlord gives written notice thereof to Tenant; provided, however, that if, by the nature of such agreement or covenant, such failure or breach cannot reasonably be cured within such period of ten (10) days, an Event of Default shall not exist as long as Tenant commences the curing of such failure or breach within such period of ten (10) days and, having so commenced, thereafter prosecutes such cure with diligence and dispatch to completion as soon as may be reasonably practicable thereafter.

27.1.4 Estoppel and Financial Statements. Tenant fails to deliver the financial statements or the estoppel certificate to Landlord or a Landlord’s mortgagee or beneficiary under a deed of trust, as the case may be, within the time periods required by Paragraph 18 and Paragraph 19.

27.1.5 Other Covenants. Tenant fails to perform or breaches any agreement or covenant of this Lease to be performed or observed by Tenant (except for those described in clauses (1) through (4) above) as and when performance or observance is due and such failure or breach continues for more than thirty (30) days after Landlord gives written notice thereof to Tenant; provided, however, that if, by the nature of such agreement or covenant, such failure or breach cannot reasonably be cured within such period of thirty (30) days, an Event of Default shall not exist as long as Tenant commences with due diligence and dispatch the curing of such failure or breach within twenty (20) days after Landlord gives written notice thereof to Tenant and, having so commenced, thereafter prosecutes such cure with diligence and dispatch to completion as soon as may be reasonably practicable thereafter.

27.1.6 Bankruptcy. Tenant or any guarantor of this Lease (or, if Tenant is a partnership or consists of more than one person or entity, any partner of the partnership or such other person or entity) (i) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy, insolvency or other debtors’ relief law of any jurisdiction, (ii) makes an assignment for the benefit of its creditors, (iii) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to such person or entity or with respect to any substantial part of their respective property, or (iv) takes action for the purpose of any of the foregoing; or

27.1.7 Receivership. Without consent by Tenant or any guarantor of this Lease (or, if Tenant is a partnership or consists of more than one person or entity, any partner of the partnership or such other person or entity), a court or government authority enters an order, and such order is not vacated within sixty (60) days, (i) appointing a custodian, receiver, trustee or other officer with similar powers with respect to such person or entity or with respect to any substantial part of their respective property, or (ii) constituting an order for relief or approving a petition for relief or reorganization or arrangement or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy, insolvency or other debtors’ relief law of any jurisdiction, or (iii) ordering the dissolution, winding-up or liquidation of such person or entity; or

27.1.8 Attachment. This Lease or any estate of Tenant hereunder is levied upon under any attachment or execution and such attachment or execution is not vacated within sixty (60) days.

27.2 Landlord’s Remedies Upon Default.

27.2.1 Termination. If an Event of Default occurs, Landlord shall have the right at any time to give a written termination notice to Tenant and, on the date specified in such notice, Tenant’s right to possession shall terminate and this Lease shall terminate. Upon such termination, Landlord shall have the right to recover from Tenant:

(a) The worth at the time of award of all unpaid Rent which had been earned at the time of termination;

(b) The worth at the time of award of the amount by which all unpaid Rental which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;

(c) The worth at the time of award of the amount by which all unpaid Rental for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; and

(d) All other amounts necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform all of Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

The “worth at the time of award” of the amounts referred to in clauses (a) and (b) above shall be computed by allowing interest at the Applicable Interest Rate. The “worth at the time of award” of the amount referred to in clause (c) above shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). For purposes of computing the amount of Rental hereunder that would have accrued after the time of award, the amounts of Tenant’s obligations to pay increases in Operating Expenses shall be projected based upon the average rate of increase, if any, in such items from the Term Commencement Date through the time of award.

27.2.2 Continuation after Default. Even though an Event of Default may have occurred, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession under Paragraph 27.2.1 hereof. Landlord shall have the remedy described in California Civil Code Section 1951.4 (“Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations”), or any successor code section. Accordingly, if Landlord does not elect to terminate this Lease on account of any Event of Default by Tenant, Landlord may enforce all of Landlord’s rights and remedies under this Lease, including the right to recover Rent as it becomes due. Acts of maintenance, preservation or efforts to lease the Premises or the appointment of a receiver under application of Landlord to protect Landlord’s interest under this Lease or other entry by Landlord upon the Premises shall not constitute an election to terminate Tenant’s right to possession.

27.3 Waiver of Forfeiture. Tenant hereby waives California Code of Civil Procedure Section 1179, California Civil Code Section 3275, and all such similar laws now or hereinafter enacted which would entitle Tenant to seek relief against forfeiture in connection with any termination of this Lease, provided that this waiver shall not be effective with respect to the first (but only the first) non-monetary Event of Default that results in the termination of this Lease.

27.4 Late Charge. In addition to its other remedies, Landlord shall have the right without notice or demand to add to the amount of any payment required to be made by Tenant hereunder, and which is not paid and received by Landlord on or before the first day of each calendar month, an amount equal to an amount equal to five percent (5%) of the delinquent amount, or $150.00, whichever amount is greater, for each month or portion thereof that the delinquency remains outstanding to compensate Landlord for the loss of the use of the amount not paid and the administrative costs caused by the delinquency, the parties agreeing that Landlord’s damage by virtue of such delinquencies would be extremely difficult and impracticable to compute and the amount stated herein represents a reasonable estimate thereof. Any waiver by Landlord of any late charges or failure to claim the same shall not constitute a waiver of other late charges or any other remedies available to Landlord.

27.5 Interest. Interest shall accrue on all sums not paid when due hereunder at the lesser of (a) the maximum interest rate per year allowed by Applicable Laws, or (b) a rate equal to the sum of two (2) percentage points over the publicly announced reference rate charged on such due date by the San Francisco Main Office of Wells Fargo (or if Wells Fargo. ceases to exist, the largest bank then headquartered in the State of California) (“Applicable Interest Rate”) from the due date until paid.

27.6 Remedies Cumulative. All of Landlord’s rights, privileges and elections or remedies are cumulative and not alternative, to the extent permitted by law and except as otherwise provided herein.

28. LIENS

Tenant shall at all times keep the Premises and the Project free from liens arising out of or related to work or services performed, materials or supplies furnished or obligations incurred by or on behalf of Tenant or in connection with work made, suffered or done by or on behalf of Tenant in or on the Premises or Project. If Tenant shall not, within ten (10) days following the imposition of any such lien, cause the same to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as Landlord shall deem proper, including payment of the claim giving rise to such lien. All sums paid by Landlord on behalf of Tenant and all expenses incurred by Landlord in connection therefor shall be payable to Landlord by Tenant on demand with interest at the Applicable Interest Rate as Additional Rent. Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law, or which Landlord shall deem proper, for the protection of Landlord, the Premises, the Project and any other party having an interest therein, from mechanics’ and materialmen’s liens, and Tenant shall give Landlord not less than ten (10) Business Days prior written notice of the commencement of any work in the Premises or Project which could lawfully give rise to a claim for mechanics’ or materialmen’s liens to permit Landlord to post and record a timely notice of non-responsibility, as Landlord may elect to proceed or as the law may from time to time provide, for which purpose, if Landlord shall so determine, Landlord may enter the Premises. Tenant shall not remove any such notice posted by Landlord without Landlord’s consent, and in any event not before completion of the work which could lawfully give rise to a claim for mechanics’ or materialmen’s liens.

29. TRANSFERS BY LANDLORD

In the event of a sale or conveyance by Landlord of the Building or a foreclosure by any creditor of Landlord, the same shall operate to release Landlord from any liability upon any of the covenants or conditions, express or implied, herein contained in favor of Tenant, to the extent required to be performed after the passing of title to Landlord’s successor-in-interest. In such event, Tenant agrees to look solely to the responsibility of the successor-in-interest of Landlord under this Lease with respect to the performance of the covenants and duties of “Landlord” to be performed after the passing of title to Landlord’s successor-in-interest. This Lease shall not be affected by any such sale and Tenant agrees to attorn to the purchaser or assignee. Landlord’s successor(s)-in-interest shall not have liability to Tenant with respect to the failure to perform any of the obligations of “Landlord,” to the extent required to be performed prior to the date such successor(s)-in-interest became the owner of the Building.

30. RIGHT OF LANDLORD TO PERFORM TENANT’S COVENANTS

All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of Rent. If Tenant shall fail to pay any sum of money, other than Base Rent, required to be paid by Tenant hereunder or shall fail to perform any other act on Tenant’s part to be performed hereunder, including Tenant’s obligations under Paragraph 11 hereof, and such failure shall continue for fifteen (15) days after notice thereof by Landlord, in addition to the other rights and remedies of Landlord, Landlord may make any such payment and perform any such act on Tenant’s part. In the case of an emergency, no prior notification by Landlord shall be required. Landlord may take such actions without any obligation and without releasing Tenant from any of Tenant’s obligations. All sums so paid by Landlord and all incidental costs incurred by Landlord and interest thereon at the Applicable Interest Rate, from the date of payment by Landlord, shall be paid to Landlord on demand as Additional Rent.

31. WAIVER

If either Landlord or Tenant waives the performance of any term, covenant or condition contained in this Lease, such waiver shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition contained herein, or constitute a course of dealing contrary to the expressed terms of this Lease. The acceptance of Rent by Landlord (including, without limitation, through any “lockbox”) shall not constitute a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, regardless of Landlord’s knowledge of such preceding breach at the time Landlord accepted such Rent. Failure by Landlord to enforce any of the terms, covenants or conditions of this Lease for any length of time shall not be deemed to waive or decrease the right of Landlord to insist thereafter upon strict performance by Tenant. Waiver by Landlord of any term, covenant or condition contained in this Lease may only be made by a written document signed by Landlord, based upon full knowledge of the circumstances.

32. NOTICES

Each provision of this Lease or of any Applicable Laws with reference to sending, mailing, or delivery of any notice or the making of any payment by Landlord or Tenant to the other shall be deemed to be complied with when and if the following steps are taken:

32.1 Rent. All Rent and other payments required to be made by Tenant to Landlord hereunder shall be payable to Landlord at Landlord’s Remittance Address set forth in the Basic Lease Information, or at such other address as Landlord may specify from time to time by written notice delivered in accordance herewith. Tenant’s obligation to pay Rent and any other amounts to Landlord under the terms of this Lease shall not be deemed satisfied until such Rent and other amounts have been actually received by Landlord.

32.2 Other. All notices, demands, consents and approvals which may or are required to be given by either party to the other hereunder shall be in writing and either personally delivered, sent by commercial overnight courier, mailed, certified or registered, postage prepaid or sent by facsimile with confirmed receipt (and with an original sent by commercial overnight courier), and in each case addressed to the party to be notified at the Notice Address for such party as specified in the Basic Lease Information or to such other place as the party to be notified may from time to time designate by at least fifteen (15) days’ notice to the notifying party. Notices shall be deemed served upon receipt or refusal to accept delivery.

32.3 Required Notices. Tenant shall immediately notify Landlord in writing of any notice of a violation or a potential or alleged violation of any Applicable Law that relates to the Premises or the Project, or of any inquiry, investigation, enforcement or other action that is instituted or threatened by any governmental or regulatory agency against Tenant or any other occupant of the Premises, or any claim that is instituted or threatened by any third party that relates to the Premises or the Project.

33. ATTORNEYS’ FEES

If Landlord places the enforcement of this Lease, or any part thereof, or the collection of any Rent due, or to become due hereunder, or recovery of possession of the Premises in the hands of an attorney, Tenant shall pay to Landlord, upon demand, Landlord’s reasonable attorneys’ fees and court costs, whether incurred without trial, at trial, appeal or review. In any action which Landlord or Tenant brings to enforce its respective rights hereunder, the unsuccessful party shall pay all costs incurred by the prevailing party including reasonable attorneys’ fees, to be fixed by the court, and said costs and attorneys’ fees shall be a part of the judgment in said action.

34. SUCCESSORS AND ASSIGNS

This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns, and shall be binding upon and inure to the benefit of Tenant, its successors, and to the extent assignment is approved by Landlord as provided hereunder, Tenant’s assigns.

35. FORCE MAJEURE

For purposes of this Lease, a “Force Majeure Event” means a delay or interruption caused by strikes and lockouts (provided that such strikes and/or lockouts affect all or a material part of the work force available to perform the work or service in question in the Comparable Area (and not, for example, only certain individual companies or firms)), power failure (i.e., a failure by the electric utility company to provide power to the Building, and not a malfunction of the electrical system at the Building, unless such malfunction is the result of a power failure, power surge or like event), governmental restrictions, regulations, controls, actions or inaction, condemnations, riots, insurrections, acts of terrorism, war, fire or other casualty, acts of God, or other reasonably unforeseeable circumstances not within the control of the party or its agents delayed in performing work or doing acts required under the terms of this Lease, but only, in each case, to the extent that such event or occurrence actually so delays such performance of work or other acts required hereunder. If either party is unable to perform or delayed in performing any of its obligations under this Lease to the extent due to a Force Majeure Event, such party shall not be in default under this Lease; provided, however, that nothing contained in this Paragraph 35 shall (a) extend the time at which Tenant is entitled to an abatement of any Rents or to terminate this Lease pursuant to any express abatement or termination right under this Lease except as expressly provided in Paragraph 2, or (b) permit Tenant to holdover in the Premises after the expiration or earlier termination of this Lease

36. SURRENDER OF PREMISES

Tenant shall, upon expiration or sooner termination of this Lease, surrender the Premises to Landlord in the same condition as existed on the date Tenant originally took possession thereof, including, but not limited to, all interior walls cleaned, all interior painted surfaces repainted in the original color, all holes in walls repaired, all carpets shampooed and cleaned, and all floors cleaned, waxed, and free of any Tenant-introduced marking or painting, all to the reasonable satisfaction of Landlord and in compliance with the provisions of Paragraphs 11, 12, and 13. Tenant shall remove all of its debris from the Project. At or before the time of surrender, Tenant shall comply with the terms of Paragraph 12 with respect to the removal of Alterations to the Premises, Paragraph 13 with respect to the removal of Tenant’s Signs, Paragraph 43.4 with respect to the Cafeteria Restoration Work and Section 10 of the Tenant Improvement Agreement with respect to the removal of Tenant Improvements. To the extent any such provisions of the Lease or the Tenant Improvement Agreement require Tenant to remove Alterations, Tenant’s Signs or Tenant Improvements or perform Cafeteria Restoration Work, Tenant, at Tenant’s expense, shall remove such items and perform such repair and restoration work prior to the expiration or upon the earlier termination of this Lease. At Tenant’s option, Tenant may elect to have Landlord perform such work provided that Landlord and Tenant agree upon the costs to perform such removal, repair and restoration work and Tenant pays to Landlord the amount of such costs prior to the expiration or earlier termination of the Lease. If the Premises are not so surrendered (or the costs of the removal, repair and restoration work so paid, if applicable) at the expiration or sooner termination of this Lease, the provisions of Paragraph 26 shall apply. All keys to the Premises or any part thereof shall be surrendered to Landlord upon expiration or sooner termination of the Term. Tenant shall give written notice to Landlord at least thirty (30) days prior to vacating the Premises and shall meet with Landlord for a joint inspection of the Premises at the time of vacating, but nothing contained herein shall be construed as an extension of the Term or as a consent by Landlord to any holding over by Tenant. In the event of Tenant’s failure to give such notice or participate in such joint inspection, Landlord’s inspection at or after Tenant’s vacating the Premises shall conclusively be deemed correct for purposes of determining Tenant’s responsibility for repairs and restoration. Any delay caused by Tenant’s failure to carry out its obligations under this Paragraph 36 beyond the term hereof, shall constitute unlawful and illegal possession of Premises under Paragraph 26 hereof. Any personal property of any kind remaining in the Premises after the expiration or sooner termination of this Lease shall become the personal property of Landlord. Tenant hereby relinquishes all right, title and interest in the personal property and agrees that Landlord may dispose of the personal property as it sees fit in its sole discretion. Tenant waives the provisions of California Civil Code Sections 1980 et seq. and 1993 et seq. governing the disposal of lost or abandoned property, and releases Landlord and Landlord Parties from any and all Losses, whether now known or unknown, arising out of or relating to disposal of personal property remaining in the Premises after the expiration or sooner termination of this Lease.

37. PARKING

37.1 Parking Rights. So long as Tenant is occupying the Premises, Tenant and Tenant Parties shall have the right to use the number of parking spaces specified in the Basic Lease Information for passenger-size automobiles (a) on an exclusive basis, the spaces located in the Building’s Subterranean Parking Facility and (b) on an unreserved, nonexclusive, first come, first served basis, the remaining number of spaces in the Parking Facilities as identified from time to time by Landlord for use in common by tenants of the Building or the Project. Parking by Tenant and Tenant Parties for up 2.75 spaces per 1,000 rentable square feet of the Premises shall be included in the Building’s Subterranean Parking Facility. Parking for Tenant and Tenant Parties for the remaining .25 spaces per 1,000 rentable square feet of the Premises shall initially be provided within the surface parking area on the parcel adjacent to the Building as depicted on Exhibit B. Following construction of the Parking Garage, such remaining .25 spaces per 1,000 rentable square feet of the Premises shall be relocated from the adjacent surface parking area to the Parking Garage. The parking rights granted under this Paragraph 37 are personal to Tenant and are not transferable except in connection with a Transfer of the Lease. Upon the expiration or earlier termination of this Lease, Tenant’s rights with respect to all parking spaces shall immediately terminate. Tenant and the other Tenant Parties shall not interfere with the rights of Landlord or others entitled to similar use of the Parking Facilities.

37.2 Compliance with Parking Rules. The Parking Facilities shall be subject to the reasonable control and management of Landlord, who may, from time to time, establish, modify and enforce reasonable rules and regulations with respect thereto. If parking spaces are not assigned pursuant to the terms of this Lease, Landlord reserves the right at any time to assign parking spaces, and Tenant shall thereafter be responsible to insure that its officers and employees park in the designated areas. Landlord reserves the right to change, reconfigure, or rearrange the Parking Facility, to reconstruct or repair any portion thereof, and to restrict the use of any Parking Facility and do such other acts in and to such areas as Landlord deems necessary or desirable, without such actions being deemed an eviction of Tenant or a disturbance of Tenant’s use of the Premises, and without Landlord being deemed in default hereunder, provided that (a) Landlord shall use commercially reasonable efforts (without any obligation to engage overtime labor or commence any litigation) to minimize the extent and duration of any resulting interference with Tenant’s parking rights and (b) any restriction of the use of the Building’s Subterranean Parking Facility shall be in connection with the repair or maintenance thereof. Landlord may delegate its responsibilities with respect to the Parking Facility to a parking operator, in which case such parking operator shall have all the rights of control and management granted to Landlord. In such event, Landlord may direct Tenant, in writing, to enter into a parking agreement directly with the operator of the Parking Facility.

37.3 Waiver of Liability. Landlord shall not be liable for any damage of any nature to, or any theft of, vehicles, or contents thereof, in or about the Parking Facility, except for Landlord’s gross negligence or willful misconduct.

38. ROOF TOP EQUIPMENT

38.1 License. Subject to the applicable terms and conditions contained in this Lease (including Paragraph 12 and this Paragraph 28), Tenant shall have a license (the “License”), at no additional charge to Tenant, to install, operate, maintain and use, during the Lease Term: (a) non-revenue producing solar panels and satellite or wireless communications equipment to serve Tenant’s business in the Premises (collectively, “Rooftop Equipment”) on the roof of the Building, in a specific location reasonably designated by Landlord (the “License Area”); and (b) connections for the Rooftop Equipment for (i) electrical wiring to the Building’s existing electrical supply and (ii) cable or similar connection necessary to connect the Rooftop Equipment with Tenant’s related equipment located in the Premises. The routes or paths for such wiring and connections shall be through the Building’s existing risers, conduits and shafts, subject to reasonable space limitations and Landlord’s reasonable requirements for use of such areas, and in all events subject to Landlord’s reasonable approval of plans and installation pursuant to other provisions of this Lease, including Paragraph 27 above (such routes or paths are collectively referred to as the “Cable Path” and all such electrical and other connections are referred to, collectively, as the “Connections”). The Rooftop Equipment and Connections are collectively referred to as the “Equipment.” All costs associated with the design, fabrication, engineering, permitting, installation, screening, maintenance, repair and removal of the Rooftop Equipment shall be borne solely by Tenant.

38.2 Interference. Without limiting the generality of any other provision hereof, Tenant shall install, maintain and operate the Equipment in a manner so as to not cause any electrical, electromagnetic, radio frequency or other material interference with the use and operation of any: (a) television or radio equipment in or about the Project; (b) transmitting, receiving or master television, telecommunications or microwave antennae equipment currently or hereafter located in any portion of the Project; or (c) radio communication system now or hereafter used or desired to be used by Landlord or any current licensee or tenant of Landlord (and, to the extent commercially reasonable, any future licensee or tenant of Landlord, but only provided that the same does not impair the functionality of Tenant’s Equipment). Upon notice of any such interference, Tenant shall immediately cooperate with Landlord to identify the source of the interference and shall, within twenty-four (24) hours, if requested by Landlord, cease all operations of the Equipment (except for intermittent testing as approved by Landlord, which approval shall not be unreasonably withheld) until the interference has been corrected to the reasonable satisfaction of Landlord, unless Tenant reasonably establishes prior to the expiration of such twenty-four (24) hour period that the interference is not caused by the Equipment, in which case Tenant may operate its Equipment pursuant to the terms of this Lease. Tenant shall be responsible for all costs associated with any tests deemed reasonably necessary to resolve any and all interference as set forth in this Paragraph. If any such interference caused by Tenant has not been corrected within ten (10) days after notice to Tenant, Landlord may (i) require Tenant to remove the specific Equipment causing such interference, or (ii) eliminate the interference at Tenant’s expense. If the equipment of any other party causes interference with the Equipment, Tenant shall reasonably cooperate with such other party to resolve such interference in a mutually acceptable manner.

38.3 Roof Repairs. If Landlord desires to perform roof repairs and/or roof replacements to the Building (the “Roof Repairs”), Landlord shall give Tenant at least ten (10) Business Days’ prior written notice of the date Landlord intends to commence such Roof Repairs (except in the event of an emergency, in which event Landlord shall furnish Tenant with reasonable notice in light of the circumstances), along with a description of the work scheduled to be performed, where it is scheduled to be performed on the roof, and an estimate of the time frame required for that performance. Tenant shall, within ten (10) Business Days following receipt of such notice, undertake such measures as it deems suitable to protect the Equipment from interference by Landlord, its agents, contractors or employees, in the course of any Roof Repairs.

38.4 Rules and Regulations. Without limiting the applicable provisions of this Lease, Tenant’s use of the roof of the Building for the installation, operation, maintenance and use of the Equipment shall be subject to the terms and conditions contained in the Rooftop Work Rules and Regulations attached hereto as Exhibit F.

38.5 Rights Personal to Original Tenant. Tenant’s rights under this Paragraph 38 are personal to the Original Tenant (and its Permitted Transferee), and shall not be transferable or assignable, whether voluntarily or involuntarily, whether by operation of law or otherwise, either in connection with an assignment of this Lease (other than to a Permitted Assignee) or a sublease of all or part of the Premises (other than to a Permitted Transferee). Any purported transfer of any license hereunder (other than to a Permitted Transferee) shall be void and a material default under this Lease. If a Transferee of Tenant’s requires Rooftop Equipment for its operations, Landlord shall not unreasonably withholds its consent to the installation of the Rooftop Equipment by such Transferee so long as (a) the Rooftop Equipment required by the Transferee together with all other Rooftop Equipment installed by Tenant are located within the License Area and will not exceed the roof load limitations, (b) there is sufficient Cable Path for the Connections required for the Transferee’s Rooftop Equipment, and (c) Tenant and Transferee comply with all other provisions of this Paragraph 38 and the Rooftop Work Rules and Regulations.

39. COMMUNICATIONS AND COMPUTER LINES

39.1 Tenant’s Rights. Tenant may install, maintain, replace, remove or use any communications or computer wires, cables and related devices (collectively the “Lines”) at the Building in or serving the Premises, provided: (a) Tenant shall obtain Landlord’s prior written consent, and use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Paragraph 15, (b) any such installation, maintenance, replacement, removal or use shall comply with all Applicable Laws and good work practices, and shall not interfere with the use of any then existing Lines at the Building, (c) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Building, as determined in Landlord’s reasonable opinion, (d) if Tenant at any time uses any equipment that may create an electromagnetic field exceeding the normal insulation ratings of ordinary twisted pair riser cable or cause radiation higher than normal background radiation, the Lines therefor (including riser cables) shall be appropriately insulated to prevent such excessive electromagnetic fields or radiation, (e) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises, (f) Tenant’s rights shall be subject to the rights of any regulated telephone company, and (g) Tenant shall pay all costs in connection therewith. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any Applicable Laws or represent a dangerous or potentially dangerous condition (whether such Lines were installed by Tenant or any other party), within five (5) Business Days after notice.

39.2 Landlord’s Rights. Landlord may (but shall not have the obligation to): (a) install new Lines at the Building, (b) create additional space for Lines at the Building, and (c) reasonably direct, monitor and/or supervise the installation, maintenance, replacement and removal of, the allocation and periodic re-allocation of available space (if any) for, and the allocation of excess capacity (if any) on, any Lines now or hereafter installed at the Building by Landlord, Tenant or any other party (but Landlord shall have no right to monitor or control the information transmitted through such Lines). Such rights shall not be in limitation of other rights that may be available to Landlord pursuant to this Lease or by law or otherwise. If Landlord exercises any such rights, Landlord may charge Tenant for the costs attributable to Tenant, or may include those costs and all other costs in Operating Expenses (including without limitation, costs for acquiring and installing Lines and risers to accommodate new Lines and spare Lines, any associated computerized system and software for maintaining records of Line connections, and the fees of any consulting engineers and other experts).

39.3 Removal; Line Problems. If prior to the eighth (8th) anniversary of the Term Commencement Date this Lease is terminated, Tenant shall remove all Lines installed by or for Tenant within or serving the Premises upon such termination of this Lease, unless Landlord notifies Tenant at least thirty (30) days prior to expiration of this Lease or within ten (10) days after the earlier termination of this Lease that Tenant may leave all or any portion of the Lines in place. Any Lines not required to be removed pursuant to this Paragraph 39.3 shall, at Landlord’s option, become the property of Landlord (without payment by Landlord). If Tenant fails to remove such Lines as required hereunder, or violates any other provision of this Paragraph 39.3, Landlord may, after five (5) Business Days’ written notice to Tenant, remove such Lines or remedy such other violation, at Tenant’s expense (without limiting Landlord’s other remedies available under this Lease or Applicable Laws). Tenant shall not, without the prior written consent of Landlord in each instance, grant to any third party a security interest or lien in or on the Lines, and any such security interest or lien granted without Landlord’s written consent shall be null and void. Landlord shall have no liability for damages arising from, and Landlord does not warrant that the Tenant’s use of any Lines will be free from the following (collectively called “Line Problems”): (a) any eavesdropping or wire-tapping by unauthorized parties, (b) any failure of any Lines to satisfy Tenant’s requirements, or (c) any shortages, failures, variations, interruptions, disconnections, loss or damage caused by the installation, maintenance, replacement, use or removal of Lines by or for other tenants or occupants at the Building, by any failure of the environmental conditions or the power supply for the Building to conform to any requirements for the Lines or any associated equipment, or any other problems associated with any Lines by any other cause. Under no circumstances shall any Line Problems be deemed an actual or constructive eviction of Tenant, render Landlord liable to Tenant for abatement of Rent, or relieve Tenant from performance of Tenant’s obligations under this Lease. In addition, in no event shall Landlord be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from any Line Problems.

40. USE OF AND IMPROVEMENT TO ROOF TOP AREA

40.1 Exclusive Use. Subject to the terms and conditions set forth in Paragraph 12 and this Paragraph 40, Tenant shall have the exclusive right to improve the area on the roof of the Building as designated on Exhibit A-1 (the “Roof Top Area”) for use as a Roof Top Area. The Roof Top Area shall be used solely for such purpose and only by Tenant and Tenant’s employees and guests, and in no event shall it be open to the public.

40.2 Improvements to the Roof Top Area. Subject to obtaining all governmental permits and approvals, Tenant, at Tenant’s expense, may improve the Roof Top Area for use as a roof top deck with improvements and furnishings of a quality consistent with that of Comparable Buildings. The plans and specifications for improvements to the Roof Top Area shall be subject to the prior written approval of Landlord, not to be unreasonably withheld, and Tenant shall comply with the provisions of Article 12 in connection with any Alterations to the Roof Top Area unless the Alterations to the Roof Top Area are included in the Tenant Improvements approved pursuant to the Tenant Improvement Agreement. Except to the extent included in the Base Building Improvements, any improvements to the roof required for use as a deck shall be at Tenant’s sole cost and expense. Tenant acknowledges that Landlord may withhold its approval of any proposed plans that would affect the structural elements of the Building or any warranties relating to Building, including the roof.    Landlord makes no representations or warranties regarding, the likelihood of or conditions to obtaining permits for, or the estimated costs of improving, furnishing or maintaining, the Roof Top Area for use as a deck, and Tenant shall conduct its own investigation with respect to such matters.

40.3 Protection of Building. Tenant shall, at Tenant’s sole cost and expense, protect the Building from damage, and shall perform all Alterations, installations, repairs and maintenance and use the Roof Top Area in a manner so as to keep in full force and effect any warranties concerning the

Building. In all cases, Tenant shall use the roofing contractor designated by Landlord to perform any penetration or other work that may affect the integrity of the Building, including the integrity of the roof and the roof warranty. Tenant shall not at any time exceed the maximum load capacity of the Roof Top Area or use or access any portion of the roof not included within the Roof Top Area. Any damage to the Building or any other portions of the Project resulting from Tenant’s Alterations, installation, construction, maintenance, or use of the Roof Top Area, including but not limited to, leakage, water damage or damage to the roof membrane, shall be repaired by Landlord, at Tenant’s expense. Tenant shall reimburse Landlord for any costs and expenses so incurred by Landlord within thirty (30) days after Landlord’s written request and copies of invoices therefor. Landlord reserves the right to temporarily deny or restrict access to the Roof Top Area from time to time as is reasonably necessary or appropriate in connection with the performance of Landlord’s maintenance and repair obligations under this Lease.

40.4 Use and Maintenance. Tenant, at Tenant’s expense, shall comply with all Applicable Laws relating to the construction, Alterations, installation, maintenance, operation and use to and of the Roof Top Area and such reasonable rules and regulations as may be promulgated from time to time by Landlord. Tenant agrees not to (a) cause, maintain or permit any nuisance in, on, or about the Roof Top Area, (b) create any safety hazard, or (c) permit music, noises, odors, lights, or other installations or activities that would unreasonably annoy or interfere with any other occupants of the Project or otherwise be inconsistent with first class office buildings. Without limiting the generality of the foregoing, Tenant expressly agrees not to permit any smoking on the Roof Top Area. Tenant shall be permitted to serve alcoholic beverages on the Roof Top Area so long as Tenant at all times maintains commercially appropriate liquor liability insurance. Tenant, at Tenant’s expense, shall at all times maintain the Roof Top Area and all elements thereof in a first class condition and repair. Tenant shall provide janitorial service for the Roof Top Area to the standards of Comparable Buildings Area and suitable receptacles for collecting trash on the Roof Top Area.

40.5 Furnishings. Landlord shall have reasonable rights of approval and control over all visual and aesthetic elements of the Roof Terrance. Tenant shall not place any planter boxes, space heaters, wind barriers or other similar installations on the Roof Top Area without the prior approval of Landlord, which approval shall not be unreasonably withheld. All furniture and other personal property shall be adequately attached or otherwise installed so as not to create a safety hazard.

40.6 Costs. Tenant shall reimburse Landlord within thirty (30) days after request for any and all additional or increased costs incurred by Landlord as a result of or in connection with the Roof Top Area, including, but not limited to, additional insurance premiums, additional taxes or assessments, or additional janitorial or trash removal costs.

40.7 Lease Provisions. The term “Premises” shall include the Roof Top Area for all purposes of this Lease (other than the payment of Base Rent and the calculation of percentages and figures based upon the rentable area of the Premises, including Tenant’s Proportionate Share). Without limiting the generality of the foregoing, Tenant shall cause the insurance required pursuant to Paragraph 8 to cover its use of the Roof Top Area, Tenant’s use, installation, repair and maintenance of the Roof Top Area shall be in compliance with Paragraph 4.3, and Tenant agrees that the indemnification contained in Paragraph 8 shall apply to the use, installation, repair and maintenance of the Roof Top Area. Tenant assumes all liability and risk related to its use of the Roof Top Area and damage to the Roof Top Area or personal property thereon from any cause whatsoever, including, but not limited to, theft, vandalism or damage by the elements.

41. EMERGENCY GENERATOR

Tenant shall have the right (but only to the extent permitted by the City of San Mateo and all agencies, governmental and quasi-governmental authorities having jurisdiction thereof), at Tenant’s sole cost and expense, to install and operate one (1) emergency electrical generator (each, a “Generator”) along with all associated equipment, including fuel tanks and any necessary cables (“Generator Associated Equipment”), to serve the Premises, in areas designated by Landlord (the “Generator Space”) for the Term of this Lease (the Generator and Generator Associated Equipment are hereinafter collectively referred to as the “Generator Equipment”). The manufacturer, the type, size, and quality of the Generator Equipment, the substance to be stored in the Generator, all safety and monitoring, equipment, the method and manner of installation, and all other matters material to the installation of the Generator Equipment, including, without limitation, all Building penetrations, are subject to Landlord’s prior written approval; provided, however, that all of the Generator Equipment and any modifications thereto or placement thereof shall be (i) at Tenant’s sole cost and expense, (ii) installed and operated to Landlord’s reasonable specifications and supervision or review, and (iii) installed, maintained, operated and removed in accordance with all Recorded Documents and Applicable Laws. The Generator Equipment shall remain the property of Tenant and Tenant shall remove the Generator Equipment upon the expiration or earlier termination of the Lease. Tenant shall restore the Generator Space and any other portion of any Building affected by the Generator Equipment to its original condition, excepting ordinary wear and tear and/or damage or destruction due to Casualty. Tenant may not assign, lease, rent, sublet or otherwise transfer any of its interest in the Generator Space or the Generator Equipment except together with any assignment or sublease of the Premises as more particularly set forth in Paragraph 14. Each of the other provisions of this Lease shall be applicable to the Generator Equipment and the use of the Generator Space by Tenant, including without limitation, Paragraph 4.4 [Hazardous Materials], Paragraph 8[Insurance and Indemnification], 9 [Waiver of Subrogation] and of this Lease. Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord) and hold harmless Landlord from any and all claims, demands, liabilities, damages, judgments, costs and expenses (including reasonable attorneys’ fees) Landlord may suffer or incur arising out of or related to the installation, use, operation, maintenance, replacement and/or removal of the Generator Equipment or any portion thereof.

42. TENANT’S EXPANSION OPTION

42.1 Grant of Option. If, at any time during the Term hereof the Lease, Landlord elects to construct the building within the Project currently designed to be comprised of approximately 95,000 rentable square feet and having an address of 3150 South Delaware (but which may be redesigned to increase the rentable square footage to up to 265,000 rentable square footage) (the “Station 5 Building”) as depicted on Exhibit B and make the Station 5 Building available for lease, Tenant shall have a one-time right to expand the Premises by leasing the Station 5 Building in accordance with the terms, covenants and conditions contained in this Paragraph 42 (the “Expansion Option”).

42.2 Exercise of Option. Landlord will give notice to Tenant (an “Offering Notice”) setting forth Landlord’s intent to construct the Station 5 Building and to make the Station 5 Building available for lease. The Offering Notice shall include (a) the rentable square footage of the Station 5 Building that Landlord intends to construct, for which rentable square footage Landlord shall have obtained approvals through the Site Plan and Architectural Review process of the City of San Mateo, (b) the six-month time period during which Landlord anticipates completing the base building improvements of the Station 5 Building and delivering possession thereof for completion of tenant improvements, and (c) a copy of the building plans for the Station 5 Building. Tenant shall exercise the Expansion Option, if at all, by giving Landlord unconditional, irrevocable written notice of such election (the “Expansion Exercise Notice”) no later than thirty (30) days after the date of the Offering Notice, the time of such exercise being of the essence. Tenant’s Expansion Exercise Notice shall set forth the rentable square footage of the Station 5

Building that Tenant shall lease, which rentable square footage shall be at least fifty percent (50%) of the rentable square footage of the Station 5 Building to be constructed and may be the entirety of the Station 5 Building (such space being referred to as the “Station 5 Premises”); provided, that, if the Station 5 Premises is less than the entirety of the Station 5 Building, the Station 5 Premises shall be comprised of full floors.

42.3 Terms of Lease of Station 5 Premises pursuant to Expansion Option. If Tenant timely and properly delivers the Expansion Exercise Notice, subject to Paragraph 42.4, Landlord and Tenant shall lease the Station 5 Building to Tenant on the terms and conditions set forth in this Lease (including the terms and conditions of the Tenant Improvement Agreement), provided, however, that (a) the Base Rent (including any rent abatement and tenant allowances) shall be at the Prevailing Market Rate as agreed to by Landlord and Tenant (or, if Landlord and Tenant are unable to agree upon the Prevailing Market Rent within thirty (30) days after delivery of the Expansion Exercise Notice, as determined in accordance with Paragraph 3.3.4 through 3.3.6 based upon binding lease transactions for tenants in Comparable Buildings); (b) the term shall commence on the date that Landlord substantially completes Landlord’s work with respect to the Station 5 Building; (c) the term shall expire no earlier than the tenth (10th) anniversary of the date on which the Station 5 Premises is delivered to Tenant; (d) upon execution of the Station 5 Lease (as defined below), Tenant shall pay to Landlord an amount equal to the estimated amount of monthly Base Rent and Tenant’s Proportionate Share of Estimated Operating Expenses for the first month of the Station 5 Lease and a security deposit equal to six months of Base Rent and Tenant’s Proportionate Share of Estimated Operating Expenses; and (e) the Station 5 Building shall be constructed pursuant to the building plans provided with the Offering Notice (as may be adjusted to comply with changes in the application and interpretation of Applicable Laws). The lease for Station 5 shall further provide the following: (i) Landlord shall provide written notice to Tenant of the date on which Landlord has commenced construction of the Station 5 Building, (ii) if Landlord shall not have commenced construction of the Station 5 Building on or before a date that is 450 days prior to the outside delivery date set forth in the Offering Notice (the “Outside Construction Commencement Date”), Tenant, as its sole remedy, shall have the right to terminate the lease for the Station 5 Building, which termination right shall be exercised, if at all, within thirty (30) days after receipt of such notice of commencement of construction; and (iii) if Landlord does not deliver notice of commencement of construction on or prior to the Outside Construction Commencement Date, Tenant, as its sole remedy, shall have the right to terminate the lease for the Station 5 Building, which termination right shall be exercised, if at all, within thirty (30) days after the Outside Construction Commencement Date.

42.4 Conditions to Exercise.

42.4.1 Defaults. If at the time the Expansion Exercise Notice is delivered by Tenant to Landlord, any monetary or material non-monetary Event of Default by Tenant under this Lease exists, Landlord shall have no obligation to recognize the Expansion Exercise Notice as a valid exercise of the Expansion Option. If, after Tenant’s timely and valid exercise of the Expansion Option and prior to the date upon which possession of the Station 5 Premises is to be delivered to Tenant, any monetary or material non-monetary Event of Default by Tenant under the Lease exists, Landlord shall have, in addition to all of Landlord’s other rights and remedies provided in this Lease, the right (but not the obligation) to terminate Tenant’s rights under this Paragraph 42 and, in such event, Landlord shall not be required to deliver possession of the Station 5 Premises to Tenant.

42.4.2 Occupancy. If at any time Tenant occupies less than (a) one (1) full floor during any period preceding the last day of the 39th full calendar month following the Term Commencement Date, (b) two (2) full floors during the period commencing on the first day of the 40th calendar month following the Term Commencement Date and ending on the last day of the 63rd full calendar month, or (c) the entirety of the Premises during the remaining Term, the rights of Tenant pursuant to this Paragraph 42 shall automatically terminate and be of no further force or effect. Upon such termination, Landlord shall not be obligated thereafter to deliver an Offering Notice.

42.4.3 Minimum Credit Test. If at the time the Expansion Exercise Notice is delivered by Tenant to Landlord, Tenant’s market valuation is less than and its Liquid Assets have a market value of less than, Landlord shall have no obligation to recognize the Expansion Exercise Notice as a valid exercise of the Expansion Option. “Liquid Assets” shall mean assets in the form of cash, cash equivalents, obligations of (or fully guaranteed as to principal and interest by) the United States or any agency or instrumentality thereof (provided the full faith and credit of the United States supports such obligation or guarantee), certificates of deposit issued by a commercial bank having net assets of not less than Fifty Million Dollars ($50,000,000), securities listed and traded on a recognized stock exchange or traded over the counter and listed in the National Association of Securities Dealers Automatic Quotations, liquid debt instruments that have a readily ascertainable value and are regularly traded in a recognized financial market and funds available to Tenant pursuant to commercial line(s) of credit from bona fide institutional lender(s).

42.5 New Lease; Lease Amendment. If Tenant leases the Station 5 Premises pursuant to this Paragraph 42, Landlord shall prepare, and Landlord and Tenant shall execute within thirty (30) days after Tenant’s delivery of the Expansion Exercise Notice, (a) a new lease demising the Station 5 Premises on the same terms and conditions of this Lease as modified pursuant to Paragraph 42.3 (for purposes of this Paragraph 42, the “Station 5 Lease”).

42.6 Rights Personal to Tenant. Tenant’s right to exercise the Expansion Option is personal to, and may be exercised only by, the Original Tenant or a Permitted Assignee. No assignee (other than a Permitted Assignee) or subtenant shall have any right to exercise the Expansion Option granted herein.

42.7 Waiver. If Tenant (a) fails to timely deliver the Expansion Exercise Notice or (b) fails to execute and deliver to Landlord the Station 5 Lease within thirty (30) days following receipt thereof by Tenant, then Landlord may lease the Station 5 Building to any third party on terms and conditions Landlord may deem appropriate. Time is of the essence with respect to the provisions of this Paragraph 42.

42.8 Ownership of Station 5 Building. The Station 5 Building is owned by an affiliated entity of Landlord. At such time the construction of the Station 5 Building is to commence, the Station 5 Building may be transferred to a different affiliated entity of Landlord. Such affiliated entities and Landlord are under common Control. Landlord shall cause such affiliated entities to perform all obligations of Landlord under this Paragraph 42 with respect to the leasing of the Station 5 Building.

43. CAFETERIA.

43.1 Construction and Use. Subject to the terms and conditions of this Paragraph 43, Tenant may include a cafeteria (“Cafeteria”) in the Premises. The location of the Cafeteria shall be mutually acceptable to Landlord and Tenant, taking into consideration exterior venting requirements. The design and the construction of the Cafeteria shall be performed or contracted by Tenant in accordance with the terms and conditions of the Tenant Improvement Agreement if constructed as part of the initial Tenant Improvements or in accordance with the terms and conditions of Paragraph 12 if constructed as Alterations. The Cafeteria shall be available for use solely by Tenant’s employees and guests, and in no event shall it be open to the public. Tenant, at Tenant’s expense, shall obtain and maintain all governmental permits and licenses necessary to operate the Cafeteria and shall comply with all Applicable Laws relating to the maintenance, operation and use thereof and such reasonable rules and regulations as may be promulgated from time to time by Landlord.

43.2 Operation. Tenant acknowledges that, in the absence of adequate preventive measures, the Cafeteria could create objectionable fumes, vapors or odors, pests, unreasonable noise and other conditions that would cause annoyance to and disruption of the other tenants and occupants of the Project. Accordingly, as a material inducement to Landlord to enter into this Lease, Tenant agrees as follows:

(a) Tenant shall: (i) furnish, install and maintain ventilation, exhaust and drainage systems satisfactory to Landlord and provide such other exhaust, cleaning or similar systems necessary to prevent any smoke, fumes, vapors, offensive odors or other offensive substances from emanating from the Cafeteria as more fully set forth below; (ii) fireproof all window treatments in the Cafeteria, including, without limitation, draperies and curtains, and submit to Landlord, upon Landlord’s request, current certificates evidencing such fireproofing; and (iii) operate the Cafeteria in a clean and sanitary manner so as to prevent infestation by pests, and, in addition, whenever there shall be evidence of any infestation, employ contractors designated or approved by Landlord to eliminate the infestation.

(b) Tenant shall install grease traps/interceptors located within the Cafeteria as required by Applicable Laws for all food preparation areas having pot sinks or any grease-producing appliances that discharge into the waste system. Tenant shall be responsible for the proper care, cleaning and maintenance of the grease traps located within the Cafeteria and any piping required therefor in accordance with all Applicable Laws. Tenant shall follow all recommendations of Tenant’s grease trap maintenance provider regarding the maintenance of the grease traps, including any recommended chemical treatments and any recommended intervals for the emptying and/or hydrojetting of the grease traps and connecting pipes. Landlord shall have the right to oversee any work performed by such grease trap maintenance provider. Tenant, as Additional Rent, shall be liable for the cost of any maintenance to or repairs of any of the Building pumps and pipes to the extent necessitated by Tenant’s failure to comply with the terms and conditions of this provision or as a result of any grease, garbage or other abnormal disposal through the Building drain system by Tenant. In the event that any obnoxious odor shall escape from the Premises as a result of Tenant’s failure to clean and/or maintain the grease traps within the Premises as required by this Paragraph 43.2, Landlord may require Tenant, at Tenant’s sole cost and expense, to perform such actions as Landlord, in Landlord’s reasonable discretion, shall deem necessary in order to eliminate such odor.

(c) If, in the reasonable opinion of Landlord, objectionable odors are escaping from the Cafeteria into the Project, Landlord shall have the right to require Tenant to install an additional ventilation system and/or filter or modify an existing ventilation system and/or filter in the Cafeteria. Tenant shall coordinate the installation and operation of any ventilation system and/or filter with Landlord to assure that such ventilation system and/or filter is compatible with the Base Building Systems.

(d) Tenant shall install such filters and shafts as required by Applicable Laws. Tenant shall be responsible for the proper care, cleaning and maintenance of the filters and shafts located within the Cafeteria, or exclusively serving the Cafeteria, in accordance with all Applicable Laws, and shall procure a qualified maintenance contractor approved by Landlord under a commercially reasonable maintenance contract for regular maintenance of such systems. Tenant shall, at its own expense, cause any such filters to be cleaned on a monthly basis and any such shafts on an annual basis. Tenant shall follow all reasonable recommendations of Tenant’s filter and shaft maintenance provider regarding the maintenance of the filter and shafts.

(e) If Tenant shall at any time serve alcoholic beverages in the Cafeteria, Tenant shall, at its sole cost and expense, provide and maintain all licenses and/or permits required by Applicable Laws and shall at all times comply with Applicable Law related to the service of alcoholic beverages. At all times during the Lease Term during which Tenant serves alcoholic beverages of any kind, Tenant, at its expense, shall maintain appropriate liquor liability insurance, which insurance shall be in form and content reasonably acceptable to Landlord. All alcohol served at the Premises shall be consumed within the Premises and Roof Top Area only, and in no event may Tenant serve or permit the consumption of alcohol outside of the Premises.

43.3 Costs. Tenant shall reimburse Landlord within thirty (30) days after request for any and all additional or increased costs incurred by Landlord as a result of or in connection with the Cafeteria, including, but not limited to, additional insurance premiums, additional taxes or assessments, or additional janitorial or trash removal costs.

43.4 Cafeteria Restoration Work. Prior to the expiration or upon earlier termination of this Lease, all vents and shafts and other specialized improvements and installations relating to construction of the Cafeteria (including Tenant Improvements constructed pursuant to the Tenant Improvement Agreement) shall be removed and the Premises and any affected Common Areas shall be restored to the condition existing prior to the installation of such improvements (“Cafeteria Restoration Work”). The Cafeteria Restoration Work shall be paid for and performed in accordance with the provisions of Paragraph 36.

44. MISCELLANEOUS

44.1 General. The term “Tenant” or any pronoun used in place thereof shall indicate and include the masculine or feminine, the singular or plural number, individuals, firms or corporations, and their respective successors, executors, administrators and permitted assigns, according to the context hereof.

44.2 Time. Time is of the essence regarding this Lease and all of its provisions.

44.3 Choice of Law. This Lease shall in all respects be governed by the laws of the State of California.

44.4 Entire Agreement. This Lease, together with its Exhibits, addenda and attachments and the Basic Lease Information, contains all the agreements of the parties hereto and supersedes any previous negotiations. There have been no representations made by the Landlord or understandings made between the parties other than those set forth in this Lease and its Exhibits, addenda and attachments and the Basic Lease Information.

44.5 Modification. This Lease may not be modified except by a written instrument signed by the parties hereto. Tenant accepts the area of the Premises as specified in the Basic Lease Information as the approximate area of the Premises for all purposes under this Lease, and acknowledges and agrees that no other definition of the area (rentable, usable or otherwise) of the Premises shall apply. Tenant shall in no event be entitled to a recalculation of the square footage of the Premises, rentable, usable or otherwise, and no recalculation, if made, irrespective of its purpose, shall reduce Tenant’s obligations under this Lease in any manner, including without limitation the amount of Base Rent payable by Tenant or Tenant’s Proportionate Share of the Building and of the Project.

44.6 Severability. If, for any reason whatsoever, any of the provisions hereof shall be unenforceable or ineffective, all of the other provisions shall be and remain in full force and effect.

44.7 Recordation. Landlord and Tenant shall execute a short form memorandum hereof in the form attached hereto as Exhibit I and Tenant shall be entitled to record such memorandum.

44.8 Examination of Lease. Submission of this Lease to Tenant does not constitute an option or offer to lease and this Lease is not effective otherwise until execution and delivery by both Landlord and Tenant.

44.9 Accord and Satisfaction. No payment by Tenant of a lesser amount than the total Rent due nor any endorsement on any check or letter accompanying any check or payment of Rent shall be deemed an accord and satisfaction of full payment of Rent, and Landlord may accept such payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue other remedies. All offers by or on behalf of Tenant of accord and satisfaction are hereby rejected in advance.

44.10 Easements. Landlord may grant easements on the Project and dedicate for public use portions of the Project without Tenant’s consent; provided that no such grant or dedication shall materially interfere with Tenant’s Permitted Use of the Premises. Upon Landlord’s request, Tenant shall execute, acknowledge and deliver to Landlord documents, instruments, maps and plats necessary to effectuate Tenant’s covenants hereunder.

44.11 Project Labor Agreement. The Project is subject to the Project Labor Agreement (as defined below) requiring contractors to be bound by the terms and conditions of the Project Labor Agreement for certain Covered Work as defined therein. In furtherance of the foregoing, contractors and subcontractors of Tenant, prior to commencement of on-site construction by that contractor or subcontractor, shall execute an Agreement to be Bound in the form required by the Project Labor Agreement and provide a copy to Landlord of such executed Agreement to be Bound prior to the commencement of any work. For purposes hereof, the “Project Labor Agreement” means that certain Project Labor Agreement for Bay Meadows Phase II Project originally entered into on November 16, 2004, as amended. Tenant acknowledges that Landlord has provided to Tenant a copy of the Project Labor Agreement.

44.12 Drafting and Determination Presumption. The parties acknowledge that this Lease has been agreed to by both the parties, that both Landlord and Tenant have consulted with attorneys with respect to the terms of this Lease and that no presumption shall be created against Landlord because Landlord drafted this Lease. If Landlord fails to respond to any request for its consent within the time period, if any, specified in this Lease, Landlord shall be deemed to have disapproved such request.

44.13 Exhibits. The Basic Lease Information, and the Exhibits, addenda and attachments attached hereto are hereby incorporated herein by this reference and made a part of this Lease as though fully set forth herein.

44.14 No Light, Air or View Easement. Any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to or in the vicinity of the Building shall in no way affect this Lease or impose any liability on Landlord.

44.15 No Third Party Benefit. This Lease is a contract between Landlord and Tenant and nothing herein is intended to create any third party benefit.

44.16 Quiet Enjoyment. Upon payment by Tenant of the Rent, and upon the observance and performance of all of the other covenants, terms and conditions on Tenant’s part to be observed and performed, Tenant shall peaceably and quietly hold and enjoy the Premises for the term hereby demised without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming by, through or under Landlord, subject, nevertheless, to all of the other terms and conditions of this Lease. Landlord shall not be liable for any hindrance, interruption, interference or disturbance by other tenants or third persons, nor shall Tenant be released from any obligations under this Lease because of such hindrance, interruption, interference or disturbance.

44.17 Counterparts. This Lease may be executed in any number of counterparts, each of which shall be deemed an original.

44.18 Multiple Parties. If more than one person or entity is named herein as Tenant, such multiple parties shall have joint and several responsibility to comply with the terms of this Lease.

44.19 Prorations. Any Rent or other amounts payable to Landlord by Tenant hereunder for any fractional month shall be prorated based on a month of 30 days. As used herein, the term “fiscal year” shall mean the calendar year or such other fiscal year as Landlord may deem appropriate.

45. JURY TRIAL WAIVER; JUDICIAL REFERENCE

EACH PARTY HERETO (WHICH INCLUDES ANY ASSIGNEE, SUCCESSOR HEIR OR PERSONAL REPRESENTATIVE OF A PARTY) SHALL NOT SEEK A JURY TRIAL, HEREBY WAIVES TRIAL BY JURY, AND HEREBY FURTHER WAIVES ANY OBJECTION TO VENUE IN THE COUNTY IN WHICH THE BUILDING IS LOCATED, AND AGREES AND CONSENTS TO PERSONAL JURISDICTION OF THE COURTS OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IN ANY ACTION OR PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY STATUTE, EMERGENCY OR OTHERWISE, WHETHER ANY OF THE FOREGOING IS BASED ON THIS LEASE OR ON TORT LAW. EACH PARTY REPRESENTS THAT IT HAS HAD THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL CONCERNING THE EFFECT OF THIS PARAGRAPH 45. THE PROVISIONS OF THIS PARAGRAPH 45 SHALL SURVIVE THE EXPIRATION OR EARLIER TERMINATION OF THIS LEASE.

IF THE JURY WAIVER PROVISIONS OF THIS PARAGRAPH 45 ARE NOT ENFORCEABLE UNDER CALIFORNIA LAW, THEN THE FOLLOWING PROVISIONS SHALL APPLY. IT IS THE DESIRE AND INTENTION OF THE PARTIES TO AGREE UPON A MECHANISM AND PROCEDURE UNDER WHICH CONTROVERSIES AND DISPUTES ARISING OUT OF THIS LEASE OR RELATED TO THE PREMISES WILL BE RESOLVED IN A PROMPT AND EXPEDITIOUS MANNER. ACCORDINGLY, EXCEPT WITH RESPECT TO ACTIONS FOR UNLAWFUL OR FORCIBLE DETAINER OR WITH RESPECT TO THE PREJUDGMENT REMEDY OF ATTACHMENT, ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER (AND/OR AGAINST ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR SUBSIDIARIES OR AFFILIATED ENTITIES) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT’S USE OR OCCUPANCY OF THE PREMISES AND/OR ANY CLAIM OF INJURY OR DAMAGE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, SHALL BE HEARD AND RESOLVED BY A REFEREE UNDER THE PROVISIONS OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, SECTIONS 638 — 645.1, INCLUSIVE (AS SAME MAY BE AMENDED, OR ANY SUCCESSOR STATUTE(S) THERETO) (THE “REFEREE SECTIONS”). ANY FEE TO INITIATE THE JUDICIAL REFERENCE PROCEEDINGS AND ALL FEES CHARGED AND COSTS INCURRED BY THE REFEREE SHALL BE PAID BY THE PARTY INITIATING SUCH PROCEDURE (EXCEPT THAT IF A REPORTER IS REQUESTED BY EITHER PARTY, THEN A REPORTER SHALL BE PRESENT AT ALL PROCEEDINGS WHERE REQUESTED AND THE

FEES OF SUCH REPORTER – EXCEPT FOR COPIES ORDERED BY THE OTHER PARTIES – SHALL BE BORNE BY THE PARTY REQUESTING THE REPORTER); PROVIDED HOWEVER, THAT ALLOCATION OF THE COSTS AND FEES, INCLUDING ANY INITIATION FEE, OF SUCH PROCEEDING SHALL BE ULTIMATELY DETERMINED IN ACCORDANCE WITH THE ATTORNEYS’ FEES PROVISIONS OF THIS LEASE. THE VENUE OF THE PROCEEDINGS SHALL BE IN THE COUNTY IN WHICH THE PREMISES ARE LOCATED. WITHIN 10 DAYS OF RECEIPT BY ANY PARTY OF A WRITTEN REQUEST TO RESOLVE ANY DISPUTE OR CONTROVERSY PURSUANT TO THIS PARAGRAPH 45, THE PARTIES SHALL AGREE UPON A SINGLE REFEREE WHO SHALL TRY ALL ISSUES, WHETHER OF FACT OR LAW, AND

REPORT A FINDING AND JUDGMENT ON SUCH ISSUES AS REQUIRED BY THE REFEREE SECTIONS. IF THE PARTIES ARE UNABLE TO AGREE UPON A REFEREE WITHIN SUCH 10 DAY PERIOD, THEN ANY PARTY MAY THEREAFTER FILE A LAWSUIT IN THE COUNTY IN WHICH THE PREMISES ARE LOCATED FOR THE PURPOSE OF APPOINTMENT OF A REFEREE UNDER THE REFEREE SECTIONS. IF THE REFEREE IS APPOINTED BY THE COURT, THE REFEREE SHALL BE A NEUTRAL AND IMPARTIAL RETIRED JUDGE WITH SUBSTANTIAL EXPERIENCE IN THE RELEVANT MATTERS TO BE DETERMINED, FROM JAMS/ENDISPUTE, INC., THE AMERICAN ARBITRATION ASSOCIATION OR SIMILAR MEDIATION/ARBITRATION ENTITY. THE PROPOSED REFEREE MAY BE CHALLENGED BY ANY PARTY FOR ANY OF THE GROUNDS LISTED IN THE REFEREE SECTIONS. THE REFEREE SHALL HAVE THE POWER TO DECIDE ALL ISSUES OF FACT AND LAW AND REPORT HIS OR HER DECISION ON SUCH ISSUES, AND TO ISSUE ALL RECOGNIZED REMEDIES AVAILABLE AT LAW OR IN EQUITY FOR ANY CAUSE OF ACTION THAT IS BEFORE THE REFEREE, INCLUDING AN AWARD OF ATTORNEYS’ FEES AND COSTS IN ACCORDANCE WITH THIS LEASE. THE PARTIES SHALL BE ENTITLED TO CONDUCT ALL DISCOVERY AS PROVIDED IN THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE REFEREE SHALL OVERSEE DISCOVERY AND MAY ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE, WITH RIGHTS TO REGULATE DISCOVERY AND TO ISSUE AND ENFORCE SUBPOENAS, PROTECTIVE ORDERS AND OTHER LIMITATIONS ON DISCOVERY AVAILABLE UNDER CALIFORNIA LAW. THE REFERENCE PROCEEDING SHALL BE CONDUCTED IN ACCORDANCE WITH CALIFORNIA LAW (INCLUDING THE RULES OF EVIDENCE), AND IN ALL REGARDS, THE REFEREE SHALL FOLLOW CALIFORNIA LAW APPLICABLE AT THE TIME OF THE REFERENCE PROCEEDING. THE PARTIES SHALL PROMPTLY AND DILIGENTLY COOPERATE WITH ONE ANOTHER AND THE REFEREE, AND SHALL PERFORM SUCH ACTS AS MAY BE NECESSARY TO OBTAIN A PROMPT AND EXPEDITIOUS RESOLUTION OF THE DISPUTE OR CONTROVERSY IN ACCORDANCE WITH THE TERMS OF THIS PARAGRAPH 45. IN THIS REGARD, THE PARTIES AGREE THAT THE PARTIES AND THE REFEREE SHALL USE BEST EFFORTS TO ENSURE THAT (A) DISCOVERY BE CONDUCTED FOR A PERIOD NO LONGER THAN 6 MONTHS FROM THE DATE THE REFEREE IS APPOINTED, EXCLUDING MOTIONS REGARDING DISCOVERY, AND (B) A TRIAL DATE BE SET WITHIN 9 MONTHS OF THE DATE THE REFEREE IS APPOINTED. IN ACCORDANCE WITH SECTION 644 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, THE DECISION OF THE REFEREE UPON THE WHOLE ISSUE MUST STAND AS THE DECISION OF THE COURT, AND UPON THE FILING OF THE STATEMENT OF DECISION WITH THE CLERK OF THE COURT, OR WITH THE JUDGE IF THERE IS NO CLERK, JUDGMENT MAY BE ENTERED THEREON IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. ANY DECISION OF THE REFEREE AND/OR JUDGMENT OR OTHER ORDER ENTERED THEREON SHALL BE APPEALABLE TO THE SAME EXTENT AND IN THE SAME MANNER THAT SUCH DECISION, JUDGMENT, OR ORDER WOULD BE APPEALABLE IF RENDERED BY A JUDGE OF THE SUPERIOR COURT IN WHICH VENUE IS PROPER HEREUNDER. THE REFEREE SHALL IN HIS/HER STATEMENT OF DECISION SET FORTH HIS/HER FINDINGS OF FACT AND CONCLUSIONS OF LAW. THE

PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE IN ACCORDANCE WITH THE CODE OF CIVIL PROCEDURE. NOTHING IN THIS PARAGRAPH 45 SHALL PREJUDICE THE RIGHT OF ANY PARTY TO OBTAIN PROVISIONAL RELIEF OR OTHER EQUITABLE REMEDIES FROM A COURT OF COMPETENT JURISDICTION AS SHALL OTHERWISE BE AVAILABLE UNDER THE CODE OF CIVIL PROCEDURE AND/OR APPLICABLE COURT RULES.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

/s/ Terrence E. Fancher
TERRENCE E. FANCHER
PRESIDENT

By:
Name:
Title:
Dated: July 31, 2015

64

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the Lease Date set forth in the Basic Lease Information.

LANDLORD	TENANT

BAY MEADOWS STATION 4 INVESTORS, LLC, a Delaware limited liability company	SURVEYMONKEY INC., a Delware corporation

By:	By:	/s/ Eleanor Lacey
Name:	Name: Eleanor Lacey
Title:	Title: VP, GC & Secy
Dated: July 31, 2015	Dated: July 31, 2015

EXHIBIT A

STATION 4 LOBBY / PARKING FLOOR 1

STATION 4 PARKING FLOOR 2

STATION 4 FLOOR 2

STATION 4 FLOOR 3

STATION 4 FLOOR 4

STATION 4 BASEMENT PARKING FLOOR 1

STATION 4 BASEMENT PARKING FLOOR 2

EXHIBIT A 1

DEPICT ON OF ROOF TOP AREA

Future Concrete Curb
Elevator No. C with roof access
VESTIBULE
ROOF TERRACE AREA +- 7,275 s.f.
STORAGE
Elevators No. A & B Hoistway overrun
Concrete Curb
Stair No. 2
Shear Wall below
7'-0" wide exit path
Concrete Curb
Stair No. 3
Shear Wall below
Thickened Slab edge (+1 1/2")
Concrete Curb

1 FLOOR PLAN - T.O. ROOF

EXHIBIT B

SITE PLAN

Exhibit C

Term Commencement Date Letter

                             , 20

To:	Bay Meadows Station 4 Investors, LLC
c/o Wilson Meany
Four Embarcadero Center, Suite 3300
San Francisco, California 94111

Re:	Lease (the “Lease”) dated , 2015, between Bay Meadows Station 4 Investors, LLC, a Delaware limited liability company (“Landlord”), and , a (“Tenant”), concerning the floors of the building located at 3050 South Delaware, San Mateo, California.

Dear                             :

In accordance with the Lease, Tenant accepts possession of the Premises and confirms the following:

1.	The Term Commencement Date is , the Base Rent Commencement Date is and the Expiration Date is .

2.	IF APPLICABLE: The schedule of the Base Rent set forth in the Basic Lease Information of the Lease is deleted in its entirety, and the following is substituted therefor:

[insert rent schedule]

3.	Capitalized terms used herein shall have the meanings given them in the Lease.

Please acknowledge the foregoing by signing all three (3) counterparts of this letter in the space provided below and returning two (2) fully executed counterparts to my attention. Please note that, pursuant to Paragraph 2 of the Lease, if Tenant fails to execute and return (or, by notice to Landlord, reasonably object to) this letter within five (5) days after receiving it, Tenant shall be deemed to have executed and returned it without exception.

“Landlord”:	Agreed and Accepted as of ,
20 .
,
a	“Tenant”:

By:	,
Name:	a
Title:
By:
Name:
Title:

Exhibit C – 1

Exhibit D

Tenant Improvement Agreement

THIS TENANT IMPROVEMENT AGREEMENT (this “Agreement”) is attached to and forms a part of the Lease dated as of July 31, 2015 (the “Lease”), by and between BAY MEADOWS STATION 4 INVESTORS, LLC, a Delaware limited liability company (“Landlord”), SURVEYMONKEY INC., a Delaware corporation (“Tenant”), pertaining to certain premises located at 3050 South Delaware Street, San Mateo, California. Except where clearly inconsistent or inapplicable, the provisions of the Lease are incorporated into this Agreement, and capitalized terms used without being defined in this Agreement shall have the meanings given them in the Lease.

The purpose of this Agreement is to set forth the respective responsibilities of Landlord and Tenant with respect to (a) Landlord’s completion of the Base Building Improvements (as defined in Section 1.1 below) and (b) the design and construction of all alterations, additions and improvements that Tenant may deem necessary or appropriate to prepare the Premises for initial occupancy by Tenant under the Lease. Such alterations, additions and improvements to the Premises (other than the Base Building Improvements) are referred to in this Agreement as the “Tenant Improvements,” and the work of constructing the Tenant Improvements is referred to as the “Tenant Improvement Work.”

Landlord and Tenant agree as follows:

1. Base Building Improvements.

1.1 Base Building Improvements. Landlord, at its cost, shall perform or cause to be performed the base building improvements described in Schedule 1 attached hereto (the “Base Building Improvements”) in a good and professional manner and substantially in accordance with the plans and specifications listed on Schedule 2 (the “Building Plans”) prepared by HOK (“Landlord’s Architect”).

1.2 Modification of Building Plans.

1.2.1 Code Required. Landlord may make revisions to the Building Plans from time to time, including those that may be required by city officials or inspectors to comply with code rulings or interpretations, so long as the Base Building Improvements, when constructed, will be collectively comparable in appearance, design, efficiency, and quality to the improvements described in Schedule 1.

1.2.2 Tenant Requested. Tenant may notify Landlord in writing, on or before September 15, 2015, if Tenant desires any modifications to (a) the lighting within the interior first floor lobby, (b) the floor finishes of the first floor lobby, (c) the wall finishes of the first and second floor lobby (excluding the glass entry façade), (d) the balcony treatment of the second floor lobby, (e) the interior of the elevator cabs and (f) the finishes and fixtures within the restrooms (“Proposed Modifications”). No modifications to the concrete shear wall within the lobby or to the glass curtain wall systems opening from the Building to the plaza will be permitted. Tenant’s notice must be sufficiently detailed to permit Landlord’s architect to timely incorporate any such Proposed Modifications into the Building Plans. Landlord shall not unreasonably withhold its approval of the Proposed Modifications, provided that, without limiting the generality of the foregoing, it shall be reasonable to disapprove such Proposed Modifications for the reasons specified in Section 2.2.1 below or if such Proposed Modifications would delay Substantial Completion of the Base Building Improvements or if Tenant requests any materials, finishes, or installations which are not readily available. Landlord shall perform or cause to be performed any Proposed Modifications approved by Landlord pursuant to this Section 1.2.2 as part of the Base

Exhibit D, Page 1

Building Improvements pursuant to Section 1.1. If the Proposed Modifications result in any increased costs incurred by Landlord in any of the applicable line items of Landlord’s budgeted costs for components of the lobby. elevators or restrooms, Tenant shall pay such increased costs to Landlord within thirty (30) days after written request for payment, together with reasonable documentation supporting such increased costs. If the Proposed Modifications result in any realized costs savings in any of the applicable line items of Landlord’s budgeted costs for components of the lobby. elevators or restrooms, Landlord shall increase the Additional Lobby Allowance (defined below) in the amount of such cost savings. If Tenant elects not to or fails to provide notice of any Proposed Modification by September 15, 2015 with the detail required pursuant to this Section 1.2.2, Landlord shall cause the lobby and restrooms to be completed in accordance with the Building Plans.

1.2.3 Tenant Lobby Furnishings. Tenant may notify Landlord in writing, on or before September 15, 2015, if Tenant elects to include any of the lobby reception desk, furniture or furnishings within the Tenant Improvements and exclude any of the foregoing items from the Base Building Improvements (“Tenant Takeover Lobby Furnishings”). If Tenant elects to provide or construct any Tenant Takeover Lobby Furnishings as part of the Tenant Improvements, Landlord shall provide an allowance (in addition to the Tenant Improvement Allowance) to fully reimburse Tenant for its costs incurred in connection with the Tenant Takeover Lobby Furnishings in an amount equal to the corresponding costs of such items included in Landlord’s budget for the Base Building Improvements (“Additional Lobby Allowance”). Such Tenant Takeover Lobby Furnishings shall be included in the Preliminary Plans and Final Working Drawings, as and to the extent applicable, submitted to Landlord for approval pursuant to Section 2.2 and the disbursement of the Additional Lobby Allowance shall be subject to the same conditions set forth in Section 6.5 with respect to the disbursement of the Tenant Improvement Allowance

1.3 Schedule. Landlord shall deliver to Tenant a reasonably detailed schedule setting forth milestone dates for Substantial Completion of the Base Building Improvements, and shall keep Tenant reasonably apprised of any material changes in said schedule.

1.4 Construction of Base Building Improvements.

1.4.1 Landlord Responsible. Landlord, at its expense, shall construct the Base Building Improvements.

1.4.2 Substantial Completion of the Base Building Improvements. Landlord shall use commercially reasonable efforts to cause the Base Building Improvements that are required to permit Tenant to enter the Premises for purposes of performing the Tenant Improvement Work to be Substantially Complete on or before July 1, 2016, subject to Force Majeure Events and Tenant Delays. Tenant shall have the right to reasonably monitor and confirm Landlord’s completion of such Base Building Improvements substantially in conformance with the Building Plans. Landlord will give Tenant at least five (5) Business Days’ prior written notice of the date on which such Base Building Improvements are anticipated to be Substantially Complete (the “Substantial Completion Date”). “Substantially Complete” or “Substantial Completion” shall mean that (a) the Base Building Improvements that are required to permit Tenant to enter the Premises for purposes of performing the Tenant Improvement have been completed in accordance with the Building Plans, the correction or completion of which items, collectively, will not substantially interfere with Tenant’s ability to commence the Tenant Improvement Work and (b) Tenant is legally permitted to enter the Premises for purposes of performing the Tenant Improvement Work. Landlord and Tenant shall then arrange a mutually convenient time, no later than ten (10) Business Days after the anticipated Substantial Completion Date specified in Landlord’s notice, for Tenant and/or Tenant’s Architect (as defined below) and Landlord and/or Landlord’s Architect to conduct a walk-through inspection of the Base Building Improvements.

Exhibit D, Page 2

During the inspection, Landlord’s Architect shall compile a punchlist of items yet to be completed. If Tenant or Tenant’s Architect shall fail to inspect the Base Building Improvements within ten (10) Business Days after the Substantial Completion Date specified in Landlord’s notice, the Base Building Improvements shall be deemed completed and satisfactory in all respects, and the Substantial Completion Date shall be the date set forth in Landlord’s notice. Landlord shall use commercially reasonable efforts to cause the remaining Base Building Improvements to have been completed on or before the Term Commencement Date in accordance with the Building Plans, the correction or completion of which items, collectively, will not substantially interfere with Tenant’s ability to occupy the Premises to commence the Tenant Improvement Work

1.4.3 Punchlist Items. Landlord shall use commercially reasonable efforts to complete the punchlist items within sixty (60) days following the inspection or such longer period as Landlord and Tenant shall reasonably agree is appropriate.

1.4.4 Delay in Substantial Completion. Notwithstanding anything to the contrary contained in the Lease, if the Substantial Completion Date is delayed by reason of Tenant Delay, the Substantial Completion Date shall be the date the Base Building Improvements would have been Substantially Complete absent any Tenant Delay. “Tenant Delay” shall mean any delay that Landlord encounters in the performance of Landlord’s obligations under this Agreement or the Lease to construct the Base Building Improvements because of any act, neglect, failure or omission of any nature by Tenant, any employees of Tenants, or any of Tenant’s Agents, including, but not limited to (a) delay by Tenant in the submission of information or the giving of authorizations or approvals or the performance of any other obligations of Tenant under this Agreement or the Lease, and (b) any entry onto the Project by Tenant or Tenant’s Agents, which delays Substantial Completion of the Base Building Improvements. Tenant shall reimburse Landlord for any and all additional costs incurred by Landlord arising out of or in any way related to the Tenant Delays and Tenant hereby releases Landlord from and against any and all liability for the delay in the Substantial Completion Date arising out of or in any way related to such Tenant Delays.

1.5 Compliance with Applicable Laws. The Base Building Improvements shall comply in all material respects with all Applicable Laws (as applied and interpreted as of the Lease Date). If any of the Tenant Improvements result in a requirement under Applicable Laws that changes or modifications are required to be made to the Base Building Improvements (“Legal Compliance Work”), Landlord agrees to perform such Legal Compliance Work; provided, however, that Tenant shall, within twenty (20) days following receipt of invoices therefor, reimburse Landlord for the costs and expenses incurred by Landlord in performing the Legal Compliance Work, and any delay in the Substantial Completion Date resulting from such Legal Compliance Work shall constitute a Tenant Delay. Notwithstanding the foregoing, prior to commencing any Legal Compliance Work, Landlord shall notify Tenant of the nature and estimated cost of such work and the impact of performing such Legal Compliance Work on the construction schedule for the Base Building Improvements. Tenant shall have the right, within five (5) Business Days after receipt of Landlord’s notice, to modify Tenant’s plans so as to eliminate the necessity for performance of the Legal Compliance Work; provided, however, that any delay resulting from the investigation and pricing of the Legal Compliance Work shall constitute a Tenant Delay.

2. Design of the Tenant Improvements; Permits.

2.1 Tenant’s Architect and Engineers. Tenant has shall retain an architect (“Tenant’s Architect”) to design the Tenant Improvements and prepare the Space Plan, the Preliminary Plans, and Final Working Drawings (each as defined in Section 2.2), which Tenant’s Architect shall be subject to Landlord’s approval, which shall not be unreasonably withheld. Tenant shall retain such engineers

Exhibit D, Page 3

(“Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, sprinkler and code compliance work relating to the Tenant Improvements, which Engineers shall be subject to Landlord’s approval, which shall not be unreasonably withheld.

2.2 Design of the Tenant Improvements.

2.2.1 Space Plan. Tenant or Tenant’s Architect shall prepare a proposed space plan for the Tenant Improvements in the Premises which shall include a layout and designation of all partitioning, intended use for such space and equipment to be contained therein (the “Space Plan”) and shall deliver the proposed Space Plan to Landlord with a request for Landlord’s approval. Landlord shall approve or disapprove the Space Plan by written notice given to Tenant within ten (10) Business Days after receipt of the Space Plan. Landlord shall not unreasonably withhold its approval of the Space Plan, provided that, without limiting the generality of the foregoing, Landlord shall be entitled to withhold its consent to the Space Plan if, in Landlord’s good faith judgment, any one or more of the following conditions exist: (a) the proposed Tenant Improvements will adversely affect the exterior appearance of the Building; (b) the proposed Tenant Improvements may impair the structural strength of the Building, affect any of the Base Building Systems or adversely affect the value of the Building; or (c) the proposed Tenant Improvement Work would trigger the necessity under Applicable Laws or otherwise for work to be performed outside the Premises. If Tenant’s proposed interior partitioning or other aspects of the Tenant Improvement Work will, in Landlord’s good faith judgment, require changes or alterations in the Base Building Systems located outside of the Premises, and Landlord approves such changes or alterations, such changes or alterations shall be made at Tenant’s expense. If Landlord disapproves the Space Plan, Landlord shall return the Space Plan to Tenant with a statement of Landlord’s reasons for disapproval, or specifying any required corrections and/or revisions. Landlord shall approve or disapprove of any revisions to the Space Plan by written notice given to Tenant within five (5) Business Days after receipt of such revisions. This procedure shall be repeated until Landlord approves the Space Plan (as so approved, the “Approved Space Plan”).

2.2.2 Preliminary Plan. After the Space Plan has been approved by Landlord, Tenant shall cause Tenant’s Architect to prepare and submit for Landlord’s approval preliminary plans showing locations of all proposed improvements, including partitions, cabinetry, equipment, fixtures, telephone and telecommunications facilities, and computer and electronic data facilities and shall specify the location of any proposed structural floor penetrations, the location and extent of floor loading in excess of Building capacity, if any, and the location and description of any special plumbing requirements, any special HVAC requirements, and any special electrical requirements (the “Preliminary Plans”). Landlord may request clarification or more specific drawings for special use items not included in the Preliminary Plans. Landlord shall approve or disapprove the Preliminary Plans by written notice given to Tenant within fifteen (15) Business Days after receipt of the Preliminary Plans. Landlord shall not unreasonably withhold its approval of the Preliminary Plans, provided that, without limiting the generality of the foregoing, Landlord shall be entitled to withhold its consent to the Preliminary Plans for any of the reasons specified in Section 2.2.1 above, or if in Landlord’s good faith judgment, the Preliminary Plans are inconsistent with, or do not conform to, the Approved Space Plan. If Landlord disapproves the Preliminary Plans, Landlord shall return the Preliminary Plans to Tenant with a statement of Landlord’s reasons for disapproval, or specifying any required corrections and/or revisions. Landlord shall approve or disapprove of any revisions to the Preliminary Plans by written notice given to Tenant within five (5) Business Days after receipt of such revisions. This procedure shall be repeated until Landlord approves the Preliminary Plans (as so approved, the “Approved Preliminary Plans”).

Exhibit D, Page 4

2.2.3 Final Working Drawings. After the Preliminary Plans have been approved by Landlord, Tenant shall cause Tenant’s Architect and the Engineers to prepare and submit for Landlord’s approval complete and detailed construction plans and specifications, including a fully coordinated set of architectural, structural, mechanical, fire protection, electrical and plumbing working drawings for the Tenant Improvement Work, in a form that is sufficiently complete to permit subcontractors to bid on the work, obtain all required Permits (as defined in Section 3.4, below) and commence construction (the “Final Working Drawings”). The Tenant Improvements shall be designed in accordance with the LEED Design/Operational Requirements and the Final Working Drawings shall incorporate the LEED Design/Operational Requirements. Tenant shall furnish Landlord with two (2) hard copies signed by Tenant and one (1) electronic version of such Final Working Drawings. Landlord shall approve or disapprove the Final Working Drawings by giving written notice to Tenant within fifteen (15) Business Days after receipt thereof. Landlord shall not unreasonably withhold its approval of the Final Working Drawings, provided that, without limiting the generality of the foregoing, Landlord shall be entitled to withhold its consent to the Final Working Drawings for any of the reasons specified in Section 2.2.1 above, or if in Landlord’s good faith judgment, the Final Working Drawings are inconsistent with, or do not conform to, the Approved Preliminary Plans. If Landlord disapproves the Final Working Drawings, Landlord shall return the Final Working Drawings to Tenant with a statement of Landlord’s reasons for disapproval and/or specifying any required corrections or revisions. Landlord shall approve or disapprove of any such revisions to the Final Working Drawings within seven (7) Business Days after receipt of such revisions. This procedure shall be repeated until Landlord approves the Final Working Drawings (as so approved, the “Approved TI Construction Drawings”). Tenant shall include provisions in it Design Professional Agreements (as defined in Section 2.2.4) which expressly allow Landlord to use any and all of the Approved TI Construction Drawings for the Tenant Improvements without any additional cost or payment if the Lease is terminated, subject to Landlord agreeing to indemnify Tenant’s Architect and Engineers in question if Landlord elects to use any of the Approved TI Construction Drawings without retaining Tenant’s Architect or Engineer for the portion of Tenant’s Work covered by the Design Profession Agreement in question.

2.2.4 No Liability. Landlord has previously provided to Tenant a set of the Building Plans. Tenant’s Architect shall be responsible for performing all necessary field measurements and confirming the completeness and accuracy of such drawings. Landlord’s sole interest in reviewing and approving the Space Plan, the Preliminary Plans and Final Working Drawings is to protect the Building and Landlord’s interests, and no such review or approval by Landlord shall be deemed to (a) create any liability of any kind on the part of Landlord, including, but not limited to, liability for design, engineering or fitness for a particular purpose, or (b) constitute a representation on the part of Landlord or any person consulted by Landlord in connection with such review and approval that the Space Plan, the Preliminary Plans or Final Working Drawings are correct or accurate, or are in compliance with any Applicable Laws or the requirements of this Agreement. Without limiting the foregoing, Tenant shall be responsible for ensuring (i) that all elements of the design of the Final Working Drawings comply with Applicable Laws and are otherwise suitable for Tenant’s use of the Premises, and (ii) that no Tenant Improvement impairs any Base Building Systems or Landlord’s ability to perform its obligations under this Agreement or the Lease, and Landlord’s approval of the Final Working Drawings shall not relieve Tenant from such responsibility. Further, if Landlord incurs any cost as a result of any failure of the Final Working Drawings to comply with Applicable Laws or as a result of any impairment of any Base Building Systems or of Landlord’s ability to perform its obligations under this Agreement or the Lease resulting from any defect in the Final Working Drawings, then Tenant, upon written notice and request from Landlord, shall, at Landlord’s option, either (1) assign to Landlord any right Tenant may have under the Design Professional Agreements (defined below) to recover such cost from Tenant’s Architect and/or Engineers, as the case may be, or (2) at Tenant’s expense, use reasonable efforts to enforce such right directly against Tenant’s Architect and/or Engineers, as the case may be, for Landlord’s benefit. As used herein, “Design Professional Agreements” means the agreements between Tenant and Tenant’s Architect and Engineers pursuant to which the Approved TI Construction Drawings have been or will be prepared.

Exhibit D, Page 5

2.2.5 Form of Submittals. All requests, responses, plans, specifications and other materials submitted by Tenant or Landlord to the other pursuant to this Section 2 shall be submitted in both hard copy and reasonably acceptable reproducible, electronic format.

2.2.6 Modifications to Approved TI Construction Drawings. No material changes or modifications to the Approved TI Construction Drawings shall be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Landlord shall have five (5) Business Days to review and notify Tenant of Landlord’s approval or disapproval of such proposed changes or modifications. Landlord will not unreasonably withhold its approval of (a) any request by Tenant to amend or change the Approved TI Construction Drawings, or (b) any change or amendment to the Approved TI Construction Drawings that may be necessary to obtain any Permits or which may be required by city officials or inspectors to comply with code rulings or interpretations (any of the foregoing, a “Plan Modification”). Without limiting the generality of the foregoing, however, Tenant acknowledges that it shall not be unreasonable for Landlord to withhold consent to any Plan Modification if any one of the circumstances listed in clauses (a) through (c) of Section 2.2.1 of this Agreement apply. If Landlord disapproves of any Plan Modification, Landlord shall return the same to Tenant with a statement of Landlord’s reasons for disapproval, or specifying any required corrections. This procedure shall be repeated until Landlord approves the Plan Modification.

2.2.7 Landlord’s Review of Plans. Tenant shall reimburse Landlord for (or Landlord may deduct from the Tenant Improvement Allowance) any out-of-pocket, reasonable costs incurred by Landlord if review of the Space Plan, the Preliminary Plans, the Final Working Drawing and Plan Modifications requires engagement by Landlord of third party consultants.

3. Construction of Tenant Improvements.

3.1 Selection of Contractors. Tenant shall retain a licensed general contractor (“Tenant’s Contractor”) to perform the Tenant Improvement Work. Tenant’s Contractor shall be subject to the prior written approval of Landlord, which shall not be unreasonably withheld.

3.2 Tenant’s Agents. Tenant’s Contractor, together with all subcontractors, laborers, materialmen and suppliers used by Tenant, are collectively referred to herein as “Tenant’s Agents.” All Major Subcontractors must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed. “Major Subcontractors” shall mean any contractor (other than Tenant’s Contractor) or subcontractor performing Tenant Improvement Work costing in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate or performing work affecting the Base Building Systems.

3.3 Construction Contracts. Tenant shall furnish Landlord with true and correct copies of all construction contracts between or among Tenant, Tenant’s Contractor and all Major Subcontractors relating to the Tenant Improvements. All such contracts shall expressly provide that (i) the work to be performed thereunder shall be subject to the terms and conditions of this Agreement, including, without limitation, that such work shall comply with the Construction Rules and Regulations attached hereto as Schedule 3, as may be amended and updated from time to time (“Construction Rules and Regulations”), (ii) Tenant’s Contractor shall provide notices to Landlord of any default under the construction contract simultaneously with delivery of such notices to Tenant, and (iii) the Tenant’s Contractor shall warrant for a period of at least one (1) year that the Tenant Improvements will be constructed in accordance with the Approved TI Construction Drawings and Plan Modifications and free from defects in workmanship and materials (such warranty shall include, without additional charge, the repair of any portion of the Building that may be damaged as a result of the removal or replacement of the defective Tenant Improvements), and that said warranty is enforceable by Landlord. Landlord’s review of

Exhibit D, Page 6

such contracts shall not relieve Tenant from its obligations under this Agreement nor shall such review be deemed to constitute Landlord’s representation that such contracts comply with the requirements of this Agreement, provided, however, that Landlord shall provide notice to Tenant of any noncompliance of a contract with the terms of this Agreement if discovered by Landlord in the course of its review of such contract. Tenant agrees to deliver to Landlord an assignment or other assurances that may be necessary to permit Landlord to directly enforce all warranties under such contracts. Upon engagement of any Tenant’s Agents, Tenant shall promptly cause each of Tenant’s Agents to execute and deliver to Landlord an agreement consenting to such assignment.

3.4 Permits. Tenant shall cause Tenant’s Architect to promptly submit the Approved TI Construction Drawings to the appropriate authorities to obtain all city, county and state permits, authorizations and approvals (the “Permits”) which may be required to allow Tenant’s Contractor to commence and fully complete the construction of the Tenant Improvements described in the Approved TI Construction Drawings. Neither Landlord nor Landlord’s Architect shall be responsible for obtaining any Permits or the certificate of occupancy for the Premises, and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord will cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such Permit or certificate of occupancy. Any changes or modifications to the Approved TI Construction Drawings that may be necessary to obtain any such Permits, or which may be required by city officials or inspectors to comply with code rulings or interpretations, shall be prepared by Tenant’s Architect, at Tenant’s expense (provided that to the extent funds are available, such expense may be reimbursed from the Tenant Improvement Allowance), and submitted to Landlord for Landlord’s review and approval as a Plan Modification under Section 2.2.6. The procedure in Section 2.2.5 for approval shall be pursued until Landlord approves the Plan Modification and all Permits have been obtained for the Approved TI Construction Drawings, as so amended.

3.5 Commencement of Work. At least ten (10) days prior to the commencement of construction of the Tenant Improvements, or the delivery of any construction materials to the Premises, whichever is earlier, Tenant shall submit to Landlord a notice specifying the date Tenant will commence construction of the Tenant Improvements, the estimated date of completion of the Tenant Improvements, and the construction schedule for the Tenant Improvements provided by Tenant’s Contractor, setting forth the projected date of completion of such phase of the Tenant Improvements and showing critical time deadlines for construction milestones with respect to each major component or trade. In addition, prior to the commencement of construction of the Tenant Improvements, or the delivery of any construction materials to the Premises, whichever is earlier, Tenant shall submit to Landlord the following: (a) all Permits required to commence construction of the Tenant Improvements; (b) a copy of the executed contracts with Tenant’s Contractor and Major Subcontractors; (c) a detailed breakdown of the schedule of values, by trade, of the final costs that will be or have been incurred, in connection with the performance of the Tenant Improvement Work and that form the basis for the amount of the contracts (the “Final Costs”); and (d) certificates of all policies of insurance, or original certificates thereof executed by an authorized agent of the insurer or insurers, confirming to Landlord’s reasonable satisfaction compliance with the insurance requirements of this Agreement. Tenant shall be responsible for all costs associated with the Tenant Improvement Work, including the costs of the Permitted Allowance Items, to the extent the same exceed the aggregate amount that Landlord is required to disburse for such purpose pursuant to this Agreement.

3.6 Coordination. Prior to the commencement of construction of the Tenant Improvements, Landlord and Tenant shall hold monthly meetings at a reasonable time to be agreed upon by Landlord and Tenant regarding the progress of the Base Building Improvements and the progress of the design of the Tenant Improvements. Tenant shall obtain independent bids or proposals for construction of the Tenant Improvements from at least three (3) general contractors approved by

Exhibit D, Page 7

Landlord, unless one of such general contractors is Landlord’s general contractor performing the Base Building Improvements, in which case, only two (2) bids shall be required (one from Landlord’s general contractor and the other from an independent general contractor). Prior to the commencement of construction, Landlord and Tenant shall consult with each other and work together to ensure that both parties are satisfied with the terms of the proposed construction contract, cost estimates, accounting, schedule and logistics for construction of the Tenant Improvements. Following the commencement of construction of the Tenant Improvements, Tenant shall hold weekly meetings at a reasonable time with Tenant’s Architect and Tenant’s Contractor regarding the progress of construction of the Tenant Improvements. Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord.

3.7 Performance of Work. The Tenant Improvement Work shall be performed in a good and professional manner and shall conform to the Approved TI Construction Drawings. Tenant shall cause Tenant’s Agents to engage only labor that is harmonious and compatible with other labor working in the Project and in conformance with the terms of the Project Labor Agreement. In the event of any labor disturbance caused by persons employed by Tenant or Tenant’s Agents, Tenant shall immediately take all actions necessary to eliminate such disturbance. To the extent any portions of the Building or the Project are damaged by Tenant or Tenant’s Agents, Tenant shall cause such damage to be appropriately repaired or restored at Tenant’s sole cost and expense. Tenant shall abide by, and cause all of Tenant’s Agents to abide by, the Construction Rules and Regulations attached hereto as Schedule 3 relating to the performance of the Tenant Improvement Work.

3.8 Indemnity. Tenant’s indemnity of the Landlord Parties as set forth in the Lease shall also apply with respect to any and all Losses related in any way to any act or omission or willful misconduct of Tenant’s Contractor, Major Subcontractors, or other subcontractors, or anyone directly or indirectly employed by any of them or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements (through no fault of Landlord). Such indemnity by Tenant, as set forth in the Lease, shall also apply with respect to any and all Losses related in any way to Landlord’s performance of any ministerial acts reasonably necessary (a) to permit Tenant to complete the Tenant Improvements, or (b) to enable Tenant to obtain any Permits or certificate of occupancy for the Premises; provided, however, that, with respect to any Landlord Party, Tenant’s obligations under this Section shall be inapplicable to the extent the Losses arise from the gross negligence or willful misconduct of Landlord.

3.9 Fees. Landlord will not charge Tenant a supervision, coordination or administrative fee in connection with construction of the Tenant Improvement Work, provided that Tenant shall reimburse Landlord for any reasonable, out-of-pocket costs incurred by Landlord in reviewing the Space Plan, the Preliminary Plans, the Final Working Drawings and Plan Modifications, as set forth in Section 2.2.7.

3.10 No Security Interest. No Tenant Improvements shall be installed upon the Premises pursuant to any agreement by which another party has a security interest or rights to remove or repossess any items constituting Tenant Improvements.

Exhibit D, Page 8

4. Tenant’s Insurance.

4.1 Liability, Worker’s Compensation and Employer’s Liability. Tenant’s Agents shall carry (a) commercial general liability insurance with limits of not less than Ten Million Dollars ($10,000,000) combined single limit for bodily injury and property damage, including personal injury and death, and contractor’s protective liability, and products and completed operations coverage in an amount not less than Ten Million Dollars ($10,000,000) in the aggregate (provided that the above limit may be satisfied by a primary policy and umbrella/excess liability policy so long as the other requirements of this Section 4 are satisfied); (b) commercial automobile liability insurance with a policy limit of not less than Five Million Dollars ($5,000,000) each accident for bodily injury and property damage, providing coverage at least as broad as the Insurance Services Office (ISO) Business Auto Coverage form covering Automobile Liability, code 1 “any auto,” and insuring against all loss in connection with the ownership, maintenance and operation of automotive equipment that is owned, hired or non-owned; and (c) worker’s compensation with statutory limits and employer’s liability insurance with a limit of not less than One Million Dollars ($1,000,000) per accident; provided, however, such Ten Million Dollar limits in clauses (a) and (b) above shall be reduced to One Million Dollars ($1,000,000) for any subcontractor that is not a Major Subcontractor and to Two Million Dollars ($2,000,000) for any Major Subcontractor.

4.2 Builder’s Risk. Tenant shall carry “Builder’s All Risk” insurance on a “special causes of loss” form in an amount equal to 100% of the replacement cost of the Tenant Improvements (as reasonably approved by Landlord) covering the construction of the Tenant Improvements. Such “Builder’s All Risk” insurance shall insure Landlord and Tenant, as their interests may appear, as well as Tenant’s Agents. Tenant’s Agents shall be responsible for insuring their equipment.

4.3 Other Coverage. Landlord may require other types of insurance coverage and/or increase the insurance limits set forth above if Landlord determines such increase is required to protect adequately the parties named as insureds or additional insureds under such insurance.

4.4 Insurance Requirements. Certificates for all insurance carried pursuant to this Section 4 shall be delivered to Landlord before the commencement of the Tenant Improvement Work and before Tenant’s Agents’ equipment is moved onto the Project. All insurance required by this Section 4 shall be issued by solvent companies qualified to do business in the State of California, and with an A.M. Best & Company financial strength rating of not less than A and a financial size category of not less than VIII. All such insurance policies (except workers’ compensation insurance) shall (a) provide that Landlord, Landlord’s managing agent, any Security Holder, and their respective officers, partners, members and employees and any other person requested by Landlord, is designated as an additional insured with respect to liability arising out of work performed by or for Tenant’s general contractor without limitation as to coverage afforded under such policy pursuant to an endorsement in a form approved by Landlord, and (b) specify that such insurance is primary and that any insurance or self-insurance maintained by Landlord shall not contribute with it. Tenant shall cause Tenant’s Agents to notify Landlord within ten (10) days after general contractor’s knowledge of any cancellation or material modification of any policy of insurance required under this Section 4. Landlord may inspect the original policies of such insurance coverage at any time. If the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. Tenant shall maintain all of the foregoing insurance coverage in force throughout the period of construction of the Tenant Improvements and until the Tenant Improvements are fully completed and accepted by Landlord, except for any products and completed operation coverage insurance, which is to be maintained for four (4) years following substantial completion of the Tenant Improvements. All insurance, except workers’ compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Paragraph 8.5 of the Lease.

Exhibit D, Page 9

5. Liens. Tenant shall keep the Premises and the Building free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Should Tenant fail to remove any such lien within ten (10) days after notice to do so from Landlord, Landlord may, in addition to any other remedies, record a bond pursuant to California Civil Code Section 8424 and all costs and obligations incurred by Landlord in so doing shall immediately become due and payable by Tenant to Landlord as Additional Rent under the Lease. Landlord shall have the right to post and keep posted on the Premises any notices that may be required or permitted by Applicable Laws, or that Landlord may deem to be proper, for the protection of Landlord and the Building from such liens.

6. Allowances.

6.1 Space Plan Allowance. Landlord agrees to reimburse Tenant for architectural costs incurred in connection with preparation of the Space Plan and two (2) revisions thereof in an amount not to exceed (the “Space Plan Allowance”). Tenant may submit invoices to Landlord for payment of the Space Plan Allowance to reimburse Tenant or to pay Tenant’s Architect directly (if so requested by Tenant) for the Space Plan prepared by Tenant’s Architect. Following Landlord’s receipt of such invoices, Landlord shall within thirty (30) days thereafter pay Tenant for the amount requested in such invoice; provided in no event shall Landlord be obligated to make disbursements for the Space Plan in an amount which exceeds the Space Plan Allowance. The Space Plan Allowance shall not be deducted from the Tenant Improvement Allowance.

6.2 Tenant Improvement Allowance. Landlord will contribute to the costs of designing the Tenant Improvements and performing the Tenant Improvement Work, as depicted on the Approved TI Construction Drawings and any approved Plan Modifications, to the extent of the lesser of or (b) the actual cost of Permitted Allowance Items (as hereinafter defined) for the Tenant Improvement Work (the “Tenant Improvement Allowance”). Tenant shall pay all costs in excess of the Tenant Improvement Allowance for the design of the Tenant Improvements and performance of the Tenant Improvement Work. In no event shall Landlord be obligated to make disbursements pursuant to this Agreement in an amount which exceeds the Tenant Improvement Allowance. All costs associated with the construction of the Tenant Improvements shall be shared with Landlord on an “open-book” basis promptly upon request. Tenant shall not be entitled to a credit for any unused portion of the Tenant Improvement Allowance in the form of a rent credit, rent abatement or otherwise. Notwithstanding Tenant’s election to initially occupy only one (1) floor of the Premises, Tenant shall construct Tenant Improvements to the entirety of the Premises and the Tenant Improvement Allowance shall be equitably allocated to Tenant Improvements on each of the floors of the Premises.

6.3 Permitted Allowance Items. The Tenant Improvement Allowance shall be disbursed by Landlord only for the payment or reimbursement of the following items and costs (collectively, the “Permitted Allowance Items”): (a) costs of preparing the Space Plan, the Preliminary Plans, and the Approved TI Construction Drawings, (b) the cost of obtaining Permits, (c) the documented cost of performing the Tenant Improvement Work, including the cost of procuring, constructing and installing all construction materials, (d) the cost of any change to the Base Building Improvements required by the Approved TI Construction Drawings, including all direct architectural and/or engineering fees and expenses incurred in connection therewith, and (e) the costs and fees related to the management and supervision of the Tenant Improvement Work for Tenant’s benefit. From time to time during the course of construction, Landlord may charge against the Tenant Improvement Allowance any and all Permitted Allowance Items incurred by Landlord, including, without limitation, any increased costs incurred by Landlord as a result of, or in connection with, Plan Modifications or any Tenant Delay. Permitted Allowance Items shall not include furnishings, fixtures, equipment and other personal property, including cabling, switches, servers, routers and similar data and telecommunications equipment costs.

Exhibit D, Page 10

6.4 Budget. Before the commencement of construction of the Tenant Improvements, Tenant shall deliver to Landlord a detailed breakdown by trade of the costs incurred or that will be incurred in connection with the design and construction of the Tenant Improvements and the estimated payment schedule for such costs, which Tenant shall update at least monthly (the most recent such budget, the “Budget”).

6.5 Disbursement of Tenant Improvement Allowance. Landlord shall disburse the Tenant Improvement Allowance on a progress payment basis during the construction of the Tenant Improvements, as set forth in this Section 6.5.

6.5.1 Monthly Disbursements. From time to time, if Tenant desires disbursement of any portion of the Tenant Improvement Allowance, Tenant shall deliver to Landlord, on or before the fifteenth (15th) day of the month (and not more often than once per month) the following: (a) an Application and Certificate for Payment (AIA Document G702) (“Application for Payment”) signed by Tenant’s Architect, together with an updated schedule of values indicating the portion of the Tenant Improvement Work that has been completed and the portion that has not been completed as of the date of the request for payment; (b) an updated Budget setting forth in reasonable detail (i) a computation of the total costs of performing the Tenant Improvements incurred by Tenant during the prior month (including costs related to Plan Modifications) and (ii) the cumulative Tenant Improvement costs incurred through the end of such month; (c) a calculation of the portion of the request for payment due Tenant’s Contractor that is Landlord’s Share (as defined below in this Section 6.5.1); (d) invoices from all of Tenant’s Agents for labor rendered and materials delivered to the Premises; (e) executed conditional mechanic’s lien releases from Tenant’s Contractor and Tenant’s Agents included in the Application for Payment, together with unconditional mechanic’s lien releases from Tenant’s Contractor and Tenant’s Agents with respect to payments made by Landlord pursuant to Tenant’s prior submission of an Application for Payment, which shall comply with the appropriate provisions of California Civil Code Sections 8132 and 8134; and (f) all other information reasonably requested by Landlord or Landlord’s lender to support the disbursement. Tenant’s request for payment shall constitute Tenant’s representation to Landlord that, without limiting any warranty or other similar claims that Tenant may have against Tenant’s Contractor or Tenant’s Agents, Tenant has accepted and approved for payment the work furnished and/or materials supplied as set forth in the Application for Payment, and that the amount requested constitutes payment for Permitted Allowance Items that have been incurred by Tenant or are currently owing to Tenant’s Contractor or Tenant’s Agents. Provided that the Lease is then in full force and effect and Tenant is not in default of any of its obligations under the Lease, including this Agreement, within forty-five (45) days after receipt of the foregoing, Landlord shall deliver a check to Tenant made payable to Tenant’s Contractor or as otherwise directed in writing by Tenant, in payment of the lesser of: (i) Landlord’s Share, if applicable, of the Permitted Allowance Items shown in the applicable Application for Payment, after first deducting any amounts payable pursuant to Sections 2.2.7 and 6.3 above, and (ii) the balance of any remaining available portion of the Tenant Improvement Allowance (excluding the Final Retention), provided that Landlord may withhold from such disbursement amounts attributable to work that Landlord reasonably determines does not comply with the Approved TI Construction Drawings, as amended by Plan Modifications approved by Landlord. “Landlord’s Share” shall be the proportion that the Tenant Improvement Allowance bears to the estimated total cost of the Tenant Improvements as reflected in the current Budget. For example, if the estimated total cost of the Tenant Improvements in the current Budget is if the estimated total cost of the Tenant Improvements changes during the course of construction due to changes in the scope of the work, increased costs of materials, delays, or any other reason, Landlord’s Share shall be appropriately adjusted to reflect the estimated total cost of the Tenant Improvement at the time of each draw request. Landlord’s payment of such amounts shall not be deemed Landlord’s approval

Exhibit D, Page 11

or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request. Tenant shall provide in the construction contracts with Tenant’s Contractor and Tenant’s Agents that Landlord and Tenant may withhold from each amount otherwise due Tenant’s Contractor or Tenant’s Agents a five percent (5%) retention (the aggregate amount of such retentions to be known as the “Final Retention”) until final completion of the Tenant Improvement Work, and that each Application for Payment shall reflect such five percent (5%) retention.

6.5.2 Final Payment. Provided that the Lease is then in full force and effect and Tenant is not in default of any of its obligations under the Lease, including this Agreement, final payment by means of a check made payable to Tenant’s Contractor or as Tenant shall otherwise direct in writing, shall be delivered by Landlord to Tenant following the latest to occur of the following: (a) Tenant delivers to Landlord invoices from Tenant’s Contractor and each of Tenant’s Agents for labor rendered and materials delivered to the Premises properly executed mechanics lien releases in compliance with both California Civil Code Section 8136 and Section 8138; (b) Tenant’s Architect delivers to Landlord AIA Form G704, certifying that the construction of the Tenant Improvements in the Premises has been substantially completed; (c) Tenant delivers to Landlord copies of all Permits, licenses, certificates and other governmental authorizations and approvals in connection with, and indicating final approval of, the Tenant Improvement Work, and which will be necessary for the operation of Tenant’s business within the Premises; (d) Tenant delivers a copy of the recorded Notice of Completion and such other items required in the last sentence of Section 9; (e) Tenant delivers HVAC and air balancing reports; (f) Tenant delivers specification cut sheets for all non-Building standard equipment and lighting and manufacturers’ warranties and operating instructions; (g) original stamped building permit inspection cards with all final sign-offs; (h) the final punchlist completed and signed off by Tenant’s Architect; and (i) the satisfaction of any other reasonable requirements or conditions that may be required or imposed by Landlord’s lender with respect to the construction of the Tenant Improvements.

6.5.3 Other Terms. Landlord shall not charge Tenant for use of hoists, freight elevators, access to loading docks, utilities, or temporary HVAC prior to the Term Commencement Date. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Permitted Allowance Items. Tenant shall use commercially reasonable efforts to submit the documents described in Section 6.5.2 above to Landlord as soon as reasonably practicable. If Tenant fails to submit any necessary documentation for disbursement of the Tenant Improvement Allowance on or before the date that is one hundred eighty (180) days after the Term Commencement Date, Landlord shall have no further obligation to disburse all or any remaining balance of the Tenant Improvement Allowance to Tenant, and Tenant shall conclusively be deemed to have waived any rights to receive the same.

7. Inspection. At all times during construction of the Tenant Improvements and upon completion of the Tenant Improvement Work, Landlord and Landlord’s employees and agents shall have the right to inspect the Tenant Improvements, and to require the correction of any faulty work or any material deviation from the Approved TI Construction Drawings; provided, however, that if Landlord determines that any faulty work or material deviation exists that might adversely affect the structure of the Building or the Base Building Systems, then (a) Landlord, at Tenant’s expense, may take such action (including suspension of construction of the Tenant Improvements) as Landlord reasonably deems necessary to correct such defect, and (b) until such defect is corrected, Landlord may withhold from the disbursement of the Tenant Improvement Allowance an amount equal to one hundred fifty percent (150%) of the estimated cost to correct such defect. Tenant shall not close-up any Tenant Improvements affecting the Base Building Systems until the same have been inspected by Landlord’s agents. No inspection or approval by Landlord of any such work shall constitute an endorsement thereof or any representation as to the adequacy thereof for any purpose or the conformance thereof with any Applicable Laws, and Tenant remain fully responsible and liable therefor.

Exhibit D, Page 12

8. Compliance. The Tenant Improvement Work shall comply in all respects with (a) all Applicable Laws; (b) all applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (c) all applicable building material manufacturer’s specifications. Without limiting the foregoing, if, as a result of Tenant’s performance of the Tenant Improvement Work, Landlord becomes required under Applicable Laws to perform any inspection or give any notice relating to the Premises or the Tenant Improvement Work, or to ensure that the Tenant Improvement Work is performed in any particular manner, Tenant shall comply with such requirement on Landlord’s behalf and promptly thereafter provide Landlord with reasonable documentation of such compliance.

9. Deliveries Upon Completion of Construction. Within ten (10) days after completion of the Tenant Improvement Work, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the County of San Mateo, in accordance with California Civil Code Section 8182 or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s expense. Within thirty (30) days after completing the Tenant Improvements: (a) Tenant shall cause Tenant’s Architect and the Contractor to (i) update the Approved TI Construction Drawings as necessary to reflect all changes made to the Approved TI Construction Drawings during the course of construction, (ii) certify to the best of their knowledge that the updated drawings are true and correct, which certification shall survive the expiration or termination of the Lease, and (iii) deliver to Landlord two (2) hard copies, two (2) CD ROMS in Auto CAD format and an electronic pdf version of such updated drawings; and (b) Tenant shall deliver to Landlord two (2) hard copies and one electronic pdf version of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

10. Ownership of Tenant Improvements. The Tenant Improvements (including, but not limited to, all partitioning, window and wall coverings, and plumbing, lighting, electrical, and HVAC fixtures installed by Tenant) shall be deemed, effective upon installation, to be a part of the Premises and the Building and shall be deemed to be the property of Landlord (subject to Tenant’s right to use the same during the Term of the Lease), and shall be surrendered at the expiration or earlier termination of the Term, unless Landlord shall have reasonably conditioned its approval of the Final Working Drawings or any Plan Modification pursuant to Section 2.2.1 or 2.2.6, as applicable, on Tenant’s agreement to remove any items thereof. The removal of such items and the restoration and repair work described above shall be paid for and performed in accordance with the provisions of Paragraph 36 of the Lease.

11. Representatives.

11.1 Tenant’s Representative. Tenant has designated Steve Kemnitzer (“Tenant’s Representative”) as its sole representative with respect to the matters set forth in this Agreement, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Agreement. Tenant may change Tenant’s Representative at any time upon not less than five (5) Business Days advance written notice to Landlord.

11.2 Landlord’s Representative. Landlord has designated Chuck Noll (“Landlord’s Representative”) as its sole representative with respect to the matters set forth in this Agreement, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Agreement. Landlord may change Landlord’s Representative at any time upon not less than five (5) Business Days advance written notice to Tenant.

Exhibit D, Page 13

12. Books and Records. At its option, Landlord, at any time within twelve (12) months after final disbursement of the Tenant Improvement Allowance to Tenant, and upon at least ten (10) Business Days prior written notice to Tenant, may cause an audit to be made of Tenant’s books and records relating to Tenant’s expenditures in connection with the construction of the Tenant Improvements. Tenant shall maintain complete and accurate books and records in accordance with generally accepted accounting principles of these expenditures for at least twelve (12) months after final disbursement of the Tenant Improvement Allowance to Tenant. Tenant shall make available to Landlord’s auditor at the Premises within ten (10) Business Days following Landlord’s notice requiring the audit, all books and records maintained by Tenant pertaining to the construction and completion of the Tenant Improvements. In addition to all other remedies which Landlord may have pursuant to the Lease, Landlord may recover from Tenant the reasonable cost of its audit if the audit discloses that Tenant falsely reported to Landlord expenditures which were not in fact made or falsely reported a material amount of any expenditure or the aggregate expenditures.

13. Lease Provisions; Conflict. The terms and provisions of the Lease, insofar as they are applicable, in whole or in part, to this Agreement, are hereby incorporated herein by reference. In the event of any conflict between the terms of the Lease and this Agreement, the terms of this Agreement shall prevail; provided, however, that nothing contained in this Agreement shall be deemed to modify in any manner the provisions of Article 2 of the Lease. Any amounts payable by Tenant to Landlord hereunder shall be deemed to be Additional Rent under the Lease and, upon any default in the payment of same, Landlord shall have all rights and remedies available to it as provided for in the Lease.

14. Tenant Default. In addition to any other default of Tenant pursuant to the Lease, any of the following shall be deemed to be a material default of Tenant if such failure continues for more than thirty (30) days after written notice from Landlord; provided that if such failure cannot reasonably be cured within a thirty (30) day period, a default shall not be deemed to have occurred if Tenant promptly commences such cure within said period of thirty (30) days, and thereafter diligently pursues the same to completion: (a) Tenant’s failure to perform its material obligations under this Agreement; (b) Tenant’s failure to diligently prosecute the construction of the Tenant Improvements; (c) Tenant’s failure to pay Tenant’s Contractor or other parties involved in the construction of the Tenant Improvements in accordance with the Construction Contract (or other contract applicable to such party); (d) Tenant’s material default under the Construction Contract or any other contracts in connection with construction of the Tenant Improvements to which Tenant is a party which would allow the Contractor (or the other party to such contract) to either terminate the Construction Contract (or other contract) or cease work; or (e) the cessation of construction of the Tenant Improvements after commencement thereof for reasons other than Force Majeure Events.

15. Disputes; Remedies.

15.1 Generally. Any dispute which shall arise under this Agreement, shall be resolved pursuant to the procedures provided for in this Section 15 (the “Workletter Dispute Procedures”). Except as otherwise expressly provided herein or in the Lease, sums in dispute shall not be payable or credited until such dispute is resolved as herein provided.

15.2 Failure to Resolve; Arbitration. Unless otherwise mutually agreed, if any dispute which is to be governed by the Workletter Dispute Procedures has not been resolved to the mutual satisfaction of both parties within ten (10) Business Days after written notice of the same shall have been provided by one party to the other, then such dispute shall be resolved by arbitration as provided in this Section 15.2:

Exhibit D, Page 14

15.2.1 Within seven (7) days after the expiration of the ten (10) business day period described in Section 12.2 above, Landlord and Tenant shall select a mutually acceptable arbitrator (the “Workletter Qualified Arbitrator”), who shall be an architect, engineer or general contractor (depending on the nature of the dispute) having at least ten (10) years’ continuous experience in representing (or contracting with) landlords or tenants, or both, in the performance or design of improvements comparable to the Tenant Improvement Work or comparable to the Landlord Work (as the case may be) with respect to first class office buildings in the Comparable Area. If the parties fail to agree on the selection of a Workletter Qualified Arbitrator within such seven (7) day period, then, within a second period of seven (7) days, each party shall select a Workletter Qualified Arbitrator, and within a third period of seven (7) days thereafter, the two appointed Workletter Qualified Arbitrators shall select a third Workletter Qualified Arbitrator and the third Workletter Qualified Arbitrator shall be the arbitrator and shall resolve the subject dispute. If one party shall fail to make such selection within said third seven (7) day period, then the Workletter Qualified Arbitrator chosen by the other party shall be the sole arbitrator. If the two appointed Workletter Qualified Arbitrators shall fail to select a third Workletter Qualified Arbitrator, then the third Workletter Qualified Arbitrator shall be selected by the Director of the San Francisco Chapter of the American Arbitration Association or JAMS (or comparable organization, if the San Francisco Chapter of the American Arbitration Association or JAMS does not then exist).

15.2.2 Once the Workletter Qualified Arbitrator has been selected as provided in Section 12.2.1 above, each of Landlord and Tenant, if it so elects, shall present evidence and materials to such Workletter Qualified Arbitrator, and, as soon thereafter as practicable, but in any case within ten (10) Business Days after such selection, the Workletter Qualified Arbitrator shall deliver its resolution of the dispute in question. Any such decision shall include, if applicable, an express determination of the prevailing party in such dispute, and any costs and/or Tenant Delay in Substantially Completing the Base Building Improvements, if any, resulting from the matter(s) that are the subject of such dispute. Such decision of the Workletter Qualified Arbitrator shall be submitted in writing to, and be final and binding on, each of Landlord and Tenant. If the Workletter Qualified Arbitrator believes that expert advice would materially assist him or her, (s)he may retain one or more qualified persons, including, but not limited to, legal counsel, contractors, architects or engineers, to provide such expert advice. All costs and expenses pertaining to any such arbitration shall be borne as follows: (1) the non-prevailing party in the arbitration (as determined by the Workletter Qualified Arbitrator) shall pay the costs of the Workletter Qualified Arbitrator and of any experts retained by the Workletter Qualified Arbitrator, (2) any fees of any counsel or expert engaged directly by Landlord or Tenant and the fees of any Workletter Qualified Arbitrator engaged to select a third Workletter Qualified Arbitrator shall be borne by the party obtaining such counsel, expert or arbitrator, and (3) if a compromise of any such dispute is reached between the parties, the cost of the arbitration shall be equally divided between the parties.

15.2.3 Any determination by a Workletter Qualified Arbitrator pursuant to this Section 15 shall be deemed an arbitration award, and judgment on the award may be entered in any court having jurisdiction thereof.

16. No Waiver. Neither this Agreement nor any of the provisions contained in this Agreement may be changed or waived, except by a written instrument signed by both parties.

17. Schedules to Agreement. The following schedules are attached hereto and incorporated herein:

Schedule 1     Base Building Improvements

Schedule 2     Building Plans

Schedule 3     Construction Rules and Regulations

Exhibit D, Page 15

SCHEDULE 1

BASE BUILDING IMPROVEMENTS

BAY MEADOWS STATION 4

BASE BUILDING DESCRIPTION

3050 S. Delaware Street, San Mateo, California

July 2015

GENERAL DESCRIPTION

1.1	The following describes the Base Building configuration for the core and shell construction of the office building known as Bay Meadows Station 4 (“STA 4” or the “Building”). The Building is designed to comply with the 2010 Edition of the California Building Standards Code and California Code of Regulations, Title 24.

1.2	STA 4 is one of five Class A office buildings, located in a transit focused development along the CalTrain line directly adjacent to the Hillsdale train station.

1.3	The Building is designed with a central entry and core area, serving three efficient floors with consistent materials and color palette designed to a Class A office standard. Parking structures are incorporated within the Building to serve tenant’s employees and visitors. The ground floor has an Active Use zone along the Delaware Street frontage, to provide vital pedestrian movement to potential restaurant, retail, or conference space.

1.4	The Base Building shall include all common area facilities, including; main lobby, restrooms, stairs, elevators, shower/locker rooms, automobile and bicycle parking, loading area, electrical, water, gas, telecom and other facilities required to service the entire building. All such rooms/areas to be complete and operational. Distribution of electrical, water, gas and telecom systems out into tenant floor areas are to be part of the Tenant Improvements.

LEED / SUSTAINABILITY

2.1	STA4 is being designed to LEED Gold standards and that is the design target for the Building per the USGBC (United States Green Building Council) standards for LEED (Leadership in Energy and Environmental Design).

2.2	CalGreen Tier 1 compliance is included.

2.3	Sustainable San Mateo compliance is included, where applicable.

2.4	Transit Focused. Directly adjacent to the Hillsdale CalTrain Station and SamTrans Station

2.5	Bicycle parking. Showers and locker rooms. Located along the San Mateo County North-South Commuter Bike Route.

BUILDING STATISTICS

3.1	STA 4 – 3050 S. Delaware

3.2	STA 4 - ±211,203 RSF

3.3	Floor-to-Floor heights (NOT clear heights):

Ground Floor (typical): 17’-6”

Office Floors 2-4 (typical): 12’-6”

Parking Floors (typical): 9”-6”

3.4	Column Spacing: 30’ x 30’

Schedule 1 to Exhibit D, Page 1

3.5	Planning Module: 5’

SITE / CIVIL

4.1	STA 4 site development to include private streets and walkways to enter the Building from the public right of way exterior plazas with landscaped and hardscaped areas, biofiltration storm drain areas, irrigation, and lighting.

4.2	Outdoor bicycle racks to be provided for visitors on the public streets. Secured bike rooms or fenced areas are provided for tenants within the building parking areas with racks installed. Additional bike capacity can be added.

LANDSCAPE

5.1	Landscape shall include street trees and planters at the private streets, a hedgerow of trees at the west property line, biofiltration planters, and vine planting for the parking garage green screen structure. Planting shall have low water requirements per the City of San Mateo.

5.2	Irrigation system shall be high efficiency/low water usage with control features to inform and enable automatic adjustment of the watering program based on weather and flow criteria.

CORE AND SHELL

6.1	Buildings to be fully enclosed and watertight.

6.2	Exterior walls to be constructed of terra cotta, metal panels, architectural concrete, glass and aluminum curtain walls and storefront glazing systems.

6.3	Windows and glass/aluminum curtain wall systems to utilize high-performance insulated glass.

6.4	Roof to be a Class A SBS-Modified Bituminous Membrane Cool-Roof compliant roofing system.

6.5	Exterior architectural elements include canopies, green screens, balconies, and colonnades.

6.6	Base buildings to be constructed with fully functional elevators and restrooms.

6.7	Typical central cores to incorporate elevators, stairs, restrooms, janitor closets and mechanical shafts. Center elevator and stair core construction to be composed of concrete shear walls and function as an integral part of the structural system.

6.8	Supplementary cores located in each wing of the Building will include a stair tower, electrical and tel/data closets, plumbing risers and mechanical shafts.

6.9	The Building will be served by three elevators, with one “swing” car for passenger/service use.

6.10	One building standard tenant identification sign to be provided at the upper floor elevator lobbies. Building standard evacuation signage to be provided at upper floor elevator lobbies and stairs.

6.11	Restroom core to include a janitor/storage closet on each floor.

6.12	Restroom core to include rated enclosed shafts for exhaust and plumbing systems.

6.13	Shower and locker rooms are located on Level PL2 in proximity to bike storage areas. Shower locker rooms to include day-use lockers, dressing area, lavatories, toilets and enclosed shower stalls. Shower locker rooms to be ADA compliant and finished with similar materials as the Building restrooms.

6.14	Other spaces that are to be completed as part of the Base Building include the main lobby and parking levels.

6.15	The Building trash storage area is located in the loading dock area and is intended to serve the Building only. This area can accommodate multiple trash and recycling containers. A trash management plan has been approved by the City of San Mateo for trash and recycling collection at the Bay Meadows site.

Schedule 1 to Exhibit D, Page 2

INTERIORS

7.1	Main building lobby to be an open two-story lobby with an all glass curtain wall system that opens to the plaza, with an architecturally significant staircase that serves all floors adjacent to the elevators. The finishes will incorporate masonry, stone, concrete, wood, steel and other materials consistent with a Class A office building.

7.2	Interior surfaces of the exterior perimeter walls will be exposed glass, concrete or framing and provided with insulation as required to meet Title 24 energy compliance standards for the base building shell. Gypsum wallboard, tape and finish where required to cover framing and insulation is to be part of the Tenant Improvements.

7.3	Interior gypsum wallboard or shaft wall at restroom and secondary stairway cores on the Tenant side to be provided unfinished or fire-taped as required. Finish taping, sanding and prep for paint or finish materials to be part of Tenant Improvements. Concrete core walls, shear walls or columns to be provided as unfinished concrete.

7.4	No ceilings are to be installed except in restrooms and Building main lobby. Ceilings will not be installed as part of base building improvements.

7.5	Window mullions based on a five foot planning module.

7.6	Tenant, in its discretion, may install window coverings for exterior windows per Landlord’s specifications.

STRUCTURE

8.1	Building is designed to meet current seismic standards per the 2010 edition of the California Building Code.

8.2	Building structure to be concrete construction. Structure to be cast-in-place reinforced concrete utilizing concrete shear walls to resist lateral loads.

8.3	The foundation system employs a combination of concrete mat slabs, spread footings and grade beams.

8.4	Basement floors at parking areas to be reinforced concrete slabs.

8.5	Typical elevated floors to be 8” to 10” thick reinforced concrete or post-tensioned slabs. Floor slabs designed for 80psf live loads and 20psf partition loads at office levels, and 40 psf live loads at parking levels.

8.6	Floor-to-floor height on first floor to be approximately 17’-6”. Floor-to-floor height on typical office floors to be approximately 12’-6”. Floor-to-floor height on typical parking floors to be approximately 9’-6”.

8.7	Columns to be typically approximately 24” square at the basement levels and approximately 24” in diameter at office interior, with approximately 20” diameter at office perimeter, based on a 30’ by 30’ column grid layout.

PARKING

9.1	CALgreen Tier 1, 10% Fuel Efficient/Electric Vehicle (FE/LEV) designated parking spaces are to be included in the Building garage. These parking stalls will be allotted within Tenant’s parking ratio.

9.2	Mechanical gate arms control access to the garage entries.

9.3	Parking ratio: 3.00/1000 rentable square foot with 2.75/1000 within the Building and the remaining within the Project and to be provided with either surface or structured parking.

9.4	Electric vehicle recharging stations to be provided at multiple locations and parking levels.

Schedule 1 to Exhibit D, Page 3

9.5	Secured bike parking rooms and fenced areas with racks to be provided. Additional bike capacity can be added.

MECHANICAL

10.1	Mechanical shafts to be fully enclosed and rated. Ductwork and plumbing to be stubbed out and ready for Tenant Improvements to connect to, for horizontal distribution. Cores and slab penetrations for future VRV (Variable Refrigerant Volume) refrigerant piping provided on each wing of the Building (two riser locations).

10.2	Operational heated and cooled ventilation systems to provide conditioned supply air to all occupied floors. Building ventilation system is designated to conform to ASHRAE 62.1.

10.3	Mechanical plant designed accommodate the following heat loads; 2.5 watts/rsf convenience power load, 1 watt/rsf for lighting load, and 100 rsf/person occupancy load. Design set points are 74°F for cooling and 70°F for heating plus or minus 2°F.

10.4	Vertical distribution of outside air provided from roof to each floor via core air shafts. Dampers for supply and return to be provided at the shafts.

10.5	Heating and cooling to be provided and fully distributed in the Building main lobby.

10.6	Direct Digital Control (DDC) Building Management System (BMS) to be provided and function to control building systems. System shall be a BACnet open protocol system with multiple local service providers. Controls shall be fully automated energy management system including DDC on the primary systems and digital thermostats. The BMS will schedule, override, monitor, and control cooling and heating equipment, fans and ventilation systems.. The BMS will also schedule, override, monitor and control VRF/VRV fan coil systems provided by Tenant.

10.7	Exhaust riser is stubbed-out at central restroom core for Tenant uses like break rooms and copy rooms.

10.8	Purchase, installation and distribution of VRV systems serving the Premises to be by Tenant. Roof space for Tenant VRV condensing units is available and allows for expansion of capacity..

10.9	Dedicated supply air connections at each floor to provide ventilation air to VRV system.

10.10 Electrical and telecom rooms will be provided with local heat	exhaust.

ELECTRICAL and TECHNOLOGY

11.1	Fully operational main electric service including a 4000 A, 277/480V, 3Ph. 4W main switchboard to serve Tenant lighting and power loads and base building electrical, mechanical and equipment loads. Loads are calculated as 0.9 watts/sf for lighting, 1 watt/sf for general use receptacles, 6watts/sf for miscellaneous and equipment and 4 watts/sf for HVAC .

11.2	The electrical distribution is via two 2000A bus duct risers that will serve one 42circuits 277/480V 3PH, 4W lighting panel and four 42 circuits 120/208V, 3Ph. 4W power panels at each of two electrical rooms per floor.

11.3	A Lighting Control Panel (LCP) system is to be provided with lighting relays located in the electrical rooms to control base building illumination.

11.4	Emergency power for fire alarm, exit and egress lighting, life/safety and security systems to be provided via battery backup power.

11.5	Conduits to be provided from telephone/data MPOE to riser locations at the telecom closets. Four 4” sleeves to be provided at each telecom closet between floors. Pathways will support base building copper and fiber to support base building functions, including BMS, Fire Alarm, and Security as well as Tenant systems and floor-to-floor cable distribution.

Schedule 1 to Exhibit D, Page 4

11.6	Telecommunications bonding backbone and an insulated conductor to be installed at all tele/data closets, terminated at MPOE and connected to a ground rod and the main power ground bus. Large communication entrance facility and MPOE capable of supporting multiple carriers complete with service entrance duct bank infrastructure. Landlord to provide fiber to MPOE.

11.7	The site has infrastructure in place for multiple paths and services into the Building. ATT, Comcast and Astound have facilities in the street. The Building is set up to have scalable, high speed fiber, copper and coax services. Roof top dish/telcom equipment can also be employed, subject to Landlord approval.

PLUMBING

12.1	Restroom core to include fully functional and finished men’s and women’s restrooms at each floor. Fixture count to be based on 2010 Plumbing Code pursuant to Landlord’s test-fit. The current restroom count anticipates an occupant load of one per 200/sf on a typical office floor. Finishes include ceramic tile at floors and wet walls, stone lavatory tops, baked enameled partitions, stainless steel accessories, finished ceiling system and lighting. Finishes in restrooms to be equal to or better than 4” x 8” ceramic tile full height at wet wall, 12” x 18” floor tile and tile base. Sink and toilet fixtures to be sensor activated.

12.2	Restroom core to include a janitor/storage closet on each floor.

12.3	Restroom core to include enclosed shafts for exhaust and plumbing systems.

12.4	Shower and locker rooms located on Level PL2

12.5	Hose bibs provided in strategic locations throughout the Building for maintenance and janitorial.

12.6	Domestic water will be stubbed out with a valve at each floor at each core location. This piping is exposed at three core locations on each floor to support Tenant Improvements.

12.7	Waste and vent lines will be stubbed and capped at each floor at each core location. This piping is exposed at three core locations on each floor to support Tenant Improvements.

12.8	Roof drain lines are routed horizontally at office levels 3 and 4 to minimize impact on all floors.

ELEVATORS AND STAIRS

13.1	Fire rated stairways serving all occupied floors with two stairways extending to the roof via a roof hatch. Stairway and exiting widths are based on typical office occupancy loads.

13.2	Stair No. 1 at the lobby has concrete or stone tile treads for improved acoustics, feature walls, and glass guardrails with architectural handrails.

13.3	The secondary stairs to be constructed of steel checkerplate or flat steel treads, risers, and landings and can also be used for inter-floor travel.

13.4	Secondary stairways to have exposed concrete, concrete block and drywall walls, Building standard doors and exposed concrete floors within the stairways. Concrete and drywall finishes outside of the stairway at the office interiors to be left unfinished so as to be incorporated into the Tenant Improvement design.

13.5	Lighting, fire protection, security/access conduits, signage and other infrastructure systems to be installed as required by code.

13.6	Elevators are MRL (machine room less) design with standard hall call and in car control systems

13.7	Elevator cabs to be fully finished with Class A building level finishes to complement Building lobby finishes.

13.9	Elevators to include a security interface. Tenant, at Tenant’s sole expense, shall be permitted to install its own security system which system shall be compatible with Landlord’s elevator card-key system.

Schedule 1 to Exhibit D, Page 5

ACOUSTICS

14.1	The Building includes sound-rated dual glazing systems with STC 38 for enhanced acoustical performance.

SAFETY AND SECURITY

15.1	Fully operational life safety and security systems as set forth in the Building Plans.

15.2	Base building is to be fully sprinklered and monitored as required by code for an undivided occupancy with upturned heads typical.

15.3	Fire life safety system distribution (smoke detectors, annunciators, sprinkler monitoring devices, horns, strobes, etc.) as required by code for core and common areas.

15.4	Building access systems to be provided that will allow for off-hours access at exterior lobby doors, parking areas and elevators. System configurations and expansions to accommodate Tenant requirements to be part of Tenant Improvement scope.

ROOF TOP AREA (Designated on Exhibit A-1)

16.1	Elevator access to be provided via the service elevator (Car C) with vestibule as required by code.

16.2	Stairs #2 and #3 will be extended to the roof with full landing as required by code. A code compliant egress path to be provided from Roof Top Area to Stair #3.

16.3	Roof slab under the Roof Top Area will be redesigned for a live load of 100 PSF and dead load of 50 PSF . ]

Schedule 1 to Exhibit D, Page 6

SCHEDULE 2

BUILDING PLANS

Plans prepared by HOK titled Bay Meadows STA 4a Superstructure and Buyout Revisions issued January 30, 2015 through Bulletin #9 dated June 18, 2015

Schedule 2 to Exhibit D, Page 1

SCHEDULE 3

CONSTRUCTION RULES AND REGULATIONS

All general contractors, subcontractors, suppliers, material men, and their employees and anyone working for or on their behalf, shall be immediately advised of the following construction rules and regulations concerning their proper conduct within the Premises, Building and the Project. It is the general contractor’s responsibility to ensure that its subcontractors and suppliers read and understand these rules and regulations. Ignorance of these rules and regulations is not a waiver of liability or responsibility.

In the event of a conflict between the following rules and regulations and the remainder of the terms of the Lease, including, but not limited to, the terms of the Agreement, the remainder of the terms of the Lease shall control. Capitalized terms have the same meaning as defined in the Lease, including, but not limited to, as defined in the Agreement.

1. No one shall be allowed to endanger the Premises, Building and/or Project, its premises, and/or its occupants in any manner whatsoever. In the event that a situation occurs which threatens the Premises, Building and/or Project, or its occupants in any manner, the contractor, subcontractor, supplier, etc., must take steps to correct the hazardous condition. In the event that the contractor’s personnel fail to correct the hazardous condition, Landlord reserves the right to immediately take steps to correct the situation at the contractor’s expense.

2. No gasoline operated devices, e.g., concrete saws, coring machines, welding machines, etc., shall be permitted within the Premises, Building and/or Project. All work requiring such devices shall be electronically operated.

3. All pressurized gas and oxygen canisters shall be properly restrained and supported to eliminate all potential hazards.

4. All contractors are to use the designated freight elevator for transportation of materials and personnel. No materials, equipment, or personnel are permitted to use the passenger cabs. If for any reason the freight elevator is unavailable, all contractors are to obtain permission from Landlord or security personnel prior to using a passenger elevator. If a contractor or its personnel are found using the passenger elevators, the elevators will immediately be inspected for damage, and all damages, whether a result of the contractor’s use or not, shall be repaired at the contractor’s and/or Tenant’s expense.

5. All material deliveries shall be made through the ground floor to the designated freight elevator and then transported to the particular floor. Deliveries consisting of bulk materials, or deliveries requiring longer than one hour must be scheduled through Landlord. At no time will material be transported through public areas unless specifically authorized by Landlord. Tenant or Tenant’s contractor will pay 100% of the cost of security, elevator operators and other personnel and equipment required to accommodate material deliveries, and to the extent that Landlord incurs any of such costs, Tenant shall reimburse Landlord therefor within ten (10) days of receipt of an invoice from Landlord therefor.

6. Contractor’s personnel shall at all times maintain the highest level of cleanliness. All construction debris shall be removed on a timely basis and shall not be allowed to produce a fire or exiting hazard. In the event that the contractor fails to keep the Premises, Building and/or Project area free of accumulated waste, Landlord reserves the right to enter the affected area and remove the debris at the contractor’s and/or Tenant’s expense. In addition, all public areas, such as corridors, restrooms, janitors’ closets, etc., shall be maintained and kept free of construction debris, dust, etc.

Schedule 3 to Exhibit D, Page 1

7. Contractors are not permitted to use the restrooms for clean-up. Anyone found using the restroom for cleanup or other similar purposes will be subject to removal from the Project. If a contractor utilizes the janitorial room, it must be kept clean at all times. The janitorial room is the only authorized cleanup area within the Premises. No chemical, paint, drywall compound, or materials of any kind are to be washed down, dumped or disposed of in the janitorial sink or any other plumbing or drain system on the Premises, or within or around the Project.

8. All construction trash and debris shall be removed through the designated freight elevator in appropriate containers which will assure no leakage of trash or liquids. No construction debris will be placed in the Building or Project dumpsters. Each contractor, subcontractor, or service firm shall be responsible for removing its trash and debris from the workplace daily. If a dumpster is rented by the contractor, Landlord must approve where it will be placed. Contractor shall be responsible for keeping the dumpster covered and preventing debris from flying out or leaking out and for keeping the area around the dumpster clean.

9. All work performed in occupied tenant spaces must be cleaned by contractor prior to it leaving the job or at the end of the Business Day. If additional cleanup (initial and/or follow-up) is required, it will be done at the contractor’s and/or Tenant’s expense.

10. Any work involving the Building fire alarm system must be cleared through Landlord prior to the work being started. No adjustments, corrections, or extensions to the fire alarm system will be made without prior approval of Landlord. Any part of the fire alarm system removed from service during construction will be placed back into service at the end of each work day.

11. Contractors are not permitted to enter the fire command center at any time, unless accompanied by Landlord’s designated representative.

12. Stairway doors, electrical room doors, telephone room doors, and janitorial closet doors shall be kept closed at all times. Contractors found blocking the doors open shall be subject to a $250.00 fine.

13. Each contractor is required to provide and make available a fire extinguisher within its work area during construction.

14. Any contractor found guilty of rudeness, use of profanity, or lack of courtesy to a Project tenant, visitor, or employee will be immediately ejected from the Project, and will not be allowed to return.

15. Graffiti or vandalism will be not tolerated. Any contractor caught in the act shall be immediately removed from the Project, and will not be allowed to return. Any expenses associated with the removal or repair resulting from the graffiti or vandalism will be at the contractor’s and/or Tenant’s expense.

16. Tobacco chewing or smoking will be not be permitted anywhere on the Project, including, but not limited to, anywhere in or around the Building.

17. No radios or music players emitting sound that may be heard outside of the Premises will be permitted.

18. Contractors will not be permitted to use any restrooms, except as instructed by Tenant, after consultation with, and prior approval by Landlord; provided, however, that the contractors must keep the restrooms clean and Landlord reserves the right to prohibit a contractor’s use of the previously designated restrooms at any time.

Schedule 3 to Exhibit D, Page 2

19. All work performed in Tenant occupied spaces or public corridors will be done in a manner designed to produce the least amount of disruption to normal occupant operations. Any work involving loud noise or the use of power tools creating a loud noise is to be reported to the Landlord, or its designated representative prior to commencement of the work. Landlord, or its designated representative, at its, or his/her sole discretion, will decide on a case-by-case basis whether the affected work shall take place after hours.

20. To the extent required, the contractor will be required to provide temporary electrical power within its work area for use by its subcontractors. Contractors will not be permitted to run extension cords through public areas or on Tenant occupied floors.

21. The contractor shall be responsible for monitoring energy consumption in its construction area. Landlord will provide normal electrical consumption during business hours, 7 a.m. through 5 p.m., Monday through Friday. All lights and equipment must be turned off at the end of the Business Day. Should the contractor continue to leave lights and equipment on during off-hours, Landlord has the right to bill the contractor and/or Tenant for the excess electrical consumption.

22. Contractor’s personnel will park in designated areas only. Vehicles parked in other areas may be towed without notice at the vehicle owners expense.

23. Landlord reserve the right to have its designated representative inspect work, stop work, and/or have a worker who violates these rules and regulations removed from the job at any time during the contract.

24. Contractors shall not block the freight elevator doors open. A door hold button has been supplied in the freight elevator for temporarily holding the doors open to off-load tools, equipment, and supplies, but only for that purpose. It is not to be used to hold the doors open for quick visits to a floor.

25. The contractor will be required to furnish Landlord with a list of subcontractors prior to commencement of the job. This list will include phone numbers and contacts for each subcontractor.

26. Contractors needing to work on weekends will provide Landlord with a list of contractor and subcontractor companies and personnel scheduled to work. This list should include the number of employees, the company, and the estimated hours those parties will be working.

27. All contractors working after 5 p.m. and on weekends will be required to sign in and out at the security guard station.

28. Rubber or polyurethane wheels are required on all material handling equipment transporting materials across granite, marble or stone surfaces. Wheels are to be cleaned prior to entering the building.

29. No tool belts are to be worn outside the work area.

30. Clothing shall be appropriate for the construction trade involved, i.e. no shorts, sandals, etc. which would be unsafe for the employee. Clothing containing words, symbols or other forms of communication considered offensive or in bad taste by Landlord or its designated representative shall not be allowed on site. Proper safety equipment shall be required as determined by the contractor, i.e., safety glasses, goggles, hard hats, fall restraints, respirators, etc.

Scheule 3 to Exhibit D, Page 3

31. The following general policy shall apply to all work which potentially affects the environment of any tenant at the Project:

32. No work shall be performed at the Premises, Building and/or Project without permission of Landlord or its designated representative, which in any way affects the operation of any Project tenant and their ability to function in quiet and peaceful environment. Nor shall Contractor inhibit other contractors, consultants, or vendors working on the Premises or any other portion of the Project. Nor shall any work be performed in early morning hours, the effects of which (such as odors) linger in the air after 7 a.m. Proper care shall be taken at all times to insure the safety of all furnishings, fixtures and equipment, and in the event of emergency work or work approved by Landlord or its designated representative, the complete safety of Project tenants and Project personnel. All Premises, Building and other Project rules and regulations shall be followed at all times.

33. All permits and licenses necessary for the prosecution of the Tenant Improvement Work shall be secured prior to commencement of the Tenant Improvement Work.

34. Tenant’s contractor shall provide Landlord with keys to all locks installed on or in the work areas within the Premises. Landlord shall be provided full access to such work areas at all times.

35. To the extent provided for in the Lease, including, but not limited to, in the Agreement, all drawings, change orders, subcontractors and materials must be approved by Landlord prior to the start of construction, and any significant changes to approved plans must also be approved in advance by Landlord.

36. Any work which will involve the draining of a sprinkler line or otherwise affect the Building’s sprinkler system must be approved in advance by Landlord, and must be performed after hours. In all instances where this is done, the system may not be left inoperable overnight.

37. All materials that have any potential for hazard (paints, glues, polishes, solvents, etc.) must have their associated MSDS sheets available on-site through the course of the work.

So long as no tenant is in occupancy of the Building, the rules and regulations set forth in paragraphs 4, 5, 19, 20, 21, 26 and 29 shall not be applicable to Tenant’s Agents performing the Tenant Improvements; provided, however, that (a) any damage to the passenger elevators caused by Tenant or Tenant’s Agents shall be repaired at Tenant’s expenses and (b) with respect to the rules and regulations in paragraph 21, all lights and equipment shall be turned off at the end of each day.

Schedule 3 to Exhibit D, Page 4

Exhibit E

Rules and Regulations

1.	Driveways, sidewalks, halls, passages, exits, entrances, elevators, escalators and stairways shall not be obstructed by tenants or used by tenants for any purpose other than for ingress to and egress from their respective premises. The driveways, sidewalks, halls, passages, exits, entrances, elevators and stairways are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence, in the judgment of Landlord, shall be prejudicial to the safety, character, reputation and interests of the Building, the Project and its tenants, provided that nothing herein contained shall be construed to prevent such access to persons with whom any tenant normally deals in the ordinary course of such tenant’s business unless such persons are engaged in illegal activities. No tenant, and no employees or invitees of any tenant, shall go upon the roof of any Building, except within the License Area for the installation and maintenance of Equipment in accordance with Paragraph 38 of the Lease or within the Roof Top Area (if improved by Tenant for a deck) for use of the deck in accordance with Paragraph 40. No tenant, and no employees or invitees of any tenant shall move any Common Area furniture without Landlord’s consent.

2.	No sign, placard, banner, picture, name, advertisement or notice, visible from the exterior of the Premises or the Building or the Common Areas of the Building shall be inscribed, painted, affixed, installed or otherwise displayed by Tenant either on its Premises or any part of the Building or Project without the prior written consent of Landlord in Landlord’s sole and absolute discretion. Landlord shall have the right to remove any such sign, placard, banner, picture, name, advertisement, or notice without notice to and at the expense of Tenant, which were installed or displayed in violation of this rule. If Landlord shall have given such consent to Tenant at any time, whether before or after the execution of Tenant’s Lease, such consent shall in no way operate as a waiver or release of any of the provisions hereof or of the Lease, and shall be deemed to relate only to the particular sign, placard, banner, picture, name, advertisement or notice so consented to by Landlord and shall not be construed as dispensing with the necessity of obtaining the specific written consent of Landlord with respect to any other such sign, placard, banner, picture, name, advertisement or notice.

All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at the expense of Tenant by a person or vendor approved by Landlord and shall be removed by Tenant at the time of vacancy at Tenant’s expense.

3.	The directory of the Building or Project will be provided exclusively for the display of the name and location of tenants only and Landlord reserves the right to charge for the use thereof and to exclude any other names therefrom.

4.	No curtains, draperies, blinds, shutters, shades, screens or other coverings, awnings, hangings or decorations shall be attached to, hung or placed in, or used in connection with, any window or door on the Premises without the prior written consent of Landlord. In any event with the prior written consent of Landlord, all such items shall be installed inboard of Landlord’s standard window covering and shall in no way be visible from the exterior of the Building. All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent or of a quality, type, design, and bulb color approved by Landlord. No articles shall be placed or kept on the window sills so as to be visible from the exterior of the Building. No articles shall be placed against glass partitions or doors which Landlord considers unsightly from outside Tenant’s Premises.

Exhibit E – 1

5.	Landlord reserves the right to exclude from the Building and the Project, between the hours of 6 p.m. and 8 a.m. and at all hours on Saturdays, Sundays and Holidays, all persons who are not tenants or their accompanied guests in the Building. Each tenant shall be responsible for all persons for whom it allows to enter the Building or the Project and shall be liable to Landlord for all acts of such persons.

Landlord and its agents shall not be liable for damages for any error concerning the admission to, or exclusion from, the Building or the Project of any person.

During the continuance of any invasion, mob, riot, public excitement or other circumstance rendering such action advisable in Landlord’s opinion, Landlord reserves the right (but shall not be obligated) to prevent access to the Building and the Project during the continuance of that event by any means it considers appropriate for the safety of tenants and protection of the Building, property in the Building and the Project.

6.	Except with the written consent of Landlord, no person or persons other than those approved by Landlord shall be permitted to enter the Building for the purpose of cleaning the same. Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness of its Premises. Landlord shall in no way be responsible to Tenant for any loss of property on the Premises, however occurring, or for any damage done to Tenant’s property by the janitor or any other employee or any other person.

7.	Tenant shall see that all doors of its Premises are closed and securely locked and must observe strict care and caution that all water faucets or water apparatus, coffee pots or other heat-generating devices are entirely shut off before Tenant or its employees leave the Premises, and that all utilities shall likewise be carefully shut off, so as to prevent waste or damage. Tenant shall be responsible for any damage or injuries sustained by other tenants or occupants of the Building or Project or by Landlord for noncompliance with this rule. On multiple-tenancy floors, all tenants shall keep the door or doors to the Building corridors closed at all times except for ingress and egress.

8.	Tenant shall not use any method of heating or air-conditioning other than that supplied by Landlord. As more specifically provided in Tenant’s lease of the Premises, Tenant shall not waste electricity, water or air-conditioning and agrees to cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air-conditioning, and shall refrain from attempting to adjust any controls other than room thermostats installed for Tenant’s use.

9.	Landlord will furnish Tenant free of charge with two keys to each door in the Premises. Landlord may make a reasonable charge for any additional keys, and Tenant shall not make or have made additional keys. Tenant shall not alter any lock or access device or install a new or additional lock or access device or bolt on any door of its Premises, without the prior written consent of Landlord. If Landlord shall give its consent, Tenant shall in each case furnish Landlord with a key for any such lock. Tenant, upon the termination of its tenancy, shall deliver to Landlord the keys for all doors which have been furnished to Tenant, and in the event of loss of any keys so furnished, shall pay Landlord therefor.

10.	The restrooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown into them. The expense of any breakage, stoppage, or damage resulting from violation of this rule shall be borne by the tenant who, or whose employees or invitees, shall have caused the breakage, stoppage, or damage.

Exhibit E – 2

11.	Tenant shall not use or keep in or on the Premises, the Building or the Project any kerosene, gasoline, or inflammable or combustible fluid or material.

12.	Tenant shall not use, keep or permit to be used or kept in its Premises any foul or noxious gas or substance. Tenant shall not allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors and/or vibrations or interfere in any way with other tenants or those having business therein, nor shall any animals or birds be brought or kept in or about the Premises, the Building, or the Project.

13.	No cooking shall be done or permitted by any tenant in the Premises other than in the Cafeteria or on the Roof Top Area to the extent permitted under the Lease and in accordance with Applicable Law. Tenant may use Underwriters’ Laboratory (UL) approved equipment, refrigerators and microwave ovens in the Premises for the preparation of coffee, tea, hot chocolate and similar beverages, storing and heating food for tenants and their employees shall be permitted in accordance with the Lease and Applicable Laws.

14.	Except with the prior written consent of Landlord, Tenant shall not sell, or permit the sale, at retail, of newspapers, magazines, periodicals, theater tickets or any other goods or merchandise in or on the Premises, nor shall Tenant carry on, or permit or allow any employee or other person to carry on, the business of stenography, typewriting or any similar business in or from the Premises for the service or accommodation of occupants of any other portion of the Building, nor shall the Premises be used for the storage of merchandise or for manufacturing of any kind, or the business of a public barber shop, beauty parlor, nor shall the Premises be used for any illegal, improper, immoral or objectionable purpose, or any business or activity other than that specifically provided for in such Tenant’s Lease. Tenant shall not accept hairstyling, barbering, shoeshine, nail, massage or similar services in the Premises or Common Areas except as authorized by Landlord.

15.	If Tenant requires telegraphic, telephonic, telecommunications, data processing, burglar alarm or similar services, it shall first obtain, and comply with, Landlord’s instructions in their installation. The cost of purchasing, installation and maintenance of such services shall be borne solely by Tenant.

16.	Landlord will direct electricians as to where and how telephone, telegraph and electrical wires are to be introduced or installed. No boring or cutting for wires will be allowed without the prior written consent of Landlord. The location of burglar alarms, telephones, call boxes and other office equipment affixed to the Premises shall be subject to the prior written approval of Landlord.

17.	Tenant shall not install any radio or television antenna, satellite dish, loudspeaker or any other device on the exterior walls or the roof of the Building, without Landlord’s consent. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building, the Project or elsewhere.

18.	Tenant shall not mark, or drive nails, screws or drill into the partitions, woodwork or drywall or in any way deface the Premises or any part thereof without Landlord’s consent. Tenant may install nails and screws in areas of the Premises that have been identified for those purposes to Landlord by Tenant at the time those walls or partitions were installed in the Premises. Tenant shall not lay linoleum, tile, carpet or any other floor covering so that the same shall be affixed to the floor of its Premises in any manner except as approved in writing by Landlord. The expense of repairing any damage resulting from a violation of this rule or the removal of any floor covering shall be borne by the tenant by whom, or by whose contractors, employees or invitees, the damage shall have been caused.

Exhibit E – 3

19.	No furniture, freight, equipment, materials, supplies, packages, merchandise or other property will be received in the Building or carried up or down the elevators except between such hours and in such elevators as shall be designated by Landlord.

Tenant shall not place a load upon any floor of its Premises which exceeds the load per square foot which such floor was designed to carry or which is allowed by law. Landlord shall have the right to prescribe the weight, size and position of all safes, furniture or other heavy equipment brought into the Building. Safes or other heavy objects shall, if considered necessary by Landlord, stand on wood strips of such thickness as determined by Landlord to be necessary to properly distribute the weight thereof. Landlord will not be responsible for loss of or damage to any such safe, equipment or property from any cause, and all damage done to the Building by moving or maintaining any such safe, equipment or other property shall be repaired at the expense of Tenant.

Business machines and mechanical equipment belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenants in the Building shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. The persons employed to move such equipment in or out of the Building must be acceptable to Landlord.

20.	Tenant shall not install, maintain or operate upon its Premises any vending machine without the written consent of Landlord.

21.	There shall not be used in any space, or in the public areas of the Project either by Tenant or others, any hand trucks except those equipped with rubber tires and side guards or such other material handling equipment as Landlord may approve. Tenants using hand trucks shall be required to use the freight elevator, or such elevator as Landlord shall designate. No other vehicles of any kind shall be brought by Tenant into or kept in or about its Premises.

22.	Each tenant shall store all its trash and garbage within the interior of the Premises. Tenant shall not place in the trash boxes or receptacles any personal trash or any material that may not or cannot be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the city, without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes and at such times as Landlord shall designate. If the Building has implemented a building-wide recycling program for tenants, Tenant shall use good faith efforts to participate in said program.

23.	Canvassing, soliciting, distribution of handbills or any other written material and peddling in the Building and the Project are prohibited and each tenant shall cooperate to prevent the same. No tenant shall make room-to-room solicitation of business from other tenants in the Building or the Project, without the written consent of Landlord.

24.	Landlord shall have the right, exercisable without notice and without liability to any tenant, to change the name and address of the Building and the Project.

Exhibit E – 4

25.	Landlord reserves the right to exclude or expel from the Project any person who, in Landlord’s judgment, is under the influence of alcohol or drugs or who commits any act in violation of any of these Rules and Regulations.

26.	Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

27.	Tenant assumes any and all responsibility for protecting its Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

28.	The requirements of Tenant will be attended to only upon appropriate application at the office of the Building by an authorized individual. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord, and no employees of Landlord will admit any person (tenant or otherwise) to any office without specific instructions from Landlord.

29.	No smoking of any kind shall be permitted anywhere within the Building, including, without limitation, the Premises and those areas immediately adjacent to the entrances and exits to the Building, or any other area as Landlord elects. Smoking in the Project is only permitted in smoking areas identified by Landlord, which may be relocated from time to time.

30.	Reserved.

31.	Tenant shall not swap or exchange building keys or cardkeys with other employees or tenants in the Building or the Project.

32.	Tenant shall be responsible for the observance of all of the foregoing Rules and Regulations by Tenant’s employees, agents, clients, customers, invitees and guests.

33.	These Rules and Regulations are in addition to, and shall not be construed to in any way modify, alter or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of any premises in the Project.

34.	Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all tenants of the Building.

35.	Landlord reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for safety and security, for care and cleanliness of the Building and the Project and for the preservation of good order therein. Tenant agrees to abide by all such Rules and Regulations herein stated and any additional rules and regulations which are adopted.

Rules and Regulations - Parking

A.	Landlord reserves the right to designate the use of the parking spaces on the Project. Tenant or Tenant’s guests shall park between designated parking lines only, and shall not occupy two parking spaces with one car. Parking spaces shall be for passenger vehicles only; no boats, trucks, trailers, recreational vehicles or other types of vehicles may be parked in the parking areas (except that trucks may be loaded and unloaded in designated loading areas). Vehicles in

Exhibit E – 5

violation of the above shall be subject to tow-away, at vehicle owner’s expense. Vehicles parked on the Project overnight without prior written consent of the Landlord shall be deemed abandoned and shall be subject to tow-away at vehicle owner’s expense; provided, however, that overnight parking by Tenant and Tenant Parties in the Building’s Subterranean Parking Facility shall be permitted (a) to the extent permitted by Applicable Laws, (b) at the sole risk of Tenant and (c) provided that Landlord shall not be liable for any damage of any nature to, or theft of, such vehicles or contents thereof. No tenant of the Building shall park in visitor or reserved parking areas. Any tenant found parking in such designated visitor or reserved parking areas or unauthorized areas shall be subject to tow-away at vehicle owner’s expense. The parking areas shall not be used to provide car wash, oil changes, detailing, automotive repair or other services unless otherwise approved or furnished by Landlord. Tenant will from time to time, upon the request of Landlord, supply Landlord with a list of license plate numbers of vehicles owned or operated by its employees or agents.

B.	Cars must be parked entirely within painted stall lines.

C.	All directional signs and arrows must be observed.

D.	All posted speed limits for the parking areas shall be observed. If no speed limit is posted for an area, the speed limit shall be five (5) miles per hour.

E.	Parking is prohibited:

(i)	in areas not striped for parking;

(ii)	in aisles;

(iii)	where “no parking” signs are posted;

(iv)	on ramps;

(v)	in cross hatched areas; and

(vi)	in such other areas as may be designated by Landlord.

F.	Handicap and visitor stalls shall be used only by handicapped persons or visitors, as applicable.

G.	Parking stickers or any other device or form of identification supplied by Landlord from time to time (if any) shall remain the property of Landlord. Such parking identification device must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification device may not be obliterated. Devices are not transferable and any device may not be obliterated. Devices are not transferable and any device in possession of any unauthorized holder will be void. There will be a replacement charge payable by the parker and such parker’s appropriate tenant equal to the amount posted from time to time by Landlord for loss of any magnetic parking card or any parking sticker.

H.	Every parker is required to park and lock his or her own car. All responsibility for damage to cars or persons is assumed by the parker.

Exhibit E – 6

I.	Loss or theft of parking identification devices must be reported to Landlord, and a report of such loss or theft must be filed by the parker at that time. Any parking identification devices reported lost or stolen found on any unauthorized car will be confiscated and the illegal holder will be subject to prosecution. Lost or stolen devices found by the parker must be reported to Landlord immediately to avoid confusion.

J.	Parking spaces are for the express purpose of parking one automobile per space. Washing, waxing, cleaning, or servicing of any vehicle by the parker and/or such person’s agents is prohibited. The parking areas shall not be used for overnight or other storage for vehicles of any type.

K.	Landlord reserves the right to refuse the issuance of parking identification or access devices to any tenant and/or such tenant’s employees, agents, visitors or representatives who willfully refuse to comply with the Parking Rules and Regulations and/or all applicable Laws.

L.	Tenant shall acquaint its employees, agents, visitors or representatives with the Parking Rules and Regulations, as they may be in effect from time to time.

M.	Reserved.

N.	A reasonable replacement charge shall be paid to replace a lost card and an amount may be charged as the replacement fee if a parker has a card replaced more than once.

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Exhibit E – 7

Exhibit F

Rooftop Rules and Regulations

The capitalized terms used without being defined in this Exhibit F shall have the meanings given them in the Lease. The provisions of this Exhibit govern the installation of the Equipment and Building Top Signage and shall prevail over any inconsistent or conflicting provisions of the Lease. The provisions of this Exhibit are not applicable to the improvements and use of the Roof Top Area which are governed by the terms of Paragraph 40 of the Lease.

1. Roof Area. Tenant shall accept the License Area and Cable Path in their condition and “as-built” configuration existing on the Term Commencement Date. Landlord has made no representations or promise as to the suitability or effectiveness of any part of the roof for Tenant’s proposed use, or as to any Applicable Laws relating to Tenant’s proposed use, or as to the condition of (or alteration or improvement of) the License Area or the Cable Path.

2. Rooftop Installation Work. Installation of the Equipment (“Rooftop Installation Work”) must be performed in a good and workmanlike manner and in accordance with all Applicable Laws, and shall be subject to: (a) obtaining Landlord’s prior written approval of plans and specifications, which approval shall not be unreasonably withheld, and Tenant acknowledges and agrees that, without limiting the generality of the foregoing, it shall be reasonable for Landlord to disapprove any Equipment if it exceeds roof load limitations, or if it exceeds the height of the roof parapet; (b) obtaining Landlord’s prior written approval of Tenant’s contractor for the Rooftop Installation Work, and such contractor must provide evidence of insurance reasonably satisfactory to Landlord prior to commencing work in or about the Building; and (c) all additional requirements under the Lease that apply to Alterations by Tenant. In addition, Landlord may impose screening or other requirements to minimize the visibility of the Equipment. The plans and specifications for the Equipment shall include the design, size and features thereof and mounting structure, floor and power load requirements, cabling installations, the means of affixing or mounting the Equipment, and the means of connecting the Equipment to the Building’s electrical system and to the interior of the Premises. The giving of any approval by Landlord shall not eliminate any of Tenant’s obligations under the Lease, including Tenant’s obligation to obtain all required permits and to comply with all Applicable Laws. The failure of Tenant to obtain such permits or any other governmental approvals relating to the Equipment shall not release Tenant from any of its obligations under the Lease. Tenant shall pay to Landlord all of Landlord’s actual out-of-pocket costs incurred in connection with the review and approval of the plans and specifications within thirty (30) days after receipt of an invoice therefor.

3. General Requirements. In addition to the applicable provisions of the Lease, Tenant’s use of the roof of the Building for installation, maintenance and repair of the Equipment is subject to the following general requirements:

(a) Tenant shall provide Landlord with reasonable advance notice prior to commencing installation of the Equipment or other work on or to the Equipment from time to time, and agrees to afford Landlord the opportunity to be present for all such work, provided that only subsequent notice within a reasonable time shall be required in the case of an emergency that presents an immediate danger. Tenant shall reimburse Landlord for the cost of any Landlord representative being present for the performance of such work within thirty (30) days after receipt of an invoice therefor.

(b) After the initial installation of any Equipment, Tenant shall not make any alteration, addition or improvement thereto, without first obtaining Landlord’s prior written approval; and any such alterations, additions or improvements shall be subject to all the conditions and restrictions that apply to the original Equipment, including the requirement that Tenant furnish Landlord with detailed plans and specifications relating to the proposed alterations, additions or improvements.

Exhibit F – 1

(c) Landlord shall allow Tenant full access to the roof for the purposes of installation, maintenance and repair of the Equipment during Building Standard Hours upon Tenant’s reasonable advance request, subject to reasonable rules and restrictions of Landlord.

(d) Tenant, at its expense, shall at all times keep the Equipment in good order, condition and repair, and the Equipment location and the areas immediately surrounding same neat and clean. With respect to all operations relating to the Equipment, Tenant shall conduct its business and control other Tenant Parties in such manner as not to create any nuisance, or interfere with, annoy or disturb Landlord in its operation of the Building.

4. Services. Tenant shall be responsible for the cost of supplying electricity to the Equipment, including electricity usage, installation, maintenance and repair of any Connections and of any separate meter required by Landlord. Electric usage shall be determined, at Landlord’s option, either (a) by meter installed by Landlord at Tenant’s sole cost and expense, or (b) by Landlord’s reasonable estimate based upon the quantity of use by Tenant, the manufacturer’s specifications for electrical usage of the Equipment and any other relevant factors. Tenant shall pay Landlord monthly, within thirty (30) days after being billed therefor, for all electricity used by Tenant or any Tenant Parties in connection with the operation of the Equipment.

5. Roof Damage. Tenant shall, at Tenant’s sole cost and expense, protect the roof from damage, and shall perform all installations, repairs and maintenance and use the roof in a manner so as to keep in full force and effect any warranty concerning the roof. In all cases, Tenant shall use the roofing contractor designated by Landlord to perform any roof penetration or other work that may affect the integrity of the roof or the roof warranty. Any damage to the roof or any other portion of the Building resulting from Tenant’s installation, operation, use, maintenance or removal of the Equipment, including leakage, water damage or damage to the roof membrane, shall be repaired by Landlord at Tenant’s sole cost and expense. Tenant shall reimburse Landlord for any costs and expenses so incurred by Landlord within thirty (30) days after Landlord’s written request and copies of invoices therefor.

6. Compliance With Applicable Laws. Tenant, at its sole cost and expense, shall comply with all Applicable Laws and Recorded Documents relating to the installation, maintenance, operation, use and removal of the Equipment. Without limiting the generality of the foregoing, Tenant, at its sole cost and expense, shall be responsible for obtaining, any building permits, and any licenses or permits which may be required by the Federal Communications Commission (FCC), the Federal Aviation Administration (FAA) or any other governmental authority having jurisdiction over the Equipment or the Building and shall provide copies of the same to Landlord. If necessary, Landlord agrees reasonably to cooperate with Tenant, at Tenant’s sole cost and expense, to obtain any appropriate licenses or permits.

7. Radio Frequency Emitting Equipment. To the extent Tenant is operating radio frequency (RF) emitting equipment on the roof of or inside the Building, Tenant shall cooperate generally with Landlord and other carriers such that the Building’s rooftop shall be and remain in compliance with all rules and regulations of the U.S. Occupational Safety and Health Administration (“OSHA”) and the FCC relating to guidelines for human exposure to radio frequency or electromagnetic emission levels, as may be issued from time to time, including the rules and regulations adopted in FCC document OET 65 (which rules and regulations have also been adopted by OSHA). If Landlord in its reasonable judgment believes that the Equipment, either by itself or in conjunction with other equipment in or on the Building, may exceed permitted emission levels, then Tenant shall (a) promptly upon Landlord’s written request, at Tenant’s sole cost and expense, deliver to Landlord a reasonably acceptable certification or survey report

Exhibit F – 2

demonstrating that the Building’s rooftop is in compliance with all applicable FCC and OSHA rules and regulations (a “Rooftop Survey”), and (b) to the extent Tenant’s equipment or the operation thereof directly or indirectly causes the Building’s rooftop (or any Section thereof) not to be in compliance with such rules and regulations, promptly remedy any such non-compliance in accordance with Landlord’s reasonable directions and at Tenant’s sole cost and expense. If Tenant (i) relocates or makes any change to the Equipment or (ii) makes any change to any equipment or operation thereof that directly or indirectly affects the operation of the Equipment, Landlord may, at its option, require that a new Rooftop Survey be conducted at Tenant’s sole cost and expense by a firm approved by Landlord in its reasonable discretion.

8. Temporary Removal; Relocation. Tenant, at its sole expense, shall remove or relocate the Equipment on a temporary basis and upon ten (10) days’ written notice from Landlord at any time Landlord reasonably determines such removal or relocation is reasonably necessary or appropriate for the expeditious repair, replacement, alteration, improvement or additions to or of the roof or any area of the Cable Path, or to access any such areas for Project needs. In addition, Landlord reserves the right to require that the Equipment be permanently relocated on not less than forty five (45) days’ prior written notice, to another location on the roof as Landlord shall reasonably designate.

9. Termination; Equipment As Property of Tenant. Upon the expiration or earlier termination of the Lease, Tenant shall immediately cease using the License Area and Cable Path and shall, at its own cost and expense, remove the Equipment and restore the License Area and areas affected by the cabling installations to the condition in which they were found prior to the installation of the Equipment, reasonable wear and tear excepted. The Equipment shall be considered personal property of Tenant; provided, however, if Tenant fails to remove the Equipment within thirty (30) days following the expiration or earlier termination of the Lease, it shall be deemed abandoned and may be claimed by Landlord or removed and disposed of by Landlord at Tenant’s expense.

10. Landlord Exculpation. Without limiting the provisions of Section 16.1 of the Lease, Tenant assumes full responsibility for protecting from theft or damage the Equipment and any other tools or equipment that Tenant may use in connection with the installation, operation, use, repair, maintenance or removal of the Equipment, assumes all risk of theft, loss or damage, and waives all Claims with respect thereto against Landlord and the other Landlord Parties, including any Claims caused by any active or passive act, omission or neglect of any Landlord Party or by any act or omission for which liability without fault or strict liability may be imposed, except only, with respect to any Landlord Party, to the extent such injury, death or damage is caused by the negligence or willful misconduct of such Landlord Party and not covered by the insurance required to be carried by Tenant under the Lease or except to the extent such limitation on liability is prohibited by Applicable Laws. Further, in no event shall Landlord or any Landlord Parties be liable under any circumstances for any consequential or punitive damages or for injury or damage to, or interference with, Tenant’s business, including loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, resulting from damage to or any failure or interruption of use of the Equipment, however occurring.

11. Insurance. Tenant shall cause the insurance policies required to be maintained pursuant to Paragraph 8 of the Lease to cover the Equipment and any Claims arising in connection with the presence, use, operation, installation, repair, maintenance, or removal of the Equipment.

Exhibit F – 3

Exhibit G

LEED Design/Operational Requirements

Mechanical Systems

Item 1	The variable refrigerant flow system referenced in the Core and Shell Design Documents for the Building’s HVAC heating and cooling is to be incorporated into the Tenant Improvement design and construction documents. As a minimum, the Tenant Improvements are to provide VRF heat pump condensing units with heat recovery outdoors and fan coil units indoors. Tenant may also utilize the system with VRF heat exchangers to employ radiant systems or chilled beam system using the VRF technology.

Item 2	Tenant shall install a mechanical system that shall comply with sections 4 through 7 of ASHRAE Standard 62.1-2007, Ventilation for Acceptable Indoor Air Quality. Tenant installed mechanical system shall supply 30% more than the required amount of outside ventilation air per ASHRAE 62.1.

Item 3	Supply air systems to have filtration media with a MERV rating of 13 or better.

Item 4	Mechanical equipment shall use zero CFC-based refrigerants.

Item 5	Systems to accommodate CO2 sensors. Sensors are to integrate with the BAS or DDC system and generate an alarm with the building automation system when the conditions vary by 10% or more from the design value.

Item 6	Outdoor airflow measuring devices to be installed for all mechanical ventilation systems where 20% or more of the design airflow serves non-densely occupied spaces. Outdoor airflow measurement devices must be capable of measuring outside airflow within 15% (plus or minus) at the design minimum indoor air rate. The outdoor airflow monitoring equipment is to be programmed to generate an alarm when the conditions vary by 10% or more from the design value.

Item 7	IF hazardous gases or chemicals are present or used, Tenant is to design the space to be sufficiently exhausted to create negative pressure with respect to adjacent spaces when the doors to the room are closed. For each of these spaces, self-closing doors and deck to deck partitions or a hard lid ceiling are to be provided. The exhaust rate shall be at least 0.5 CFM/SQFT with no air recirculation. The pressure differential with the

Exhibit G – 1

surrounding spaces shall be designed to be at least 5 Pa (0.002 inches of water) on average and 1 Pa (0.004 inches of water) at minimum when the doors to the room are closed. The above is only a LEED standard. Code or governing jurisdictional requirements for the use and storage of Hazardous Materials to prevail.

Item 8	Tenant mechanical systems shall comply with ASHRAE Standard 55.

Lighting Systems

Item 9	Average light power densities are to be designed to the lesser of 1) 30% below ASHRAE 90.1-2007 or 2) less than or equal to the prescriptive requirements of California Title 24, Part 6-2013

Item 10	Continuously dimming daylighting controls are to be provided at areas beneath skylights and at the glazed perimeter of the building in order to comply with sections 130.1(d) and 140.6(d) of California Title 24, Part 6-2013.

Water Efficiency

Item 11	Tenant installed plumbing fixtures to meet or exceed the following flow and flush rates.

• Water Closet: 1.28/1.1 gallons per flush (Dual Flush Fixture)

• Urinal: 0.125 gallons per flush

• Lavatory Metering: 0.35 gallons per minute with 12 second duration

• Kitchen Sink: 1.5 gallons per minute

• Shower: 1.75 gallons per minute

Recycling and House Keeping Standards

Item 12	Tenant to comply with recycling requirements for products containing mercury described in the Universal Waste Guidelines. Any fluorescent or high pressure sodium lamps must meet the limits outlined below:

Exhibit G – 2

Fluorescent Lamp	Criteria
T-8 Eight-foot	Maximum 10 mg mercury
T-8 Four-foot or shorter	Maximum 3.5 mg mercury
T-8 U-Bent	Maximum 6 mg mercury
T-5 Linear	Maximum 2.5 mg mercury
T-5 Circular	Maximum 9 mg mercury
Compact fluorescent, non-integral ballast	Maximum 3.5 mg mercury
Compact fluorescent, integral ballast	Maximum 3.5 mg mercury Energy Star® qualified

High Pressure Sodium Lamp	Criteria
Up to 400-watt	Maximum 10 mg mercury
Above 400-watt	Maximum 32 mg mercury

Item 13	Janitorial products, equipment, standards and policies will adhere to the requirements outlined in the Bay Meadows Green Cleaning Policy.

Item 14	Pest Control products, equipment, standards and policies will adhere to the requirements outlined in the Bay Meadows Integrated Pest Management Plan.

Exhibit G – 3

EXHIBIT H

Exhibit H – 1

EXHIBIT I

MEMORANDUM OF LEASE

RECORDING REQUESTED BY

AND WHEN RECORDED MAIL TO:

Dan K. Siegel

Jorgenson, Siegel, McClure & Flegel LLP

1100 Alma Street, Suite 210

Menlo Park, California 94025

(Space above this line for Recorder’s use)

D.T.T. = $0; Term of Lease is less than 35 years

APN:

MEMORANDUM OF LEASE

THIS MEMORANDUM OF LEASE (this “Memorandum”) is made as of July 31, 2015, by and between BAY MEADOWS STATION 4 INVESTORS, LLC, a Delaware limited liability company (“Landlord”) and SURVEYMONKEY INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant entered into that certain Lease dated as of July 31, 2015 (the “Lease”) whereby Tenant leased from Landlord certain premises located in the City of Santa Mateo, County of San Mateo , State of California, consisting of certain premises (the “Premises”) within the building commonly known as Station 4 of Bay Meadows Station and have an address of

3050 S. Delaware Street (the “Building”), which Building is located on the parcel of land more particularly described on Exhibit A; and

WHEREAS, Landlord and Tenant desire to evidence the Lease in the official records maintained by the Office of the County Recorder for the County of San Mateo, State of California by this Memorandum.

NOW, THEREFORE, for good and sufficient consideration acknowledged in the Lease, Landlord has demised, leased and let unto Tenant the Premises, as follows:

Section 1. Defined Terms. Initially capitalized terms used but not defined herein shall have the meanings set forth in the Lease.

Section 2. Term. The Term of the Lease shall begin on the earlier of January 1, 2017 and the date Tenant commences business operations in any portion of the Premises(but in no event sooner than the six months after the date Landlord delivers possession of the Premises to Tenant) and shall terminate on the last day of the 144th full calendar month following such date. Subject to the terms and conditions set forth in the Lease, Tenant has two (2) consecutive Extension Options to extend the Term of the Lease for five (5) years each.

Exhibit I – 1

Section 3. Expansion Option. Subject to the terms and conditions set forth in the Lease, Tenant has rights of first offer to lease additional space within a building to be constructed within Bay Meadows Station having an address of 3150 S. Delaware by Landlord or an affiliate of Landlord during the Term of the Lease.

Section 4. Lease Incorporation; Purpose of Memorandum. This Memorandum is subject to all conditions, terms and provisions of the Lease, which agreement is hereby adopted and made a part hereof by reference to the same, in the same manner as if all the provisions thereof were set forth herein in full. This Memorandum has been executed for the purpose of recordation in order to give notice of all of the terms, provisions and conditions of the Lease, and is not intended, and shall not be construed, to define, limit, or modify the Lease. This Memorandum is not a complete summary of the Lease, nor shall any provisions of this Memorandum be used in interpreting the provisions of the Lease.

Section 5. Conflict. In the event of a conflict between the terms of the Lease and this Memorandum, the Lease shall prevail. Reference should be made to the Lease for a more detailed description of all matters contained in this Memorandum.

Section 6. Exhibit and Recitals. The exhibit attached to and referred to in this Memorandum is hereby incorporated by reference. The recitals are incorporated herein by reference as matters of contract and not mere recital.

Section 7. Counterparts. This Memorandum may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Memorandum effective as of the date first written above.

LANDLORD	TENANT

BAY MEADOWS STATION 4 INVESTORS,	SURVEYMONKEY INC.,
LLC, a Delaware limited liability company	a Delaware corporation

By:	By:
Name:	Name:
Title:	Title:

Exhibit I – 2

By:
Name:
Title:

Exhibit I – 3

EXHIBIT A

LEGAL DESCRIPTION

Lot 1, Block 17, as shown on that Final Map entitled “Bay Meadows Phase II, No. 4”, as said map was filed for record on March 20, 2013, in Book 139 of Maps, at Pages 11-24, San Mateo County Records.

Exhibit I – 4

ACKNOWLEDGMENT

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of California                                 )

County of                                               )

On                                 , before me,                                                      , Notary Public, personally appeared                                                              , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature	(Seal)

Exhibit I – 5

ACKNOWLEDGMENT

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of California                                 )

County of                                               )

On                                         , before me,                                                          , Notary Public, personally appeared                                                                  , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature	(Seal)

Exhibit I – 6